UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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THE PNC FINANCIAL SERVICES GROUP, INC.

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2021
PROXY STATEMENT

THE PNC FINANCIAL SERVICES GROUP

PNC

Letter from the Chairman and Chief Executive Officer to Our Shareholders
 Dear Shareholder,
We invite you to attend the 2021 Annual Meeting of Shareholders of The PNC Financial Services Group, Inc. on Tuesday, April 27, 2021, at 11:00 a.m. Eastern Time. The annual meeting will be held in a virtual-only format via webcast.
We will consider the matters described in the proxy statement and also review significant developments since last year’s annual meeting of shareholders.
We are again making our proxy materials available to you electronically. We hope this continues to offer you convenience while allowing us to reduce the number of copies we print.
The proxy statement contains important information and you should read it carefully. Your vote is important and we strongly encourage you to vote your shares using one of the voting methods described in the proxy statement. Please see the notice that follows for more information.
We look forward to your participation and thank you for your support of PNC.

March 16, 2021	Sincerely,

William S. Demchak
Chairman, President and Chief Executive Officer

Letter from the Presiding Director to Our Shareholders
Fellow Shareholders,
We all know that 2020 was a year unlike any other and one that tested the resilience of our country, our industry and our company. We faced a once-in-a-century pandemic, severe economic fallout and a level of social unrest not seen since the 1960s.
As PNC’s lead independent director, and on behalf of the whole board, I want to thank you for your support and share a few of PNC’s achievements during an extraordinary year. Like they have done so many times in the past, PNC’s leadership and 51,000 employees stepped up. Among their outstanding accomplishments:
•PNC transitioned more than 30,000 employees to a remote work environment and established comprehensive safety protocols for branch and other onsite employees so that they could continue to serve customers. In addition, the company expanded its mental health and childcare resources, among other benefits and programs, to better support employees throughout the pandemic.
•Thousands of employees worked around the clock to grant nearly $15 billion in loan modifications and fund small businesses with approximately $13 billion in badly needed Paycheck Protection Program loans.
•PNC injected $30 million into communities disproportionately impacted by the pandemic while continuing to invest in early childhood education through PNC Grow Up Great, a more than $500 million philanthropic program that supports children from low- and moderate-income families from birth to age 5.
•PNC announced a $1 billion commitment to help fight systemic racism and support the economic empowerment of Black Americans and low- and moderate-income communities. This commitment, overseen by our board’s new Special Committee on Equity & Inclusion, will come to life with a focus on education, entrepreneurship and economic empowerment. In addition, the company is taking concrete steps to continue creating a more diverse and inclusive culture for all employees. This includes better attracting, developing and advancing diverse talent.
•The company undertook two significant transactions critical to its long-term strategy, selling its equity stake in BlackRock for $14.2 billion and announcing an agreement to acquire BBVA USA for $11.6 billion.
In short, because of PNC’s strong core values, ongoing investments in technology and talent, and relentless execution of its strategic priorities, the board believes the company made the most of an incredibly difficult year.
The PNC board stepped up last year, too, working harder than ever to fulfill our fiduciary duty, holding more than 65 board and committee meetings, creating a new Special Committee on Equity & Inclusion, engaging regularly on PNC's pandemic response, overseeing the sale of BlackRock and agreement to acquire BBVA USA, and maintaining a regular and constructive dialogue with regulators.
Leadership Diversity and Talent-Focused Culture
The board and I have never been more confident in PNC’s leadership and optimistic about what the company can achieve over the coming years. We have the most diverse board and Executive Committee in PNC’s history, with 33% of our independent directors being women, 25% being racially diverse, and the majority of the Executive Committee, which reports to CEO Bill Demchak, being gender and racially diverse. Recognizing the importance of this diversity, as well as the importance of diversity across the organization, PNC plans to begin publishing its Equal Employment Opportunity (EEO-1) data later this year. We recognize the importance of a diverse workforce to PNC’s long-term success.
Also driving our success is PNC’s investment in talent. Last year, the company continued executing on its strategic human capital goals, including advancing its talent-focused culture by developing strong leaders; focusing on the development and retention of diverse, high performing talent; supporting a strong, ethical culture anchored in PNC’s Corporate Values; and focusing on improving workforce diversity and creating an equitable and inclusive workplace.

Environmental, Social and Governance Progress
Equally important are PNC’s environmental, social and governance (ESG) efforts, which are overseen by our board and outlined in more detail in PNC’s latest Corporate Social Responsibility (CSR) Update. PNC’s ability to effectively manage such issues, including supporting the transition to a low-carbon economy, is critical to our ability to compete in the 21st century economy. PNC has made considerable progress on this front, engaging deeply with stakeholders on ESG issues, investing in the development of its sustainable finance practice, aligning its annual CSR report with the Sustainability Accounting Standards Board (SASB) framework, and demonstrating transparency around climate risk. This transparency can be seen in PNC’s endorsement of the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD), and perhaps most importantly, the company’s plan to publish its first TCFD report in the second quarter of this year.
Remembering Rick Kelson
Before I close, I want to take a moment to remember the life of Rick Kelson, who served on PNC’s board from 2002 through 2020. Rick was a remarkable leader whose vision and strategic guidance helped us grow and become who we are today. His friendship and leadership are deeply missed.
Thank you again for your support and trust. On behalf of the PNC board, I hope you have a safe, healthy and prosperous year.

March 16, 2021	Sincerely,

Andrew Feldstein
Presiding Director

PARTICIPATE IN THE FUTURE OF PNC — PLEASE CAST YOUR VOTE
Your vote is important to us and we want your shares to be represented at the annual meeting. Please cast your vote on the proposals listed below.
Under New York Stock Exchange rules, if you hold your shares through a broker, bank or other nominee (referred to as holding your shares in “street name”) and you do not provide any voting instructions, your broker has discretionary authority to vote on your behalf only with respect to proposals that are considered “routine” items. The only routine item on this year’s ballot is the ratification of our auditor selection (Item 2). If an item is non-routine and you do not provide voting instructions, no vote will be cast on your behalf with respect to that item.
Proposals requiring your vote

		More information	Board recommendation	Routine item?
MANAGEMENT PROPOSALS
Item 1	Election of 13 nominated directors	Page 8	FOR each nominee	No
Item 2	Ratification of independent registered public accounting firm for 2021	Page 82	FOR	Yes
Item 3	Advisory approval of the compensation of PNC’s named executive officers (say-on-pay)	Page 85	FOR	No
SHAREHOLDER PROPOSAL
Item 4	Shareholder proposal regarding a report on risk management and the nuclear weapons industry, if properly presented	Page 86	AGAINST	No
With respect to each item, a majority of the votes cast will be required for approval. Abstentions will not be included in the total votes cast and will not affect the results.
Vote your shares

Please review the proxy statement closely and vote right away. We offer a number of ways for you to vote your shares. Voting instructions are included in the Notice of Internet Availability of Proxy Materials and the proxy card. If you hold shares in street name, you will receive information on how to give voting instructions to your broker, bank or other nominee. We offer the following methods to vote your shares and give us your proxy:

Vote online at www.proxyvote.com.	Vote by phone using the applicable number. For registered holders: (800) 690-6903 For beneficial holders: (800) 454-8683	If you received a printed version of these proxy materials, complete, sign and date your proxy card and return it in the envelope provided.
Attend the 2021 Annual Meeting of Shareholders

Tuesday, April 27, 2021	Attend the annual meeting online, including to vote and/or
11:00 a.m. Eastern Time	submit questions, at www.virtualshareholdermeeting.com/PNC2021

PROXY STATEMENT SUMMARY
Proxy Statement Summary
To assist you in reviewing the proposals to be acted upon at the annual meeting, we have included a summary of certain relevant information. This summary does not contain all of the information you should consider. You should review the entire proxy statement and the 2020 Annual Report before you vote.
You may read the proxy statement and the 2020 Annual Report at www.proxyvote.com.
Who can vote (page 90)
You are entitled to vote if you were a PNC shareholder on the record date of January 29, 2021.
Voting methods (page 91)
We offer our shareholders a number of ways to vote, including by Internet, telephone or mail. Shareholders who attend the virtual annual meeting online may also vote their shares electronically during the meeting.
Participate in the annual meeting (page 89)
The 2021 Annual Meeting of Shareholders will be held in a virtual-only format online via webcast. The meeting will be accessible at www.virtualshareholdermeeting.com/PNC2021. There will not be a physical meeting in Pittsburgh. You will have the opportunity to participate in the virtual annual meeting online, including to vote your shares electronically and/or submit questions during the meeting, if you were a PNC shareholder on the record date of January 29, 2021.
Items of business
Management Proposals
Item 1:  Election of 13 nominated directors (page 8)
•The proxy statement contains important information about the experience, qualifications, attributes and skills of the 13 nominees to our Board of Directors (the "Board"). The Board’s Nominating and Governance Committee performs an annual assessment to evaluate whether our directors have the skills and experience necessary to serve PNC and whether the Board and its committees are effective in carrying out their duties.
•The Board recommends that you vote FOR all 13 director nominees.
Item 2:  Ratification of independent registered public accounting firm for 2021 (page 82)
•Each year, the Board’s Audit Committee selects our independent registered public accounting firm. For 2021, the Audit Committee selected PricewaterhouseCoopers LLP ("PwC") to fulfill this role.
•The Board recommends that you vote FOR the ratification of the Audit Committee’s selection of PwC as our independent registered public accounting firm for 2021.
Item 3:  “Say-on-pay” (page 85)
•Each year, we ask our shareholders to cast a non-binding advisory vote on the compensation of our named executive officers — known generally as the “say-on-pay” vote. We have offered an annual say-on-pay vote since 2009. Last year, over 95% of the votes cast by our shareholders approved the compensation of our named executive officers, and we have averaged over 96% support in say-on-pay votes over the past five years.
•We recommend that you read the Compensation Discussion and Analysis (beginning on page 38), which explains how and why the Board’s Personnel and Compensation Committee made its executive compensation decisions for 2020.
•The Board recommends that you vote FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.
Shareholder Proposal
Item 4:  Shareholder proposal regarding report on risk management and the nuclear weapons industry (page 86)
•A shareholder intends to present a proposal requesting that the Board issue a report assessing the effectiveness of our risk management framework at managing risks associated with lending, investing, and financing activities within the nuclear weapons industry.
•The Board recommends that you vote AGAINST the approval of this shareholder proposal.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	1

PROXY STATEMENT SUMMARY
2020 PNC performance (page 39)

PNC response to the COVID-19 pandemic
Created a pandemic response team to help ensure the safety of our employees and customers and to provide timely information and advice, including guidance from PNC's first-ever chief medical advisor.
Implemented a work-from-home strategy and made enhancements for the safety and security of our employees working at PNC locations, including changes to our branch access and social distancing policies.
Created and implemented an end-to-end digital process to apply, register, underwrite, document, fund and book Paycheck Protection Program ("PPP") loans, funding more than 70,000 PPP loans in 2020 worth approximately $13 billion. More than 14,500 of these PPP loans were made to borrowers located in low- or moderate-income areas and more than 4,500 of the loans were made to non-profit organizations.
Provided additional pandemic relief support to our communities, including:
•granting $14.8 billion in loan modifications
•approving emergency personal loans
•providing relief to consumers on loans and mortgages, including hardship assistance, grace periods and fee waivers, and temporarily halting foreclosures, evictions and repossessions
•building an enhanced relief application and resources
Deployed $30 million in support of coronavirus relief efforts across our footprint, primarily directed toward basic needs and hardship relief programs.
Committed more than $50 million to community development financial institutions to support the origination of PPP loans in potentially underserved areas.
Implemented extra pay programs to support our front-line and on-site employees, including our PPP-focused employees.
Supported the physical, mental and financial well-being of our employees, including free in-network telehealth services and COVID-19 testing, treatment and supplies under PNC's medical plan, along with enhanced mental health resources, backup child and elder care reimbursements, COVID-19–related time off and temporary flexible work policies and 401(k) plan enhancements.

Executing against our strategic priorities
Sold our equity position in BlackRock, Inc. for net proceeds of $14.2 billion (resulting in an after-tax gain to PNC of $4.3 billion) and took action to redeploy those funds through the planned acquisition of BBVA USA Bancshares, Inc. ("BBVA USA") for a fixed purchase price of $11.6 billion in cash. Upon closing, the BBVA USA acquisition will accelerate our national expansion strategy, create the fifth-largest U.S. bank by assets, grow our branch and customer base by approximately 29% and establish a coast-to-coast franchise, with a PNC presence in 29 of the 30 largest markets in the U.S.
Continued to execute against our three strategic priorities by expanding our leading banking franchise to new markets and digital platforms, deepening our customer relationships by delivering a superior banking experience and financial solutions, and leveraging technology to innovate and enhance products, services, security and processes.
Delivering value to our shareholders, while continuing to strengthen our capital and liquidity
Achieved solid financial results for the year, including generating record revenue of $16.9 billion in 2020, diligently managing expenses and ultimately generating 3% positive operating leverage.
Delivered strong total shareholder return ("TSR") compared to our peers — with one-year TSR the third- highest in our peer group and three-year and five-year TSR above the 75th percentile for the group.
Earned full-year net income of $7.6 billion, or $16.96 per diluted common share. Net income from continuing operations, which excludes the proceeds from our sale of BlackRock, decreased $1.6 billion from 2019 to $3.0 billion, reflecting a substantial increase in our provision for credit losses primarily due to the significantly adverse economic impacts of the pandemic and the adoption of the Current Expected Credit Losses ("CECL") accounting standard.
Remained disciplined in managing expenses, which declined 3% from 2019, driving our efficiency ratio to 61% (an improvement from 63% in 2019), and achieved our continuous improvement program savings goal of $300 million for the year.
Reached record levels of liquidity and capital. Grew loans 1% and deposits 27% from 2019. Our return on average assets was 1.68% and our return on average common equity was 15.21%. At December 31, 2020, our tangible book value was $97.43 per common share, an increase of 17% over 2019, and our Basel III common equity Tier 1 capital ratio increased to 12.2%.
Built significant credit reserves while maintaining a stable overall risk profile within our desired risk appetite. At December 31, 2020, our allowance for credit losses to total loans was 2.46%, increasing from 1.28% in 2019.

2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

PROXY STATEMENT SUMMARY

Returned $3.5 billion of capital to our shareholders in 2020, consisting of $1.5 billion in share repurchases and $2.0 billion in common stock dividends, while maintaining compliance with the Federal Reserve's special capital distribution restrictions.
Supporting our customers, communities and employees
Appointed our first Chief Corporate Responsibility Officer and formed a Board-level Special Committee on Equity & Inclusion.
Continued our long history of supporting economic empowerment efforts by committing $1 billion to advance social justice and economic empowerment of Black Americans and low- and moderate-income communities.
Expanded our commitment to provide more than $50 million in charitable support for work to help eliminate systemic racism and promote social justice, expand financial education and workforce development initiatives, and enhance low-income neighborhood revitalization and affordable housing.
Held the inaugural Black Leaders Forum, which engaged 130 leaders in candid discussion on our challenges and opportunities in recruiting, advancing and retaining Black employees.
Met all six of our organizational diversity objectives in 2020.
2020 compensation decisions (page 47)
The table below shows, for each named executive officer, the incentive compensation target for 2020 and the actual annual cash incentive and long-term incentives awarded for 2020 performance.

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer
Incentive compensation target	$13,000,000	$4,100,000	$7,300,000	$7,300,000	$4,100,000

Incentive compensation awarded for 2020 performance	$14,800,000	$4,400,000	$7,800,000	$7,800,000	$4,400,000
Annual cash incentive portion	$2,800,000	$1,595,000	$2,275,000	$2,275,000	$1,595,000
Long-term incentive portion	$12,000,000	$2,805,000	$5,525,000	$5,525,000	$2,805,000
Long-term incentive as % of total compensation	75%	55%	65%	65%	55%

Incentive compensation disclosed in the Summary compensation table(1)	$13,120,000	$4,095,000	$7,675,000	$7,585,000	$4,095,000
Annual cash incentive portion (2020 performance)	$2,800,000	$1,595,000	$2,275,000	$2,275,000	$1,595,000
Long-term incentive portion (2019 performance)	$10,320,000	$2,500,000	$5,400,000	$5,310,000	$2,500,000
(1)Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 62 include the cash incentive award paid in 2021 for 2020 performance (the "Non-Equity Incentive Plan Compensation" column) and the long-term incentive award granted in 2020 for 2019 performance (the "Stock Awards" column). The amounts shown in the "Stock Awards" column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.
PNC corporate governance (page 15)
•The entire Board is elected each year; we have no staggered elections.
•The election of directors is subject to a majority voting requirement; any director who does not receive a majority of the votes cast in an uncontested election must tender his or her resignation to the Board.
•Our corporate governance guidelines require the Board to have a substantial majority (at least two-thirds) of independent directors. All but one of our current directors and all but one of the nominees to the Board are independent, with the only exception in each case being our CEO.
•The Board has a Presiding Director, a lead independent director with specific duties.
•The Presiding Director approves Board meeting agendas.
•The Board meets regularly in executive session, with no members of management present.
•We have four primary standing Board committees:
–Audit Committee
–Personnel and Compensation Committee
–Nominating and Governance Committee
–Risk Committee

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	3

PROXY STATEMENT SUMMARY
•The Risk Committee has formed two subcommittees:
–Compliance Subcommittee
–Technology Subcommittee
•The Board has also formed a Special Committee on Equity & Inclusion.
•In 2020, the Board met 18 times and each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which he or she served. The average attendance of all directors at Board and applicable committee meetings was over 98%. All of our directors then serving attended our 2020 annual meeting of shareholders.
•You can find additional information about our governance policies and principles at www.pnc.com/corporategovernance.
Board nominees (page 10)

Name	Age	Director since	Independent	Board Committee & Subcommittee Memberships
Joseph Alvarado	68	2019	☑	Audit; Equity & Inclusion; Compliance
Charles E. Bunch	71	2007	☑	Compensation (Chair); Governance
Debra A. Cafaro	63	2017	☑	Audit; Compensation
Marjorie Rodgers Cheshire	52	2014	☑	Equity & Inclusion (Chair); Governance; Risk; Compliance (Chair)
David L. Cohen	65	2020	☑	Audit; Compensation; Equity & Inclusion
William S. Demchak	58	2013	☐	Risk
Andrew T. Feldstein	56	2013	☑	Compensation; Equity & Inclusion; Governance (Chair); Risk
Richard J. Harshman	64	2019	☑	Audit (Chair); Compensation; Equity & Inclusion
Daniel R. Hesse	67	2016	☑	Risk; Technology (Chair)
Linda R. Medler	64	2018	☑	Risk; Compliance; Technology
Martin Pfinsgraff	66	2018	☑	Audit; Risk (Chair); Compliance
Toni Townes-Whitley	57	2019	☑	Equity & Inclusion; Risk; Technology
Michael J. Ward	70	2016	☑	Compensation; Governance

4	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION TABLES	62

Summary compensation table	62
Grants of plan-based awards in fiscal 2020	64
Outstanding equity awards at 2020 fiscal year-end	65
Option exercises and stock vested in fiscal 2020	68

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	5

6	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

Notice of Annual Meeting of Shareholders
Tuesday, April 27, 2021
11:00 a.m. (Eastern Time)
VIRTUAL ANNUAL MEETING
The 2021 Annual Meeting of Shareholders will be held in a virtual-only format online via webcast on Tuesday, April 27, 2021 at 11:00 a.m., Eastern Time. The annual meeting will be accessible online, including to vote and/or submit questions, at www.virtualshareholdermeeting.com/PNC2021.
ITEMS OF BUSINESS
Management Proposals
1.Election of the 13 director nominees named in the proxy statement to serve until the next annual meeting and until their successors are elected and qualified
2.Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021
3.An advisory vote to approve the compensation of our named executive officers
Shareholder Proposal
4.A shareholder proposal regarding a report on risk management and the nuclear weapons industry, if properly presented and
Such other business as may properly come before the meeting.
RECORD DATE
The close of business on January 29, 2021 is the record date for determining shareholders entitled to receive notice of and to vote at the annual meeting and any adjournment.
MATERIALS TO REVIEW
We began providing access to our proxy materials on March 16, 2021. We have made our proxy materials available electronically. Certain shareholders will receive a Notice of Internet Availability of Proxy Materials explaining how to access our proxy materials and vote. Other shareholders will receive a paper copy of the proxy statement and a proxy card.
PROXY VOTING
Even if you plan to attend the virtual annual meeting online, we encourage you to cast your vote in advance over the Internet, by phone or, if you received a printed version of the proxy materials, by mailing the completed proxy card. This Notice of Annual Meeting and Proxy Statement and our 2020 Annual Report are available at www.proxyvote.com.

March 16, 2021	By Order of the Board of Directors,

Alicia G. Powell Corporate Secretary

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	7

ELECTION OF DIRECTORS (ITEM 1)
Our Board of Directors (the "Board") determines the number of directors to nominate for election to the Board. Our By-laws contemplate a range in the size of the Board from five to 36 directors. For the annual meeting, the Board fixed the number of directors to be elected at 13.
On October 1, 2020, the Board appointed David L. Cohen to serve as a director. Mr. Cohen, a prominent figure in the Pennsylvania business community, was initially identified as a director candidate by our CEO, his predecessor and several other PNC executives. He was appointed to the Board following evaluation and nomination by the Nominating and Governance Committee.
Each of the 13 nominees currently serves on the Board, and consents to being named in this proxy statement and to serve if elected. The Board has no reason to believe that any nominee will be unavailable or unable to serve as a director. Each director elected at the annual meeting will serve for one year, until the next annual meeting of our shareholders and the election and qualification of his or her successor, or until his or her earlier resignation or removal from the Board. We do not stagger our elections — the entire Board will be considered for election at the annual meeting.
The following graphic highlights the skills, experience and demographics of the Board as comprised of the 13 director nominees.

Board Skills, Experience & Demographics

Tenure

5 yrs average tenure

1-5
6-10
11+

Diversity

33% of independent director nominees are women

25% of independent director nominees are racially diverse

Independence

92% of director nominees are independent

KNOWLEDGE, SKILLS AND EXPERIENCE	Alvarado	Bunch	Cafaro	Cheshire	Cohen	Demchak	Feldstein	Harshman	Hesse	Medler	Pfinsgraff	Townes-Whitley	Ward
Corporate/Military Leadership	●	●	●	●	●	●	●	●	●	●	●	●	●
Public Company Board	●	●	●	●		●		●	●			●	●
Regulatory/Risk Management		●	●	●	●	●	●		●	●	●	●	●
Finance/Accounting/Audit	●	●	●		●	●		●			●		
Financial Services		●	●		●	●	●				●		
Marketing/Branding/Retail		●		●	●	●			●			●	
Technology/Cybersecurity					●				●	●	●	●	
Talent Management/ Succession Planning	●	●	●	●	●	●	●	●	●	●	●	●	●

DEMOGRAPHICS	Alvarado	Bunch	Cafaro	Cheshire	Cohen	Demchak	Feldstein	Harshman	Hesse	Medler	Pfinsgraff	Townes-Whitley	Ward
Race/Ethnicity													
African American/Black				●								●	
White/Caucasian		●	●		●	●	●	●	●	●	●		●
Hispanic/Latino	●												
Gender													
Male	●	●			●	●	●	●	●		●		●
Female			●	●						●		●	

BOARD TENURE	Alvarado	Bunch	Cafaro	Cheshire	Cohen	Demchak	Feldstein	Harshman	Hesse	Medler	Pfinsgraff	Townes-Whitley	Ward
Years	2	14	4	7	< 1	8	8	2	5	3	3	2	5

We recognize the value of a Board that is diverse in perspective and experience. We understand that diverse boards lead to better decisions and outcomes for our employees, customers and communities.
In developing the slate of director nominees, the Board's Nominating and Governance Committee evaluates potential directors for demographic, cognitive, gender and ethnic diversity, as well as breadth of background, skills and experience.

8	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)
The Committee considers the company's strategy and industry trends when anticipating the skills the Board will need in the future.
As the financial services industry has evolved, so has the Board. Our slate of director nominees includes senior leaders with substantial expertise in technology, cybersecurity, financial services, regulatory affairs, risk management, operations and strategic planning, finance and accounting, marketing and branding, talent management and succession planning. Of our 13 director nominees, all 13 have valuable senior leadership experience, 12 are independent, four are women and three bring racial diversity to the Board. The average tenure is approximately 5 years, and the Board's commitment to refreshment is evidenced by the addition of 10 new directors and 10 director retirements since our 2015 annual meeting of shareholders.
In this section, we include the following information regarding the nominees:
•Their names and ages
•The years they first became directors of PNC
•Their principal occupations and public company directorships over the past five years
•A brief discussion of the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that the individual should serve as a director
In addition to information regarding the background and qualifications of each nominee, this proxy statement contains other important information related to your evaluation of the nominees, including:
•The Board’s leadership structure
•How the Board operates
•Relationships between PNC and our directors
•How we evaluate director independence
•How we pay our directors
•Our director stock ownership requirement
See the following sections for additional details on these topics:
•Corporate Governance (page 15)
•Director and Executive Officer Relationships (page 29)
•Related Person Transactions (page 34)
•Director Compensation (page 36)
•Security Ownership of Management and Certain Beneficial Owners (page 80)
If you sign, date and return your proxy card but do not give voting instructions, or if you do not provide voting instructions when voting over the Internet, we will vote your shares FOR all of the nominees listed on pages 10 to 14. See General Information—How a proposal gets approved beginning on page 91 for information regarding the vote required for election of the director nominees.
The Board of Directors recommends a vote FOR each of the nominees listed on pages 10 to 14.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	9

ELECTION OF DIRECTORS (ITEM 1)

Joseph Alvarado
Age 68
Director Since 2019
Experience, Qualifications, Attributes or Skills
Joseph Alvarado is the former Chairman, President and Chief Executive Officer of Commercial Metals Company, a Fortune 500 global metals company that under his leadership was active in recycling,

manufacturing, fabricating and trading. In this role, Mr. Alvarado was responsible for the overall strategic leadership of CMC, with nearly 9,000 employees and operations in over 200 locations in more than 20 countries. Mr. Alvarado held the position of Executive Vice President and Chief Operating Officer of CMC from 2010 to 2011, during which time he had full profit and loss and operating responsibility for the company's diverse global businesses.
Prior to his career with CMC, Mr. Alvarado served as Operating Partner for Wingate Partners and The Edgewater Funds from 2009 to 2010, where he consulted on new deal evaluation and portfolio company management. Mr. Alvarado worked for a number of other businesses throughout his 42-year career within the steel, metal processing, energy and chemical industries. Mr. Alvarado held the position of President at United States Steel Tubular Products, Inc. from 2007 to 2009, President and Chief Operating Officer at Lone Star Technologies from 2004 to 2007, Vice President, Long Product Sales and Marketing, North America at ArcelorMittal from 1998 to 2004, and Executive Vice President, Commercial for Birmingham Steel from 1997 to 1998. Mr. Alvarado also held various positions at Inland Steel Company from 1976 to 1997, the latest of which was President, Inland Steel Bar Company (a division of Inland Steel Company) from 1995 to 1997.
Mr. Alvarado received a BA in Economics from the University of Notre Dame and an MBA from Cornell University's SC Johnson Graduate School of Management.
The Board values Mr. Alvarado's extensive business knowledge and experience in accounting, sales, manufacturing, planning and global operations.
PNC Board Committee Memberships
Audit Committee
Compliance Subcommittee
Special Committee on Equity & Inclusion
Public Company Directorships
Arcosa, Inc.
Commercial Metals Company (until January 2018)
Kennametal, Inc.
Trinseo S.A.
Spectra Energy Corp (until February 2017)

Charles E. Bunch
Age 71
Director Since 2007
Experience, Qualifications, Attributes or Skills
Charles E. Bunch is the retired Executive Chairman and former Chief Executive Officer of PPG Industries, Inc., a Pittsburgh-based global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiberglass.
Mr. Bunch received an undergraduate degree from Georgetown University and an MBA from the Harvard Business School.
Mr. Bunch’s service as a public company CEO, his extensive management and finance experience, and his involvement in the Pittsburgh community add significant value to the Board. In addition, Mr. Bunch brings regulatory and banking industry experience to the Board as he formerly served as a Director and the Chairman of the Federal Reserve Bank of Cleveland, our principal banking regulator.
PNC Board Committee Memberships
Executive Committee
Nominating and Governance Committee
Personnel and Compensation Committee (Chair)
Public Company Directorships
ConocoPhillips
Marathon Petroleum Corporation
Mondelēz International, Inc.
PPG Industries, Inc. (until September 2016)

Debra A. Cafaro
Age 63
Director Since 2017
Experience, Qualifications, Attributes or Skills
Debra A. Cafaro is Chairman of the Board and Chief Executive Officer of Ventas, Inc., an S&P 500 company that is a leading owner of seniors housing, healthcare and research properties.

Building on an early career in law and her 22-year tenure at Ventas, Ms. Cafaro is broadly engaged across business, public policy and non-profit sectors. She is Chair of the Real Estate Roundtable and the Economic Club of Chicago, and is a member of the American Academy of Arts & Sciences and the Business Council. She serves on the boards of the University of Chicago, Chicago Symphony Orchestra and World Business Chicago, and on the management committee of the Pittsburgh Penguins. Ms. Cafaro has been recognized multiple times by Harvard Business Review as one of the top 100 global CEOs and by Modern Healthcare as one of the top 100 leaders in healthcare.
Ms. Cafaro received a JD cum laude in 1982 from the University of Chicago Law School and a BA magna cum laude from the University of Notre Dame in 1979.
The Board values Ms. Cafaro’s extensive corporate leadership, knowledge and experience. Her years of experience as a public company CEO in the financial sector provide insight into the oversight of financial and accounting matters. Her vision as a strategic thinker adds depth and strength to the Board in its oversight of PNC’s continued growth. The Board also values Ms. Cafaro’s active involvement in the Chicago and Pittsburgh communities.
PNC Board Committee Memberships
Audit Committee
Personnel and Compensation Committee
Public Company Directorships
Ventas, Inc.

10	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Marjorie Rodgers Cheshire
Age 52
Director Since 2014
Experience, Qualifications, Attributes or Skills
Marjorie Rodgers Cheshire is the President and Chief Operating Officer of A&R Development, a diversified real estate investment company that owns large-scale multifamily, commercial and mixed-use properties in the Baltimore and Washington markets. Ms. Cheshire is responsible for the firm's business operations, asset management and strategic initiatives.
Prior to joining A&R, Ms. Cheshire spent many years in senior leadership positions in the media and sports industries. Ms. Cheshire was the Senior Director of Brand & Consumer Marketing for the National Football League, was a Vice President of Business Development for Oxygen Media and served as a Director and Special Assistant to the Chairman & CEO of ESPN. Early in her career, Ms. Cheshire also worked as a consultant at The Boston Consulting Group and in brand management at Nestle Foods.
Ms. Cheshire received a BS in Economics from the Wharton School of the University of Pennsylvania and an MBA from the Stanford University Graduate School of Business. She is a member of the board of directors of Exelon Corporation, serves as Chair of the board of directors of Baltimore Equitable Insurance and is a Trustee of Baltimore School for the Arts, Johns Hopkins Medicine and The Johns Hopkins Hospital.
The Board values Ms. Cheshire’s executive management experience and her background in real estate, marketing and media, as well as her involvement in the Baltimore community and her familiarity with this important market for PNC.
PNC Board Committee Memberships
Nominating and Governance Committee
Risk Committee
Special Committee on Equity & Inclusion (Chair)
Compliance Subcommittee (Chair)
Public Company Directorships
Empowerment & Inclusion Capital I Corp.
Exelon Corporation

David L. Cohen
Age 65
Director Since 2020
Experience, Qualifications, Attributes or Skills
Mr. Cohen is a Senior Advisor to the CEO at Comcast Corporation, a media, entertainment and communications company. During his 18 years with Comcast, he has held leadership roles covering a broad portfolio of responsibilities, including corporate communications, legal affairs, government and regulatory affairs, public affairs, corporate administration, corporate real estate and security, and community impact. He also served as Comcast's first chief diversity officer. Prior to joining Comcast in 2002, Mr. Cohen served as a partner in and chairman of Ballard Spahr Andrews & Ingersoll, LLP. Mr. Cohen also served as Chief of Staff to Edward G. Rendell for the first five and a half years of his service as Mayor of Philadelphia.
Mr. Cohen lends his time to boards and committees on a local and national level, including as a member of the board of directors of the Greater Philadelphia Chamber of Commerce, Chair of the trustees of the University of Pennsylvania, a member of the board of trustees of Penn Medicine, Chair of the board of trustees of City Year, a member of the board of trustees of the National Urban League and Chair of the board of corporate advisors of UNIDOS US, among many others.
Mr. Cohen received a BA from Swarthmore College and a JD summa cum laude from the University of Pennsylvania Law School.
The Board values Mr. Cohen's significant business and leadership experience across a broad range of disciplines, which enables him to provide an important and unique perspective to the Board as PNC continues to grow and evolve. The Board also values Mr. Cohen's dedication to diversity and inclusion and his active civic and community involvement.
PNC Board Committee Memberships
Audit Committee
Personnel and Compensation Committee
Special Committee on Equity & Inclusion
Public Company Directorships
None

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	11

ELECTION OF DIRECTORS (ITEM 1)

William S. Demchak
Age 58
Director Since 2013
Experience, Qualifications, Attributes or Skills
William S. Demchak is Chairman, President and Chief Executive Officer of The PNC Financial Services Group, Inc., one of the largest diversified financial services companies in the United States.

Mr. Demchak joined PNC in 2002 as Chief Financial Officer. In July 2005, he was named Head of PNC’s Corporate & Institutional Banking segment responsible for PNC’s middle market and large corporate businesses, as well as capital markets, real estate finance, equity management and leasing. Mr. Demchak was promoted to Senior Vice Chairman in 2009 and named Head of PNC Businesses in August 2010. He was elected President in April 2012, Chief Executive Officer in April 2013 and Chairman in April 2014.
Before joining PNC in 2002, Mr. Demchak served as the Global Head of Structured Finance and Credit Portfolio for JPMorgan Chase. He also held key leadership roles at JPMorgan prior to its merger with the Chase Manhattan Corporation in 2000. He was actively involved in developing JPMorgan’s strategic agenda and was a member of the company’s capital and credit risk committees.
Mr. Demchak is a member and Chairman of the board of directors of the Bank Policy Institute and is a member of The Business Council. In addition, he is a member and Immediate Past Chair of the board of directors of the Allegheny Conference on Community Development and serves on the boards of directors of the Extra Mile Education Foundation and the Pittsburgh Cultural Trust.
Mr. Demchak received a BS from Allegheny College and an MBA with an emphasis in accounting from the University of Michigan.
The Board believes that the current CEO should also serve as a director. Under the leadership structure discussed elsewhere in this proxy statement, a CEO-director acts as a liaison between directors and management, and assists the Board in its oversight of the company. Mr. Demchak’s experience and strong leadership provide the Board with insight into the business and strategic priorities of PNC.
PNC Board Committee Memberships
Executive Committee
Risk Committee
Public Company Directorships
BlackRock, Inc. (until May 2020)

Andrew T. Feldstein
Age 56
Director Since 2013
Experience, Qualifications, Attributes or Skills
Andrew T. Feldstein is the former Chief Executive Officer of BlueMountain Capital Management (now known as "Assured Investment Management") and was the Chief Investment Officer for both Assured Guaranty and BlueMountain. Under Mr. Feldstein's leadership, BlueMountain was a leading alternative asset manager with $18 billion in assets under management. Assured Guaranty is the leading provider of financial guaranty insurance.
Prior to co-founding BlueMountain in 2003, Mr. Feldstein spent over a decade at JPMorgan where he was a Managing Director and served as Head of Structured Credit, Head of High Yield Sales, Trading and Research, and Head of Global Credit Portfolio.
Mr. Feldstein is a Trustee of Third Way, a public policy think tank, and a member of the Harvard Law School Leadership Council.
Mr. Feldstein received a BA from Georgetown University and a JD from Harvard Law School.
The Board values Mr. Feldstein’s extensive financial and risk management expertise. As founder and CEO of BlueMountain Capital and through his senior management positions at JPMorgan, Mr. Feldstein has built a reputation for innovation and significant insight into risk management. The Board believes that these skills are particularly valuable to its effective oversight of risk management and will also be a valuable resource to PNC as it continues to grow its business and strengthen its balance sheet.
PNC Board Committee Memberships
Executive Committee (Chair)
Nominating and Governance Committee (Chair)
Personnel and Compensation Committee
Risk Committee
Special Committee on Equity & Inclusion
Public Company Directorships
None

12	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

ELECTION OF DIRECTORS (ITEM 1)

Richard J. Harshman
Age 64
Director Since 2019
Experience, Qualifications, Attributes or Skills
Richard J. Harshman is the retired Executive Chairman and former President and Chief Executive Officer of Allegheny Technologies Incorporated, a Pittsburgh-based global manufacturer of technically advanced specialty materials and complex parts and components. Mr. Harshman previously served in other roles at ATI, including President and Chief Operating Officer from August 2010 to May 2011, Executive Vice President and Chief Financial Officer from December 2000 to August 2010, and other roles of increasing responsibility since August 1996. Mr. Harshman began his career as an Internal Auditor at Teledyne, Inc., an ATI predecessor company, in 1978.
Mr. Harshman is active within the Pittsburgh community, including through his service with several non-profit boards. Mr. Harshman is Chair of the board of trustees of the Pittsburgh Cultural Trust, a member and Immediate Past Chair of the board of directors of United Way of Southwestern Pennsylvania, a member and past Chair of the board of directors of the Allegheny Conference on Community Development and Immediate Past Chair of the board of trustees of Robert Morris University, in addition to his service with other Pittsburgh-based non-profit organizations.
Mr. Harshman received a BS in Accounting from Robert Morris University and was previously licensed as a Certified Public Accountant by the California Board of Accountancy.
The Board values Mr. Harshman's depth of experience with the operational and financial aspects of leading a public company, including as chief executive officer, chief financial officer and chief operating officer. The Board also values Mr. Harshman's active involvement in the Pittsburgh community.
PNC Board Committee Memberships
Audit Committee (Chair)
Executive Committee
Personnel and Compensation Committee
Special Committee on Equity & Inclusion
Public Company Directorships
Allegheny Technologies Incorporated (until May 2019)
Ameren Corporation (Lead Independent Director)

Daniel R. Hesse
Age 67
Director Since 2016
Experience, Qualifications, Attributes or Skills
Daniel R. Hesse is the former President and Chief Executive Officer of Sprint Corporation, one of the United States’ largest wireless carriers.

Mr. Hesse received a BA from the University of Notre Dame, an MBA from Cornell University and an MS from Massachusetts Institute of Technology where he was awarded the Brooks Thesis Prize.
Mr. Hesse brings extensive corporate leadership experience to the Board, having served in a variety of executive positions, including as CEO of Sprint Corporation. His years of experience in the wireless communications industry provide insight into the dynamic and strategic issues overseen by the Board. The broad spectrum of technological issues in this industry give him a strong understanding to assist the Board in its oversight of technological issues.
PNC Board Committee Memberships
Risk Committee
Technology Subcommittee (Chair)
Public Company Directorships
Akamai Technologies, Inc.

Linda R. Medler
Age 64
Director Since 2018
Experience, Qualifications, Attributes or Skills
Linda R. Medler, Brigadier General, United States Air Force (Retired), is Founder, President and CEO of L A Medler & Associates, LLC, providing cyber strategy and operational consulting services to commercial clients and numerous U.S. Department of Defense customers and academic institutions. Ms. Medler served until December 2017 as the Chief Information Security Officer and Director of IT Security for Raytheon Missile Systems, a major business unit of Raytheon Company, a technology and innovation leader specializing in defense, civil government and cybersecurity solutions. She initially joined Raytheon Missile Systems in June 2015 as the Director of Cyber, where she was responsible for developing a roadmap to incorporate cyber resiliency into the company's products.
In 2014, Ms. Medler completed 30 years of total military service, including 27 years of service in the U.S. Air Force, retiring as a Brigadier General. She began her military service as an enlisted U.S. Marine. Her last position held was Director of Capability and Resource Integration for the United States Cyber Command. Her previous assignments included Director of Communications and Networks for the Joint Staff, Joint Chiefs of Staff Deputy CIO, Chief of Staff for Air Force Materiel Command, and Commander/Vice Commander for the 75th Air Base Wing.
Ms. Medler received a BBA in Management & Computer Information Systems from the University of Arkansas at Little Rock, an MS in National Security & Strategic Studies from the Naval War College, and an MBA in Management Information Systems Concentration from the University of Arizona.
The Board values Ms. Medler’s extensive leadership experience and her deep knowledge of cybersecurity and information technology. Her years of experience leading cybersecurity, information technology and multi-function organizations facing a broad range of technology and operational issues provide the Board with additional skills to facilitate oversight of the cybersecurity and technology issues facing PNC.
PNC Board Committee Memberships
Risk Committee
Compliance Subcommittee
Technology Subcommittee
Public Company Directorships
None

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	13

ELECTION OF DIRECTORS (ITEM 1)

Martin Pfinsgraff
Age 66
Director Since 2018
Experience, Qualifications, Attributes or Skills
Martin Pfinsgraff retired as Senior Deputy Comptroller Large Bank Supervision of the Office of the Comptroller of the Currency in February 2017. He held the position of Deputy Comptroller for Credit and Market

Risk from 2011 to 2013. Mr. Pfinsgraff served on the Executive Committee of the OCC and as a member of the Senior Supervisors Group, an international committee comprised of supervisors from 10 Organisation for Economic Co-operation and Development member countries and the European Central Bank.
Prior to his career with the OCC, Mr. Pfinsgraff held various positions from 2000 to 2009 at iJet International, a provider of operating risk management solutions, including Chief Operating Officer and Chief Financial Officer. Mr. Pfinsgraff held various positions with Prudential Securities from 1989 through 2000, the latest of which was President Capital Markets, Prudential Securities from 1997 to 2000.
Mr. Pfinsgraff received a BBA in Psychology from Allegheny College and an MBA from Harvard Business School.
The Board values Mr. Pfinsgraff’s leadership experience as well as his extensive knowledge of the financial services industry and the regulatory requirements applicable to the industry. His experience in banking regulation, risk management and finance, along with his years of executive leadership, provide the Board with additional skills to oversee complex regulatory, risk management and financial matters.
PNC Board Committee Memberships
Audit Committee
Executive Committee
Risk Committee (Chair)
Compliance Subcommittee
Public Company Directorships
None

Toni Townes-Whitley
Age 57
Director Since 2019
Experience, Qualifications, Attributes or Skills
Toni Townes-Whitley is President, U.S. Regulated Industries at Microsoft Corporation, a technology company that enables digital transformation for the era of an intelligent cloud and an intelligent edge. In this role Ms. Townes-Whitley leads Microsoft's U.S. sales organization and manages a $15 billion P&L across financial services, healthcare, education and federal, state and local governments. Prior to taking on her current role in July 2018, Ms. Townes-Whitley was Corporate Vice President for Global Industry at Microsoft, a role she held since 2015.
Before starting with Microsoft, Ms. Townes-Whitley worked for CGI Corporation, an IT and business consulting services firm, from 2010 to 2015. During her tenure at CGI, Ms. Townes-Whitley held the positions of President and Chief Operating Officer from 2011 to 2015 and Senior Vice President, Civilian Agency Program from 2010 to 2011. From 2002 to 2010, Ms. Townes-Whitley held various positions at Unisys Corporation, a global information technology company that provides a portfolio of IT services, software and technology, including Vice President, Global Public Sector, Vice President, North America Consulting & Systems Integration, and Lead Partner, Federal Civilian Business Unit.
Ms. Townes-Whitley is an active participant in industry client and partner organizations, and a presenter on IT innovation and societal impact. Ms. Townes-Whitley sits on the executive committee of the World Business Council for Sustainable Development, is a board member of United Way Worldwide, the Northern VA Tech Council and the Thurgood Marshall College Fund, serves as an advisor to the Women's Center of Northern Virginia and is a past president of Women in Technology.
Ms. Townes-Whitley received a BA in Economics from Princeton University's Woodrow Wilson School.
The Board values Ms. Townes-Whitley's significant experience and involvement in the information technology industry and the value she adds to the Board's oversight of technological issues facing PNC.
PNC Board Committee Memberships
Risk Committee
Special Committee on Equity & Inclusion
Technology Subcommittee
Public Company Directorships
Empowerment & Inclusion Capital I Corp.

Michael J. Ward
Age 70
Director Since 2016
Experience, Qualifications, Attributes or Skills
Michael J. Ward is the former Chairman and Chief Executive Officer of CSX Corporation, one of the world’s largest railroad companies.
Mr. Ward received a BS from the University

of Maryland and an MBA from the Harvard Business School.
Mr. Ward has extensive operations, sales, marketing and finance experience from his various management roles with CSX and its subsidiaries. As a public company CEO with years of corporate leadership experience in a regulated industry, he brings knowledge and insight to the Board in its oversight of complex issues. His management of an executive team and a large group of employees adds value to his oversight of compensation issues.
PNC Board Committee Memberships
Nominating and Governance Committee
Personnel and Compensation Committee
Public Company Directorships
Ashland Inc. (until September 2016)
Ashland Global Holdings, Inc. (until May 2019)
CSX Corporation (until March 2017)
Contura Energy, Inc. (until August 2019)

14	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

CORPORATE GOVERNANCE
The Board is committed to maintaining strong corporate governance practices. Through the Nominating and Governance Committee, the Board evaluates its corporate governance policies and practices against evolving best practices. This section highlights some of our corporate governance policies and practices. Visit www.pnc.com/corporategovernance for additional information about corporate governance at PNC, including our:
•Corporate governance guidelines
•By-laws
•Code of Business Conduct and Ethics
•Board committee charters

To receive free printed copies of any of these
documents, please send a request to:
Corporate Secretary
The PNC Financial Services Group, Inc.
300 Fifth Avenue
Pittsburgh, Pennsylvania 15222
or
corporate.secretary@pnc.com
This proxy statement is also available at
www.pnc.com/proxystatement

Recent corporate governance developments
As part of its continuing efforts to provide for director succession and strong Board composition, on October 1, 2020, the Board appointed David L. Cohen to serve as a director upon the recommendation of the Nominating and Governance Committee. Mr. Cohen is included as a nominee for election to the Board at the annual meeting.
Corporate governance guidelines
The Board has approved corporate governance guidelines that address important principles adopted by the Board, including:
•The qualifications a director should possess
•The director nomination process
•The Board's leadership structure
•The responsibilities of our lead independent director (the "Presiding Director")
•How the Board committees serve to support the Board’s duties
•A description of ordinary course relationships that will not impair a director’s independence
•The importance of the Board meeting in executive session without management present
•The importance of the Board having access to management
•The majority voting requirement for director elections
•The mandatory director retirement age (72)
•How the Board evaluates our CEO’s performance
•How the Board considers management succession planning
•Our views on directors holding board positions at other public companies
•How the Board continually evaluates its own performance and composition
•Our approach to director orientation and education
•The Board’s role in strategic planning
•The Board’s responsibility for oversight of our policies, programs and strategies regarding significant corporate social responsibility ("CSR") issues, including matters related to environmental, social and governance ("ESG") concerns
The Nominating and Governance Committee reviews the corporate governance guidelines at least annually. Any changes recommended by the Committee are reviewed and approved by the Board.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	15

CORPORATE GOVERNANCE
Our Board leadership structure
Based on an assessment of its current needs and composition, as well as the skills and qualifications of the directors, the Board believes that the appropriate Board leadership structure should include the following attributes:
•A substantial majority (at least two-thirds) of independent directors
•A "Presiding Director" (a lead independent director)
•Regular executive sessions of all independent directors without management present
The current leadership structure of the Board includes all three attributes. The Board has not adopted a policy with respect to separating the Chairman and CEO positions. The Board believes the leadership structure should be flexible enough to accommodate different approaches based on an evaluation of relevant facts and circumstances. The Board considers its structure and leadership each year, and the Personnel and Compensation Committee discusses whether to separate the positions of Chairman and CEO as necessary or appropriate in connection with its ongoing evaluation of management succession plans.
William S. Demchak, our current CEO, also serves as Chairman of the Board. Andrew T. Feldstein, the Chair of the Nominating and Governance Committee, currently serves as Presiding Director. We describe the responsibilities of the Presiding Director in more detail below.
Substantial majority of independent directors. We have long maintained a Board with a substantial majority of directors who are not PNC employees and who otherwise qualify as independent under the rules of the New York Stock Exchange (the "NYSE"). The NYSE requires at least a majority of our directors be independent from management.
Mr. Demchak is the only director who is not independent under the NYSE’s “bright-line” tests for independence because he is our CEO. The Board has affirmed the independence of each of the other 12 nominees for director. See Director and Executive Officer Relationships beginning on page 29 for a description of how we evaluate the independence of our directors, including information about the NYSE’s bright-line tests for independence.
Presiding Director responsibilities. The Presiding Director, the lead independent director for the Board, is selected by the Board’s independent and non-management directors. The Board approved the following responsibilities for the Presiding Director, which are included in our corporate governance guidelines:
•Preside at meetings of the Board in the event of the Chairman’s unavailability
•Preside at regularly scheduled executive sessions of the Board’s independent directors
•When the Presiding Director considers it appropriate, convene and preside at meetings or executive sessions of the Board’s independent directors
•If the Board includes non-management directors who are not independent, when the Presiding Director considers it appropriate to do so, convene and preside at meetings or executive sessions including such non-management directors
•Confer with the Chairman or CEO immediately following the meetings or executive sessions of the Board’s independent or non-management directors to convey the substance of the discussions held during those sessions, subject to any limitations specified by the independent directors
•Act as the principal liaison between the Chairman and the CEO and the Board’s independent and non-management directors
•Be available for confidential discussions with any director who may have concerns that he or she believes have not been properly considered by the Board as a whole
•Following consultation with the Chairman, CEO and other directors as appropriate, approve the Board’s meeting agendas, in order to promote the effectiveness of the Board’s operation and decision making and help ensure there is sufficient time for discussion of all agenda items
•Be available for consultation and direct communication with major shareholders as appropriate
•Discharge such other responsibilities as the Board’s independent directors may assign from time to time
During the course of the year, the Presiding Director may suggest, revise or otherwise discuss agenda items for Board meetings with the Chairman or CEO. In between meetings, each director is encouraged to raise any topics or issues with the Presiding Director that the director believes should be discussed in executive session.
As Chair of the Nominating and Governance Committee, the Presiding Director leads the Board and committee annual self-evaluation process and the evaluation of the independence of directors. The Nominating and Governance Committee also reviews, and the Presiding Director as Chair of the Committee oversees reports to the Board on, significant developments in corporate governance.
Regular executive sessions of independent directors. Our independent directors have met and will continue to meet in regularly scheduled executive sessions without management present. The NYSE requires our independent directors to meet in executive session at least once a year. Under the Board’s own policy, our independent directors meet in executive session at least quarterly. The Presiding Director leads these executive sessions.

16	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

CORPORATE GOVERNANCE
Communicating with the Board
Shareholders and other interested parties who wish to communicate with the Board, any director (including the Presiding Director), the non-management or independent directors as a group, or any Board committee may send an email to corporate.secretary@pnc.com or a letter to the following address:

Board of Directors c/o Corporate Secretary The PNC Financial Services Group, Inc. 300 Fifth Avenue Pittsburgh, Pennsylvania 15222-2401
The Corporate Secretary will process such communications as set forth herein. The Corporate Secretary will forward email communications to the appropriate director(s) named. The Corporate Secretary will not open a written communication sent to the above mailing address if it is addressed to the Board, any director (including the Presiding Director) or group of directors, the non-management or independent directors as a group or any Board committee. The Corporate Secretary will forward the communication to the named director or the Presiding Director, who will determine how to respond. Depending on the content, the Presiding Director may forward the communication to a PNC employee, a third party, another director, a Board committee or the full Board.
The Corporate Secretary may elect not to forward email or written communications that she believes are: (i) a commercial, charitable or other solicitation; (ii) a complaint about PNC products or services that would be customarily handled in the ordinary course of business; (iii) abusive, improper or otherwise irrelevant to the Board’s duties and responsibilities; or (iv) subject to the policies or procedures that specify the proper handling of a communication that addresses such subject matter.
Our Code of Business Conduct and Ethics
PNC has adopted, and the Audit Committee has approved, a Code of Business Conduct and Ethics that applies generally to all employees and directors.
The Code of Business Conduct and Ethics addresses these important topics, among others:
•Our commitment to ethics and values
•Fair dealing with customers, suppliers, competitors and employees
•Conflicts and potential conflicts of interest, including self-dealing, insider trading and other trading restrictions, outside employment and transactions with PNC
•Gifts and entertainment
•Creating business records, document retention and protecting confidential information
•Protection and proper use of our assets, including intellectual property and electronic media
•Communicating with the public
•Political involvement, including campaigning and political contributions and spending
•Compliance with laws and regulations
•Protection from retaliation
The Code of Business Conduct and Ethics is available on our website at www.pnc.com/corporategovernance. Any shareholder may also request a free printed copy by writing to our Corporate Secretary at the address provided on page 15.
Our adoption of the Code of Business Conduct and Ethics is intended to satisfy the Securities and Exchange Commission (the "SEC") requirement to adopt a code that applies to a company’s CEO and senior financial officers. The Audit Committee must approve any waivers of or exceptions to code provisions granted to our directors or executive officers. We will post on our website any future amendments to, or waivers from, a provision of the Code of Business Conduct and Ethics that applies to any of our directors or executive officers (including our Chairman and CEO, CFO and Controller).
PNC has also adopted, and the Audit Committee has approved, Ethics Guidelines for Directors to supplement the Code of Business Conduct and Ethics.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	17

CORPORATE GOVERNANCE
Orientation and education
All of our new directors undergo a director orientation program. In addition to written materials provided to new directors, personalized sessions are held with each new director. These personalized sessions generally include meetings with senior management to familiarize new directors with our strategic plans, significant financial, accounting and risk management issues, capital markets activities, compliance programs, the Code of Business Conduct and Ethics and related policies, principal officers, and internal and independent auditors, as well as specified matters related to the Board committees or subcommittees to which the new director has been appointed.
We also provide a continuing education program for our directors that considers their knowledge and experience and our risk profile, and includes training on complex products and services, our lines of business, significant risks to the company, applicable laws, regulations and supervisory requirements, and other relevant topics identified by the Board and management. The continuing education program is provided through a combination of in-person sessions and coordination of attendance by directors at outside seminars, including those offered by regulators, relevant to the duties of a director. Certain training sessions may be held in connection with, or as part of, a meeting of the Board or a Board committee.
Board committees
The Board currently has five standing committees. The four primary standing committees — Audit, Nominating and Governance, Personnel and Compensation, and Risk — meet on a regular basis. The Executive Committee, which is composed of our CEO and the chairs of the four primary standing committees, meets as needed. The Executive Committee may act on behalf of the Board and would report to the full Board following any action taken. Our Presiding Director chairs the Executive Committee, which did not meet in 2020.
Our By-laws provide that, unless otherwise stated in its charter, each committee may form and delegate its authority to subcommittees of one or more committee members. The Risk Committee has formed a Technology Subcommittee to facilitate Board-level oversight of technology risk, cybersecurity, information security, physical security, business continuity and significant technology initiatives and programs, including those that can position the use of technology to drive strategic advantage. The Risk Committee has also formed a Compliance Subcommittee to facilitate Board-level oversight of compliance risk, significant compliance-related initiatives and programs, and the maintenance of a strong compliance risk management culture.
Our By-laws also authorize the Board to establish other committees. In June 2020, the Board formed a Special Committee on Equity & Inclusion to assist it with its oversight of PNC's equity and inclusion efforts, externally and internally. The Special Committee has met regularly since its inception.
Each committee operates under a written charter approved by the Board, and each subcommittee operates under a written charter approved by the applicable committee. Each committee and subcommittee annually reviews and reassesses its charter. The Nominating and Governance Committee assesses the Executive Committee charter. Each committee and subcommittee, other than the Executive Committee, performs an annual self-evaluation to determine whether it is functioning effectively and fulfilling its charter duties.
We describe the main responsibilities of the Board’s Audit, Nominating and Governance, Personnel and Compensation, and Risk committees, as well as the Special Committee on Equity & Inclusion, below. The descriptions of the committee functions in this proxy statement are qualified by reference to the applicable committee charter and our relevant By-law provisions. The charters for the four primary standing committees are available on our website at www.pnc.com/corporategovernance.

18	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

CORPORATE GOVERNANCE
Audit Committee

Chair	Other members:
Richard J. Harshman	Joseph Alvarado
Debra A. Cafaro
David L. Cohen
Martin Pfinsgraff

The Audit Committee consists entirely of directors who are independent as defined in the NYSE’s corporate governance rules and in SEC regulations related to audit committee members. When the Board meets on April 27, 2021 to organize its committees, only independent directors will be appointed to the Committee.
The Board has determined that each Audit Committee member is financially literate. The Board made this determination in its business judgment, based on its interpretation of the NYSE’s requirements for audit committee members. Acting on the recommendation of the Nominating and Governance Committee, the Board has determined that each of Mr. Alvarado, Ms. Cafaro, Mr. Harshman and Mr. Pfinsgraff is an “audit committee financial expert” as that term is defined by the SEC, and that each possesses accounting or related financial management expertise under applicable NYSE rules.
The Audit Committee satisfies the requirements of SEC Rule 10A-3, which addresses the following topics:
•The independence of committee members
•The responsibility for selecting and overseeing our independent auditors
•The establishment of procedures for handling complaints regarding our accounting practices
•The authority of the committee to engage advisors
•The determination of appropriate funding for payment of the independent auditors and any outside advisors engaged by the committee and for the payment of the committee’s ordinary administrative expenses
The Board most recently approved the charter of the Audit Committee on November 18, 2020, and it is available on our website at www.pnc.com/corporategovernance.
The Audit Committee’s primary purposes are to assist the Board by:
•Monitoring the integrity of our consolidated financial statements
•Monitoring the effectiveness of our internal control over financial reporting
•Monitoring compliance with our Code of Business Conduct and Ethics
•Overseeing conduct risk management
•Evaluating a periodic, independent assessment of the bank's overall risk governance and risk management practices
•Monitoring compliance with certain legal and regulatory requirements
•Evaluating and monitoring the qualifications and independence of our independent auditors
•Evaluating and monitoring the performance of our internal audit function and our independent auditors
At each quarterly meeting of the full Board, the Chair of the Audit Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.
The Audit Committee’s responsibility is one of oversight. Management is responsible for preparing our consolidated financial statements, for maintaining internal controls and for our compliance with laws and regulations, and the independent auditors are responsible for auditing our consolidated financial statements. The Committee is responsible for holding management accountable for establishing and maintaining an adequate and effective internal control system and processes. The Committee typically approves the internal and external audit plans, and reviews and discusses audit reports and results with representatives of our internal audit function and our independent auditors.
The Audit Committee has the authority to retain independent legal, accounting, economic or other advisors. The Committee is directly responsible for the selection, appointment, compensation and oversight of our independent auditors (including the resolution of any disagreements that may arise between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors report directly to the Committee. We describe the role of the Committee as it relates to the independent auditors, including consideration of the rotation of the independent audit firm, in more detail on page 82.
With respect to work performed by the independent auditors, the Audit Committee must approve all audit engagement fees and terms, as well as all permitted non-audit engagements. The Committee (or its delegate) pre-approves all audit services, audit-related services and permitted non-audit services to be performed by the independent auditors. The

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Committee also considers whether the provision of any audit services, audit-related services or permitted non-audit services will impair the auditors’ independence. We describe the Committee’s procedures for the pre-approval of audit services, audit-related services and permitted non-audit services on page 83.
The Audit Committee receives periodic reports on finance, reserve adequacy, ethics, and internal and external audit.
The Audit Committee also appoints our General Auditor, who leads our internal audit function and is functionally accountable to the Committee. The Committee holds regular executive sessions with management, the General Auditor, the Chief Ethics Officer and the independent auditors. The Committee reviews the performance and approves the compensation of the General Auditor, and annually reviews the General Auditor succession plan with the CEO and the Board.
Under our corporate governance guidelines, Audit Committee members may serve on the audit committees of no more than three public companies at the same time, including PNC.
The Audit Committee has approved the report on page 84 as required under its charter and in accordance with SEC regulations.

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CORPORATE GOVERNANCE
Nominating and Governance Committee

Chair	Other members:
Andrew T. Feldstein	Charles E. Bunch
Marjorie Rodgers Cheshire
Michael J. Ward

The Nominating and Governance Committee consists entirely of independent directors. When the Board meets on April 27, 2021 to organize its committees, only independent directors will be appointed to the Nominating and Governance Committee.
The Board most recently approved the charter of the Nominating and Governance Committee on November 18, 2020, and it is available on our website at www.pnc.com/corporategovernance.
At each quarterly meeting of the full Board, the Chair of the Nominating and Governance Committee presents a report of the items discussed and actions approved at previous meetings of the Committee. The primary purpose of the Nominating and Governance Committee is to assist the Board in promoting the best interests of PNC and its shareholders through the implementation of sound corporate governance principles and practices. The Committee also assists the Board by identifying individuals qualified to become Board members. The Committee recommends to the Board the director nominees for each annual meeting of shareholders, and may also recommend the appointment of qualified individuals as directors between annual meetings.
In addition to conducting its annual committee self-evaluation, the Nominating and Governance Committee oversees the annual evaluation of the performance of the Board and other Board committees and reports to the Board on the evaluation results as necessary or appropriate. The Committee also annually reviews and recommends any changes to the Executive Committee charter.
How we evaluate directors and director candidates. At least annually, the Nominating and Governance Committee assesses the skills, qualifications and experience of our directors and recommends a slate of director nominees to the Board. In evaluating existing directors and new director candidates, the Committee assesses the needs of the Board and the qualifications of the individual. From time to time, the Committee also considers whether to change the composition of the Board. See the discussion on pages 8 to 14 for additional information regarding each of our current director nominees.
The Board and its committees must satisfy SEC, NYSE and banking regulatory standards. At least a majority of our directors must be independent under NYSE standards. Our corporate governance guidelines impose a more rigorous standard and require that a substantial majority (at least two-thirds) of our directors be independent. We require a sufficient number of independent directors to satisfy the membership needs of Board committees that also require independence.
The Nominating and Governance Committee expects directors to gain a sound understanding of our strategic vision, our mix of businesses and our approach to regulatory relations and risk management. The Board must possess a mix of qualities and skills adequate to address the various risks facing PNC. For a discussion of the Board’s oversight of risk, see Corporate Governance—Board committees—Risk Committee on page 26.
When evaluating each director, as well as new director candidates for nomination, the Committee considers the following criteria set forth in our Corporate Governance Guidelines:
•A sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations
•Manifest competence and integrity
•A strong commitment to the ethical and diligent pursuit of shareholders’ best interests
•The strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction
•The Board’s strong desire to maintain its diversity in terms of race and gender
•Personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board
The Nominating and Governance Committee also considers the current needs of the Board and its committees, meeting attendance and participation, and the value of a director’s contribution to the effectiveness of the Board and its committees.

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Although the Board has not adopted a formal policy on diversity, the Board recognizes the value of a diverse Board. Therefore, the Nominating and Governance Committee considers the diversity of directors in the context of the Board’s overall needs, including the diversity of perspective, experience, knowledge, education, age and skills of each director. The Committee evaluates diversity in a broad sense, recognizing the benefits of demographic and cognitive diversity, and the breadth of diverse backgrounds, skills and experiences the directors bring to the Board.
How we identify new directors. The Nominating and Governance Committee utilizes as a discussion tool a matrix of certain skills and experiences the Committee believes would be beneficial to have represented on the Board and its committees. The Committee considers PNC's strategy and industry trends in developing a view of those skills and characteristics that would benefit the Board. The Committee is also focused on what skills are required or beneficial for those serving in key Board positions such as committee chairs, and considers succession planning for those positions. The Committee leverages the matrix, and considers the Board-approved evaluation criteria and various regulatory requirements described above, when identifying potential director candidates, which it does in a number of ways. The Committee may consider recommendations made by our current or former directors or members of executive management. The Committee may also identify potential directors through contacts in the business, civic, academic, legal and non-profit communities. The Committee periodically retains a search firm to identify candidates.
In addition, the Nominating and Governance Committee will consider director candidates recommended by our shareholders for nomination at the next year’s annual meeting of shareholders. For the Committee to consider a director candidate recommended by a shareholder, the shareholder must submit the recommendation in writing to the Corporate Secretary at our principal executive offices. The submission must include the information described under “Director Nomination Process” in Section 3 of our corporate governance guidelines, which can be found at www.pnc.com/corporategovernance. To be considered for the 2022 annual meeting of shareholders, the submission must be received by November 16, 2021.
The Nominating and Governance Committee will evaluate director candidates recommended by a shareholder in the same manner as candidates identified by the Committee or recommended by others. The Committee will not consider any candidate with an obvious impediment to serving as one of our directors.
The Nominating and Governance Committee will meet to review and discuss relevant available information regarding a director candidate, considering the Board-approved evaluation criteria, the candidate's contribution to the diversity of the Board and PNC's evolving strategic needs. If the Committee decides not to recommend a candidate for nomination or appointment, or for additional evaluation, no further action is taken, and in the case of a shareholder-recommended candidate, the Corporate Secretary will communicate the decision to the shareholder.
If the Nominating and Governance Committee decides to recommend a director candidate to the Board as a nominee for election at an annual meeting of shareholders or for appointment by the Board, the Chair of the Committee will report that decision to the full Board. Following a discussion regarding the recommendation, the full Board will vote on whether to nominate the candidate for election or appoint the candidate to the Board, as applicable. Invitations to join the Board are extended by the Chairman of the Board and the Presiding Director, jointly acting on behalf of the Board.
Shareholders who wish to nominate a director candidate directly at an annual meeting of shareholders or nominate and include a director candidate in our annual meeting proxy materials must do so in accordance with the procedures contained in our By-laws, as described in Shareholder Proposals for the 2022 Annual Meeting on page 93 under the headings Advance notice procedures and Proxy access procedures, respectively.

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Personnel and Compensation Committee

Chair	Other members:
Charles E. Bunch	Debra A. Cafaro
David L. Cohen
Andrew T. Feldstein
Richard J. Harshman
Michael J. Ward

The Personnel and Compensation Committee consists entirely of independent directors. The Committee membership is intended to satisfy the independence standards established by applicable federal income tax and securities laws, as well as NYSE standards. When the Board meets on April 27, 2021 to organize its committees, only independent directors will be appointed to the Committee.
The Board most recently approved the charter of the Personnel and Compensation Committee on November 18, 2020, and it is available on our website at www.pnc.com/corporategovernance.
The Personnel and Compensation Committee’s principal purpose is to discharge the Board’s oversight responsibilities relating to the compensation of our executive officers and other specified responsibilities related to personnel and compensation matters affecting PNC. The Committee may also evaluate and approve, or recommend for approval, benefit, incentive compensation, severance, equity-based or other compensation plans, policies and programs.
The Personnel and Compensation Committee has the authority to retain independent legal, compensation, accounting or other advisors. The charter provides the Committee with the sole authority to retain and terminate an independent compensation consultant acting on the Committee’s behalf, and to approve the consultant’s fees and other retention terms. The Committee retained an independent compensation consultant in 2020 and prior years. See Role of compensation consultants below.
The Personnel and Compensation Committee reviews with management the Compensation Discussion and Analysis section of the proxy statement, which begins on page 38. The Compensation Committee Report is included on page 59. The Committee also evaluates the relationship between risk management and our incentive compensation programs and plans. See Compensation and Risk beginning on page 60.
The Personnel and Compensation Committee has responsibility for reviewing our talent and human capital strategy, and for reviewing and evaluating our executive management succession plan (except for the review and evaluation of the succession plans for the General Auditor and Chief Risk Officer, which are performed by the Audit Committee and the Risk Committee, respectively). The executive management succession plan, including for the CEO, is reviewed with the full Board. The Committee reviews a detailed succession planning report at least annually. The materials in the report typically include a discussion of the individual performance of each executive officer, as well as succession plans and development initiatives for other emerging talent. These materials provide necessary background and context to the Committee, and give each Committee member a familiarity with the employee’s position, duties, responsibilities and performance.
How we make decisions. The Personnel and Compensation Committee meets at least four times a year. Before each meeting, the Chair of the Committee reviews the agenda, materials and issues with members of management and the Committee’s independent compensation consultant, as appropriate. The Committee may invite legal counsel or other external consultants to advise the Committee during meetings and preparatory sessions.
The Personnel and Compensation Committee regularly meets in executive sessions without management present. At each quarterly meeting of the full Board, the Chair of the Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.
The Personnel and Compensation Committee has adopted guidelines for information that will be presented to the Committee. The guidelines contemplate, among other things, that any material change to a compensation program, plan or arrangement will be considered over the course of at least two separate meetings of the Committee, with any vote occurring no earlier than the second meeting.
The Personnel and Compensation Committee reviews all of the elements of our compensation programs periodically and adjusts those programs as appropriate. Each year, the Committee makes decisions regarding the amount of annual compensation and equity-based or other longer-term compensation for our executive officers and other designated senior employees. For the most part, these decisions are made in the first quarter of each year, following an evaluation of the prior year’s performance.
Delegations of authority. The Personnel and Compensation Committee has delegated authority to management to make certain decisions or take certain actions with respect to compensation or benefit plans or arrangements, other than those that are solely or predominantly for the benefit of executive officers. For employee benefit, bonus, incentive compensation,

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severance, equity-based and other compensation or incentive plans and arrangements, the Committee has delegated to the Chief Human Resources Officer (or her designee) the ability to adopt a new plan or arrangement or amend an existing one if:
•the adoption or amendment is not expected to result in a significant increase in incremental expense to PNC (defined as an incremental annual expense that exceeds $50 million for that plan category), the plan is broadly available to employees and the new plan or amendment would not confer a disproportionate benefit upon executives; or
•the new plan or amendment is of a technical or administrative nature, is required by a change in applicable law, is not otherwise material or, with respect to employee benefit plans, will not result in a significant impact on PNC's overall employee benefits program.
This delegation also includes the authority to take certain actions to implement, administer, interpret or construe, or make eligibility determinations under, the plans and arrangements, including the ability to appoint a plan manager, administrator or committee and to adopt policies and procedures with respect to the plan, except with respect to plans that are overseen by the PNC administrative committee under its charter.
For grants of equity or equity-based awards, the Personnel and Compensation Committee has delegated to the CEO and the Chief Human Resources Officer (or the designee of either) the responsibility to make decisions with respect to equity grants for individuals who are not designated by the Committee as executives, including the determination of participants and grant sizes, allocation of the pool from which grants will be made, establishment and documentation of the terms and conditions of such grants, approval of amendments to outstanding grants (subject to any limitations set forth in the applicable plan or the Committee's delegation of authority) and exercise of any discretionary authority provided to PNC or the Committee pursuant to the terms of the grants and the applicable plan.
The Audit Committee and the Risk Committee (or in the case of equity-based grants, a qualified subcommittee of the Risk Committee) have the authority to award compensation under applicable plans to our General Auditor and our Chief Risk Officer, respectively.
Management’s role in compensation decisions. Our executive officers, including the CEO and the Chief Human Resources Officer, often review compensation information with the Personnel and Compensation Committee during Committee meetings and may present management’s views or recommendations. The Committee evaluates these recommendations, generally in consultation with an independent compensation consultant retained by the Committee who attends each meeting.
The Chair of the Personnel and Compensation Committee typically meets with management and an independent compensation consultant before each meeting of the Committee to discuss agenda topics, areas of focus or outstanding issues. The Chair of the Committee schedules other meetings with the Committee’s independent compensation consultant without management present as needed. Occasionally, management will schedule meetings with the Chair of the Committee or other Committee members to discuss substantive issues. For more complicated issues, these one-on-one meetings provide a dedicated forum for Committee members to ask questions outside of the meeting environment.
During Personnel and Compensation Committee meetings, the CEO often reviews corporate and individual performance as part of the compensation discussions, and other members of executive management may be invited to speak to the Committee about specific elements of performance or risk management. Our Chief Risk Officer regularly presents to the Committee regarding risk management, including its impact on the Committee’s discussions and decisions regarding executive compensation. The Committee reviews compensation decisions for the Chief Human Resources Officer and the CEO in executive session, without either officer present for the discussion of their compensation. Any decisions on CEO compensation are also discussed with the full Board in executive session.
Role of compensation consultants. The Personnel and Compensation Committee has the sole authority to retain and terminate any compensation consultant directly assisting it. The Committee also has the sole authority to approve fees and other engagement terms. The Committee receives comparative compensation data from management, from proxy statements and other public disclosures, and through surveys and reports prepared by compensation consultants.
The Personnel and Compensation Committee retained Meridian Compensation Partners, LLC ("Meridian") as its independent compensation consultant for 2020. In this capacity, Meridian reported directly to the Committee. In 2020, one or more representatives of Meridian attended all meetings of the Committee, and met regularly with the Committee without members of management present. Meridian also reviewed meeting agendas and materials prepared by management.
Meridian and members of management assisted the Personnel and Compensation Committee in its review of proposed compensation packages for our executive officers. For the 2020 performance year, Meridian prepared discussion materials for the compensation of the CEO, which were reviewed in executive session. Meridian also prepared other benchmarking reviews and pay for performance analyses for the Committee. PNC paid no fees to Meridian in 2020 other than fees paid in connection with work performed by Meridian for the Committee.

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The Personnel and Compensation Committee evaluated whether the work of Meridian raised any conflicts of interest. The Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work performed by Meridian for the Committee.
Management retains other compensation consultants for its own use. In 2020, management retained McLagan to provide certain market data in the financial services industry. Management also engages Willis Towers Watson, a global professional services firm, to provide various actuarial and management consulting services from time to time, including:
•Preparing specific actuarial calculations on values under our retirement plans
•Preparing surveys of competitive pay practices
•Analyzing our director compensation packages and providing related reports to management and the Nominating and Governance Committee
•Providing insurance brokerage and consulting services to mitigate certain property and casualty risks
•Providing guidance on certain aspects of total rewards, talent management and other human resources initiatives
Reports prepared by Willis Towers Watson and McLagan that relate to executive compensation may also be shared with the Personnel and Compensation Committee.
Compensation committee interlocks and insider participation. During 2020, the members of the Personnel and Compensation Committee included Charles E. Bunch, Debra A. Cafaro, David L. Cohen, Andrew T. Feldstein, Richard J. Harshman, Richard B. Kelson and Michael J. Ward. None of these directors were officers or employees of PNC during 2020, nor are they former officers of PNC or any of our subsidiaries. During 2020, no executive officer of PNC served on the board of directors or compensation committee (or other board committee performing equivalent functions) of an entity that had an executive officer who served on the Board or the Personnel and Compensation Committee.
Certain members of the Personnel and Compensation Committee, their immediate family members or entities with which they are affiliated were our customers or had transactions with us (or our subsidiaries) during 2020. Transactions that involved loans or commitments by subsidiary banks were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features, and otherwise complied with regulatory restrictions applicable to such transactions.
For additional information, see Director and Executive Officer Relationships—Regulation O policies and procedures beginning on page 32.

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CORPORATE GOVERNANCE
Risk Committee

Chair	Other members:
Martin Pfinsgraff	Marjorie Rodgers Cheshire	Daniel R. Hesse
	William S. Demchak	Linda R. Medler
	Andrew T. Feldstein	Toni Townes-Whitley

The Board performs its risk oversight function primarily through the Risk Committee, which includes both independent and management directors.
The Board most recently approved the charter of the Risk Committee on February 11, 2021, and it is available on our website at www.pnc.com/corporategovernance.
The Risk Committee’s purpose is to require and oversee the establishment and implementation of our enterprise-wide risk governance framework, including related policies, procedures, activities and processes to identify, assess, monitor and manage material risks at PNC (except for accounting and financial reporting risk exposures and related reputational risks, which are the responsibility of the Audit Committee). The Risk Committee’s responsibility is one of oversight, and the Committee has no duty to assure compliance with laws and regulations.
The Risk Committee serves as the primary point of contact between the Board and the management-level committees dealing with risk management. The Committee receives regular reports on enterprise-wide risk management and capital and liquidity management, as well as credit, operational, line of business, model and reputational risks. At each quarterly meeting of the full Board, the Chair of the Risk Committee presents a report of the items discussed and actions approved at previous meetings of the Committee.
The Risk Committee also appoints our Chief Risk Officer, who leads our risk management function. The Committee reviews the performance and approves the compensation of the Chief Risk Officer, except with respect to his equity-based grants, which are approved by a qualified subcommittee of the Risk Committee. The Committee reviews the Chief Risk Officer's succession plan with the CEO annually and with the Board from time to time.
The Risk Committee, along with the Personnel and Compensation Committee, reviews the risk components of our incentive compensation plans. For a discussion of the relationship between compensation and risk, see Compensation and Risk beginning on page 60.
Subcommittees. The Risk Committee may form subcommittees as appropriate from time to time.
The Risk Committee has formed a Technology Subcommittee to assist in fulfilling the Committee’s oversight responsibilities with respect to technology risk, cybersecurity, information security, physical security, business continuity and significant technology initiatives and programs, including those that can position the use of technology to drive strategic advantage. The members of the Technology Subcommittee are:

Chair	Other members:
Daniel R. Hesse	Linda R. Medler
Toni Townes-Whitley

The Risk Committee has also formed a Compliance Subcommittee to assist in fulfilling the Committee’s oversight responsibilities with respect to compliance risk, significant compliance-related initiatives and programs, and the maintenance of a strong compliance risk management culture. The members of the Compliance Subcommittee are:

Chair	Other members:
Marjorie Rodgers Cheshire	Joseph Alvarado
Linda R. Medler
Martin Pfinsgraff

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CORPORATE GOVERNANCE
Special Committee on Equity & Inclusion

Chair	Other members:
Marjorie Rodgers Cheshire	Joseph Alvarado
David L. Cohen
Andrew T. Feldstein
Richard J. Harshman
Toni Townes-Whitley

In June 2020, PNC announced a commitment of more than $1 billion to help support economic empowerment of Black Americans and low- and moderate-income communities and end systemic racism, and the Board formed a Special Committee on Equity & Inclusion to provide oversight of these efforts. The Special Committee oversees, reviews and monitors:
•PNC's systemic processes related to equity and inclusion, including those for employees and suppliers
•PNC's efforts related to low- and moderate-income communities, including community development banking and product offerings and financial support for such communities
•PNC's advocacy efforts related to equity and inclusion, including its partnerships with leading organizations and lobbying for necessary structural changes to help provide greater access to the banking system
At each quarterly meeting of the full Board, the Chair of the Special Committee on Equity & Inclusion presents a report of the items discussed and actions approved at previous meetings of the Special Committee.

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Board meetings in 2020
The table below sets forth the membership of the Board's four primary standing committees, the special committee and each subcommittee as of December 31, 2020 and indicates the number of meetings held by each during 2020. The table also identifies the Chair of each committee and subcommittee, the Presiding Director, any management directors and each director who has been designated by the Board as an “audit committee financial expert” as defined under SEC regulations.
The Board held 18 meetings in 2020. Each director attended at least 75% of the aggregate number of meetings of the Board and all committees of the Board on which the director served. The average attendance of all directors at Board and applicable committee meetings was over 98%. The Board has adopted a policy that strongly encourages each director to attend the annual meeting of shareholders in person. We remind each director of this policy prior to the date of the annual meeting. All of our directors then serving attended our 2020 annual meeting of shareholders.

														Meetings Held
	(1)		(1)			(2)	(3)	(1)			(1)
Audit	●		●		●						●			11
Nominating and Governance		●		●									●	6
Personnel and Compensation			●		●		●	●					●	7
Risk				●		●	●		●	●				9
Special Committee on Equity & Inclusion	●				●		●	●				●		5
Compliance	●									●	●			8
Technology										●		●		5

Chair
(1)Designated as an “audit committee financial expert” under SEC regulations
(2)Management director
(3)Presiding Director (lead independent director)

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS
This section discusses relationships between PNC (including its subsidiaries) and our directors, executive officers, their immediate family members, and certain of their affiliated entities. These relationships include transactions we considered in determining the independence of our directors.
In this section, we describe the NYSE independence standards for directors and our Board-adopted independence guidelines.
Director independence
The Board must affirmatively determine that a director has no “material relationship” with PNC for the director to qualify as independent under NYSE rules. A material relationship between a director and PNC can exist as a result of a relationship between PNC and an organization affiliated with the director.
Material relationships may include commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships. The ownership of a significant amount of PNC stock, by itself, will not prevent a finding of independence under NYSE rules.
NYSE rules describe specific relationships that will always impair independence. The absence of one of the enumerated relationships under this “bright-line” test does not mean that a director is deemed independent. The Board must consider all relevant facts and circumstances in determining whether a material relationship exists.
The NYSE bright-line independence tests. Each of the following relationships will automatically impair a director’s independence under the NYSE bright-line tests:
•A director was employed by PNC within the last three years
•A director’s immediate family member was an executive officer of PNC within the last three years
•A director or immediate family member received more than $120,000 in direct compensation from PNC, except for certain permitted payments (such as director fees), during any 12-month period within the last three years
•Certain employment relationships between a director or an immediate family member and PNC’s internal or external auditors
•A director or immediate family member has within the last three years been an executive officer of a company during the same time that a PNC executive officer served on that company’s compensation committee
•A director is an employee or an immediate family member is an executive officer of a company that has made payments to, or received payments from, PNC in excess of certain amounts in any of the last three fiscal years
For purposes of these bright-line tests, references to PNC include certain of PNC’s subsidiaries.
Additional information about the NYSE bright-line director independence tests, including commentary regarding the application of the tests, can be found on the NYSE’s website at www.nyse.com.
Our Board guidelines on independence. To help assess director independence, the Board adopted guidelines that describe four categories of relationships that will not be deemed to be material. If a relationship involving a director meets the criteria outlined in the guidelines, the Board may affirm the director’s independence without further analysis of that relationship, provided that the director otherwise meets the relevant independence tests. These guidelines are included in our corporate governance guidelines, which can be found on our website at www.pnc.com/corporategovernance.
The four categories of relationships described in the director independence guidelines include:
•Ordinary course business relationships, such as lending, deposit, banking or other financial service relationships, or other relationships involving the provision of products or services by or to PNC or its subsidiaries and involving a director, an immediate family member, or an affiliated entity of a director or immediate family member, where such relationships satisfy the criteria described in the guidelines
•Contributions made by PNC, its subsidiaries or a PNC-sponsored foundation to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee, subject to the conditions described in the guidelines
•Relationships involving a director’s relative who is not an immediate family member
•Relationships or transactions between PNC or its subsidiaries and a company or charitable organization where a director or an immediate family member serves solely as a non-management board member or trustee or where an immediate family member is employed in a non-officer position

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The director independence guidelines also allow investors to understand the considerations underlying the Board’s independence determinations.
In applying these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
If a director has a relationship that would not be considered material under our director independence guidelines but is one of the relationships described in the NYSE’s bright-line independence tests, the NYSE rules govern and the director will not qualify as independent.
The Board’s independence determinations. At a meeting held on February 11, 2021, the Board made an independence determination for each of our directors, including our director nominees. In making these determinations, the Board relied on the evaluation and recommendations made by the Nominating and Governance Committee. The Board considered relevant facts and circumstances, including an evaluation of the relationships described in this proxy statement.
In some cases, the relationships the Board evaluated included relationships a director has as a partner, member, shareholder, officer or employee of an organization that has a relationship with PNC. The relationships evaluated may have also included relationships where an immediate family member of a director is a partner, member, shareholder or officer of an organization that has a relationship with PNC.
The Board based its independence decisions on information known as of February 11, 2021. Each director has been asked to provide updates regarding any changes in circumstances that could impact the director’s status as an independent director. The Nominating and Governance Committee and the Board will consider information received throughout the year that may impact director independence.
Non-independent directors. The Board determined that Mr. Demchak is a non-independent director under the NYSE’s bright-line independence tests because he is an executive officer of PNC.
Independent directors. Based on its evaluation of the facts and circumstances of relevant relationships, the Board affirmatively determined that each director and director nominee other than Mr. Demchak qualifies as independent under NYSE rules.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

Transactions with directors
Customer relationships. We provide financial services to most of our directors. We also provide financial services to some of their immediate family members and affiliated entities. We offer these services in the ordinary course of our business and provide the services on substantially the same terms and conditions, including price, as we provide to other similarly situated customers. We also extend credit to some of our directors and their immediate family members and affiliated entities. Federal banking law ("Regulation O") governs these extensions of credit. We discuss the impact of Regulation O and our process for managing these extensions of credit under Director and Executive Officer Relationships—Regulation O policies and procedures beginning on page 32.
Business relationships. We enter into other business relationships with certain entities affiliated with our directors or their immediate family members. These relationships are entered into in the ordinary course of business.
Certain charitable contributions. We make contributions to charitable organizations where our directors or their immediate family members serve as directors, trustees or executive officers. We also have a matching gift program whereby we will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.
The table below reflects banking relationships between PNC and a director, an immediate family member of a director or their affiliated entities. Affiliated entities include companies of which a director is, or was during 2020, a partner, executive officer or employee, companies of which an immediate family member of a director is, or was during 2020, a partner or executive officer, and companies in which a director or immediate family member holds a significant ownership or voting position. The table below also reflects relationships where PNC contributed to a charitable organization of which a director or an immediate family member of a director was a trustee, director or executive officer. All of these transactions satisfy the Board’s director independence guidelines as transactions that do not impair independence.

Personal or Family Relationships	Deposit, Wealth Management and Similar Banking Products(1)	●	●	●	●	●	●	●	●	●	●	●	●
	Credit Relationships(2)	●	●	●	●	●	●	●	●	●		●	●
	Charitable Contributions(3)			●	●	●	●	●	●	●	●
Affiliated Entity Relationships	Deposit, Wealth Management and Similar Banking Products(1)				●	●		●	●			●
	Credit Relationships or Commercial Banking Products(4)			●	●	●		●				●
(1)Includes deposit accounts, trust accounts, certificates of deposit, safe deposit boxes, workplace banking and wealth management products.
(2)Includes extensions of credit, including mortgages, commercial loans, home equity loans, credit cards and similar products, as well as credit and credit-related products.
(3)Does not include matching gifts provided to charities personally supported by the director, because under the Board’s director independence guidelines, matching gifts are not a “material relationship” and are not included in considering the value of contributions against our guidelines. Matching gifts are capped at $5,000 for non-employee directors and are included in the "All Other Compensation" column in the Director compensation in 2020 table.
(4)Includes extensions of credit, including commercial loans, credit cards and similar products, as well as credit-related products and other commercial banking products, including treasury management, purchasing card programs, foreign exchange and global trading services.

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DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics contains several provisions that regulate related person transactions. The Code of Business Conduct and Ethics applies generally to all employees, including our executive officers, and directors.
Doing business with PNC. An employee or an immediate family member may want to engage in a business arrangement, such as the sale or lease of property or the provision of services, with PNC. For these transactions, we require prior approval from a supervisor and our Corporate Ethics Office. If a director desires to engage in a business arrangement with PNC, approval is required from our Corporate Ethics Office and the appropriate Board committee.
Financial services to employees. Our employees and their extended families are encouraged to use PNC for their personal financial services. These services must be provided on the same terms as are available to the general public, all employees in a market or business, or all similarly situated employees.
Transacting PNC business. We prohibit directors and employees from transacting business on behalf of PNC with a supplier or customer in which the director, employee or an extended family member has a significant personal or financial interest. We also prohibit directors and employees from transacting business on behalf of PNC with respect to their own accounts, extended family member accounts or accounts for anyone whose close relationship may reasonably be viewed as creating a conflict of interest. Our phrase “extended family member” is similar to the SEC’s definition of “immediate family member” in Item 404(a) of Regulation S-K. We have established procedures in certain of our businesses to permit employees to transact business with family members, subject to appropriate oversight and compliance with applicable laws and regulations, including Regulation O.
Employing relatives. We employ relatives of certain executive officers and directors, in some cases under circumstances that constitute related person transactions. For additional information, see Director and Executive Officer Relationships—Family relationships on page 33. We track the employment and compensation of relatives of our executive officers and directors, and we have policies that restrict special treatment in the hiring or compensation of a relative of an executive officer or director. Our employment of a director’s relative is also a factor in the determination of the director’s independence under NYSE rules and our own adopted guidelines regarding director independence. See Director and Executive Officer Relationships—Director independence beginning on page 29.
Waivers. Employees may generally request waivers or exceptions from certain provisions of the Code of Business Conduct and Ethics from our Corporate Ethics Office. In the case of directors and executive officers, any proposed waiver or exception must be approved by both our Corporate Ethics Office and the appropriate Board committee. In 2020, no directors or executive officers requested a waiver of any of the provisions described above.
Ethics Guidelines for Directors. The Audit Committee has adopted Ethics Guidelines for Directors that contain comprehensive guidance regarding the various PNC policies governing the conduct of our directors. The guidelines are designed to supplement and assist directors in understanding relevant policies, including our Code of Business Conduct and Ethics described above, our Regulation O policies and procedures and our Related Person Transactions Policy, each described in more detail below, our Director Pre-Clearance of Securities Policy and our Anti-Corruption Policy. The Ethics Guidelines for Directors were most recently approved on August 10, 2020.
Regulation O policies and procedures
We maintain additional policies and procedures to help ensure our compliance with Regulation O, which imposes various conditions on a bank’s extension of credit to directors and executive officers and related interests. Any extensions of credit we make must comply with our policies and procedures in accordance with Regulation O. Our Regulation O policies and procedures require:
•Extensions of credit to covered individuals or entities be made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with those who are not covered. For credit extensions under a benefit or compensatory program widely available to all employees, we may not give preference to any covered individual
•The covered extension of credit be made following credit underwriting procedures no less stringent than those prevailing at the time for comparable transactions with non-covered individuals or entities. The extension of credit may not involve more than the normal risk of repayment or present other unfavorable features
•The amount of covered extensions of credit do not exceed individual and aggregate lending limits, depending on the identity of the borrower and the nature of the loan
Our subsidiary bank, PNC Bank, National Association, has a Regulation O Credit Officer who reviews extensions of credit to determine our compliance with these policies. If an extension of credit would result in an aggregate credit extension of more than $500,000, the bank’s Board of Directors must approve it. In addition, a director can only meet our guidelines for

32	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

DIRECTOR AND EXECUTIVE OFFICER RELATIONSHIPS

independence with respect to extensions of credit if the credit complied with Regulation O at the time PNC extended it. The bank’s Board of Directors receives a report of all extensions of credit made to directors and executive officers and their related interests under Regulation O. All loans to our directors and executive officers and their related interests outstanding during 2020 complied with Regulation O.
Family relationships
No family relationships exist among any of our directors or executive officers. There are family relationships between certain of our directors and executive officers and some of the approximately 51,000 PNC employees. These employees, including those discussed below, participate in compensation and incentive plans or arrangements on the same basis as other similarly situated employees.
A brother-in-law of Gregory Jordan, one of our executive officers, is employed by PNC and had been for many years before Mr. Jordan joined PNC in 2013. He does not share a household with Mr. Jordan, is not an executive officer of PNC and does not report directly to an executive officer of PNC. His compensation paid in 2020 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.
A son of Michael Hannon, one of our executive officers, is employed by PNC. He does not share a household with Mr. Hannon, is not an executive officer of PNC and does not report directly to an executive officer of PNC. His compensation paid in 2020 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Audit Committee.
The daughter of Charles E. Bunch, one of our non-management directors, has been employed by PNC for several years. She does not share a household with Mr. Bunch, is not an executive officer of PNC and does not report directly to an executive officer of PNC. Her compensation paid in 2020 exceeded the $120,000 related person transaction threshold and as a result was reviewed by the Nominating and Governance Committee. As provided in the NYSE's commentary regarding application of its bright-line director independence tests, the compensation received by Mr. Bunch's daughter for her service as an employee of PNC need not be considered in determining his independence.
Indemnification and advancement of costs
We indemnify directors, executive officers and in some cases employees and agents against certain liabilities. The covered person may have incurred a liability as a result of service on our behalf or at our request. We may also advance the costs of certain claims or proceedings on behalf of a covered person. If we advance costs, the covered person agrees to repay us if it is determined that the person was not entitled to indemnification. The insurance policies we maintain for our directors and executive officers also provide coverage against certain liabilities.
The indemnification provisions, the advancement of costs and our insurance coverage may provide benefits to our directors and executive officers. During 2020, we did not advance legal costs to any director or executive officer.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	33

RELATED PERSON TRANSACTIONS
Related person transactions policy
A related person transaction is generally any transaction in which PNC or its subsidiaries is or will be a participant, the amount involved exceeds $120,000 and a director (or nominee), executive officer, family member or any beneficial owner of more than 5% of our common stock has or will have a direct or indirect material interest. Our policy for the review and approval of related person transactions was most recently approved on August 10, 2020.
This policy provides guidance on the framework for reviewing potential related person transactions and approving or ratifying related person transactions, and establishes our Presiding Director as the individual who decides how transactions should be evaluated.
In general, a potential related person transaction that involves a director would be reviewed by the Nominating and Governance Committee, as the transaction could also impact independence. A transaction that involves an executive officer or beneficial owner of more than 5% of our common stock would generally be reviewed by the Audit Committee. The full Board receives reports on approved, disapproved and ratified transactions. Under the policy, a permitted related person transaction must be considered to be in, or not inconsistent with, the best interests of PNC and its shareholders and must be on terms comparable to those that could be obtained in arm's length dealings with an unrelated third party.
Certain related person transactions
We have a contract to purchase carpeting from Interface Americas, Inc. A sister-in-law of Gregory Jordan, one of our executive officers, was employed by Interface during 2020 and served as a sales representative on the PNC account. The relationship existed for many years before Mr. Jordan joined PNC in 2013. The contract was not negotiated with Mr. Jordan's sister-in-law; however, she does receive commissions on PNC's purchases of carpeting from Interface. We are not involved in the determination of the amount of her commission and understand that it is based on customary terms. In 2020, we purchased carpet in an aggregate amount of $1.9 million from Interface.
Based on information contained in a Schedule 13G filed with the SEC, BlackRock, Inc. ("BlackRock"), through certain of its subsidiaries, indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2020 (see Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners on page 81). BlackRock is the beneficial owner of our common stock as a result of being a parent company or control person of the subsidiaries disclosed in its Schedule 13G, each of which holds less than 5% of our outstanding shares of common stock.
During 2020, we paid BlackRock approximately $9 million for use of BlackRock’s enterprise investment system and related services, which include risk analytics, portfolio management, compliance and operational processing. We also paid BlackRock approximately $3 million for securities trading related services and approximately $1 million for investment advisory and administration services provided to certain of our subsidiaries and separate accounts assets for a fee based on assets under management. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.
During 2020, we received approximately $6 million in fees from BlackRock for distribution and shareholder servicing activities. These transactions were entered into on an arm’s length basis and contain customary terms and conditions.
We may in the ordinary course of business engage in transactions with BlackRock mutual funds, including using the BlackRock funds as treasury management vehicles for our corporate clients, selling BlackRock investment products to our customers or placing our customer funds in BlackRock mutual funds, using BlackRock funds as an investment vehicle for the PNC 401(k) accounts, providing commercial loan servicing to BlackRock funds or providing shareholder services to our clients who are shareholders of BlackRock mutual funds.
We may also make loans to BlackRock or the BlackRock funds. These loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to PNC, and do not involve more than the normal risk of collectability.
In May 2020, we sold our equity investment in BlackRock. Prior to the sale of this investment, we received cash dividends from BlackRock of approximately $126 million during 2020.
Based on information contained in separate Schedule 13G filings with the SEC, T. Rowe Price Associates, Inc. ("T. Rowe Price") and The Vanguard Group ("Vanguard") each indicated that it beneficially owned more than 5% of our outstanding shares of common stock as of December 31, 2020 (see Security Ownership of Management and Certain Beneficial Owners—Security ownership of certain beneficial owners on page 81). In the ordinary course of business during 2020, our

34	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

RELATED PERSON TRANSACTIONS
Corporate & Institutional Banking business engaged in treasury management transactions with Vanguard and capital markets transactions with each of T. Rowe Price and Vanguard. These transactions were entered into on an arm's length basis and contained customary terms and conditions. This business is also a party to two credit facilities with Vanguard and counterparty clearing lines with each of T. Rowe Price and Vanguard. These credit transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable facilities with persons not related to PNC, and did not involve more than the normal risk of collectibility. In addition, our Asset Management Group and PNC Investments each include T. Rowe Price and Vanguard funds in their respective investment platforms.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	35

DIRECTOR COMPENSATION
The Nominating and Governance Committee of the Board reviews all elements of non-employee director compensation, which are described below, and makes an annual compensation recommendation to the Board. Mr. Demchak receives no additional compensation for serving as a PNC director. In addition to annual compensation, the Committee may approve special compensation to a director for extraordinary service. The primary objectives of the Committee’s annual review are to confirm continued alignment with business and shareholder interests, evaluate the competitiveness of our director compensation program relative to the peer group, and identify and respond to continued changes in director compensation in light of the competitive environment. The Committee conducted its annual compensation review for 2020 on April 28, 2020, and updated the non-employee director compensation program on August 11, 2020 solely to add the Special Committee on Equity & Inclusion to the list of committees whose chairperson is entitled to receive an additional annual retainer as reflected below.
The following table describes the components of non-employee director compensation in 2020:

Annual Retainer
Each director	$90,000
Additional retainer for Presiding Director	$30,000
Additional retainer for Chairs of Audit, Nominating and Governance, Personnel and Compensation, Risk, and Equity & Inclusion Committees	$25,000
Additional retainer for Chairs of Compliance Subcommittee and Technology Subcommittee	$25,000
Meeting Fees (Committee/Subcommittee)
First six meetings	$1,500
Each additional meeting	$2,000
Equity-Based Grants
Value of 1,368 deferred stock units awarded as of April 28, 2020	$144,994
Deferred compensation plans. Our non-management directors may choose to defer the compensation they receive for meeting fees and retainers under our Directors Deferred Compensation Plan. Under this plan, the directors may elect to defer compensation into an account that tracks the price of PNC common stock or an interest rate defined in the plan. The accounts that track the price of PNC common stock are credited with a number of units (including fractional shares) that could have been purchased with the equivalent of PNC common stock cash dividends. We do not pay above-market or preferential earnings on any director compensation that is deferred. The directors may choose the payout date and whether the payout, which is made in cash, will be in a lump sum or up to 10 annual installment payments.
Under the Outside Directors Deferred Stock Unit Program, a subprogram of the 2016 Incentive Award Plan, each non-employee director is eligible to receive an annual grant of deferred stock units that vest immediately upon grant and are paid out in shares of PNC common stock at retirement. The deferred stock units accrue dividends with reinvestment equal to the number of units that could have been purchased with the equivalent of PNC common stock cash dividends (rounded down to the nearest whole share).
Other director benefits. We generally limit the benefits we provide to our directors, but we regularly provide the following:
•Charitable matching gifts. We will match a non-employee director’s personal gifts to qualifying charities up to a limit of $5,000 per year.
•Insurance policies. We pay for various insurance policies that protect directors and their families from personal loss connected with Board service.
•Expenses related to Board service. We pay for expenses connected with our directors’ Board service, including travel on corporate, private or commercial aircraft, lodging, meals and incidentals.
We may also provide other incidental benefits to our directors from time to time, including tickets to cultural, social, sporting or other events and small gifts for holidays, birthdays or special occasions. In limited circumstances, we may also provide travel for directors on corporate aircraft for personal purposes, such as when a family emergency arises or a seat is available on a previously scheduled flight. We determine the value of these benefits based on the incremental cost to PNC and we include the amount in the “All Other Compensation” column of the Director compensation in 2020 table below.
Director stock ownership requirement. The Board has adopted a common stock purchase guideline for our non-management directors. Under this guideline, each director must own shares of PNC common stock (including phantom stock units) with a value of at least five times the value of his or her annual base retainer. Until a director meets this

36	THE PNC FINANCIAL SERVICES GROUP, INC. - 2020 Proxy Statement

DIRECTOR COMPENSATION
ownership level, he or she must purchase or acquire common stock or stock units that equal at least 25% of the annual retainer for that year. A director may satisfy this requirement through open market purchases or by deferring compensation into stock units under the Directors Deferred Compensation Plan described above. As of December 31, 2020, the minimum ownership threshold for directors was valued at $450,000. All of our directors serving at that time other than Joseph Alvarado, Richard J. Harshman and Toni-Townes Whitley, who were appointed in January 2019, and David L. Cohen, who was appointed in October 2020, satisfied the ownership guideline.
Director compensation in 2020
For fiscal year 2020, we provided the following compensation to our non-employee directors:

Director Name	Fees Earned(a)	Stock Awards(b)	All Other Compensation(c)	Total
Joseph Alvarado	$131,000	$144,994	$—	$275,994
Charles E. Bunch	$135,000	$144,994	$100,111	$380,105
Debra A. Cafaro	$120,000	$144,994	$12,394	$277,388
Marjorie Rodgers Cheshire	$186,000	$144,994	$34,269	$365,263
David L. Cohen*	$7,500	$—	$—	$7,500
Andrew T. Feldstein	$189,000	$144,994	$73,940	$407,934
Richard J. Harshman	$154,000	$144,994	$6,833	$305,827
Daniel R. Hesse	$137,500	$144,994	$19,965	$302,459
Richard B. Kelson**	$44,500	$—	$44,233	$88,733
Linda R. Medler	$125,500	$144,994	$8,219	$278,713
Martin Pfinsgraff	$162,000	$144,994	$5,000	$311,994
Toni Townes-Whitley	$115,500	$144,994	$—	$260,494
Michael J. Ward	$108,000	$144,994	$27,552	$280,546
*Mr. Cohen was appointed as a director on October 1, 2020.
**Mr. Kelson served as a director through April 28, 2020.
(a)This column includes the annual retainer, additional retainers for the Presiding Director and the chairs of committees and subcommittees, and meeting fees earned for 2020. The amounts in this column also include the fees voluntarily deferred by certain directors under our Directors Deferred Compensation Plan, a non-qualified defined contribution plan, as follows: Debra A. Cafaro ($120,000); Marjorie Rodgers Cheshire ($74,400); Andrew T. Feldstein ($189,000); Richard J. Harshman ($38,500); Daniel R. Hesse ($137,500); Linda R. Medler ($62,750); and Michael J. Ward ($108,000).
(b)The amounts in this column reflect the grant date fair value under Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718) of 1,368 deferred stock units awarded to each director under our Outside Directors Deferred Stock Unit Program as of April 28, 2020, the date of grant. The grant date fair value is calculated based on the NYSE closing price of our common stock on the date of grant of $105.99 per share.
As of December 31, 2020, the non-employee directors listed in the table below had outstanding stock units in the following amounts:

Director Name	Cash-Payable Stock Units	Stock-Payable Stock Units
Joseph Alvarado	—	2,534
Charles E. Bunch	21,766	4,934
Debra A. Cafaro	3,202	3,614
Marjorie Rodgers Cheshire	6,824	4,934
David L. Cohen	—	—
Andrew T. Feldstein	16,101	4,934
Richard J. Harshman	559	2,534
Daniel R. Hesse	3,496	4,934
Linda R. Medler	876	3,614
Martin Pfinsgraff	—	3,614
Toni Townes-Whitley	—	2,534
Michael J. Ward	6,541	4,934
None of our non-employee directors had any outstanding stock options or unvested stock awards as of December 31, 2020.
(c)This column includes income under the Directors Deferred Compensation Plan and the Outside Directors Deferred Stock Unit Plan as follows: Charles E. Bunch ($97,611); Debra A. Cafaro ($12,394); Marjorie Rodgers Cheshire ($29,269); Andrew T. Feldstein ($68,940); Richard J. Harshman ($1,833); Daniel R. Hesse ($14,965); Richard B. Kelson ($44,233); Linda R. Medler ($3,219); and Michael J. Ward ($27,552). This column also includes the dollar amount of matching gifts made by us in 2020 to charitable organizations. No non-employee director received any incidental benefits in 2020, and there were no incremental costs to PNC for personal use of our corporate aircraft by any non-employee director in 2020.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") explains our executive compensation philosophy, describes our compensation programs and reviews our compensation decisions for the following named executive officers ("NEOs"):

Name of NEO	Title
William S. Demchak	Chairman, President and Chief Executive Officer
Robert Q. Reilly	Executive Vice President and Chief Financial Officer
Michael P. Lyons	Executive Vice President and Head of Corporate & Institutional Banking
E William Parsley, III	Executive Vice President and Chief Operating Officer
Karen L. Larrimer	Executive Vice President and Head of Retail Banking and Chief Customer Officer
Where to find information in the CD&A

Section	Description	Page
2020 PNC performance	A summary of PNC's performance in 2020	39
Compensation philosophy	An overview of PNC's four compensation principles, key features of our executive compensation program and an explanation of what we do (and don't do)	40
Stakeholder engagement and impact of 2020 say-on-pay vote	A summary of last year's say-on-pay vote (over 95% in favor) and our ongoing stakeholder engagement efforts	42
Compensation program summary	An explanation of how we set total compensation targets for each NEO, and how we evaluate and pay incentive compensation — both the annual cash incentives and the long-term equity-based incentives (PSUs and RSUs) — as well as a glossary of the key performance metrics the Committee reviews	42
2020 compensation decisions	A discussion of the 2020 incentive compensation targets set for each NEO, the actual incentive compensation paid and the rationale for those compensation decisions — including specific discussions on PNC performance and key achievements of each NEO	47
Compensation policies and practices	A description of other key compensation practices, including our peer group composition, stock ownership guidelines, clawback policy and limited perquisites	55

38	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2020 PNC performance
In an unprecedented and challenging year, we delivered solid financial results, significantly strengthened our strategic position and supported our customers, communities and employees. These were some of our performance highlights from 2020:

PNC response to the COVID-19 pandemic
Created a pandemic response team to help ensure the safety of our employees and customers and to provide timely information and advice, including guidance from PNC's first-ever chief medical advisor.
Implemented a work-from-home strategy and made enhancements for the safety and security of our employees working at PNC locations, including changes to our branch access and social distancing policies.
Created and implemented an end-to-end digital process to apply, register, underwrite, document, fund and book Paycheck Protection Program ("PPP") loans, funding more than 70,000 PPP loans in 2020 worth approximately $13 billion. More than 14,500 of these PPP loans were made to borrowers located in low- or moderate-income areas and more than 4,500 of the loans were made to non-profit organizations.
Provided additional pandemic relief support to our communities, including:
•granting $14.8 billion in loan modifications
•approving emergency personal loans
•providing relief to consumers on loans and mortgages, including hardship assistance, grace periods and fee waivers, and temporarily halting foreclosures, evictions and repossessions
•building an enhanced relief application and resources
Deployed $30 million in support of coronavirus relief efforts across our footprint, primarily directed toward basic needs and hardship relief programs.
Committed more than $50 million to community development financial institutions to support the origination of PPP loans in potentially underserved areas.
Implemented extra pay programs to support our front-line and on-site employees, including our PPP-focused employees.
Supported the physical, mental and financial well-being of our employees, including free in-network telehealth services and COVID-19 testing, treatment and supplies under PNC's medical plan, along with enhanced mental health resources, backup child and elder care reimbursements, COVID-19–related time off and temporary flexible work policies and 401(k) plan enhancements.

Executing against our strategic priorities
Sold our equity position in BlackRock, Inc. for net proceeds of $14.2 billion (resulting in an after-tax gain to PNC of $4.3 billion) and took action to redeploy those funds through the planned acquisition of BBVA USA Bancshares, Inc. ("BBVA USA") for a fixed purchase price of $11.6 billion in cash. Upon closing, the BBVA USA acquisition will accelerate our national expansion strategy, create the fifth-largest U.S. bank by assets, grow our branch and customer base by approximately 29% and establish a coast-to-coast franchise, with a PNC presence in 29 of the 30 largest markets in the U.S.
Continued to execute against our three strategic priorities by expanding our leading banking franchise to new markets and digital platforms, deepening our customer relationships by delivering a superior banking experience and financial solutions, and leveraging technology to innovate and enhance products, services, security and processes.
Delivering value to our shareholders, while continuing to strengthen our capital and liquidity
Achieved solid financial results for the year, including generating record revenue of $16.9 billion in 2020, diligently managing expenses and ultimately generating 3% positive operating leverage.
Delivered strong total shareholder return ("TSR") compared to our peers — with one-year TSR the third-highest in our peer group and three-year and five-year TSR above the 75th percentile for the group.
Earned full-year net income of $7.6 billion, or $16.96 per diluted common share. Net income from continuing operations, which excludes the proceeds from our sale of BlackRock, decreased $1.6 billion from 2019 to $3.0 billion, reflecting a substantial increase in our provision for credit losses primarily due to the significantly adverse economic impacts of the pandemic and the adoption of the Current Expected Credit Losses ("CECL") accounting standard.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	39

COMPENSATION DISCUSSION AND ANALYSIS

Remained disciplined in managing expenses, which declined 3% from 2019, driving our efficiency ratio to 61% (an improvement from 63% in 2019), and achieved our continuous improvement program savings goal of $300 million for the year.
Reached record levels of liquidity and capital. Grew loans 1% and deposits 27% from 2019. Our return on average assets was 1.68% and our return on average common equity was 15.21%. At December 31, 2020, our tangible book value was $97.43 per common share, an increase of 17% over 2019, and our Basel III common equity Tier 1 capital ratio increased to 12.2%.
Built significant credit reserves while maintaining a stable overall risk profile within our desired risk appetite. At December 31, 2020, our allowance for credit losses to total loans was 2.46%, increasing from 1.28% in 2019.
Returned $3.5 billion of capital to our shareholders in 2020, consisting of $1.5 billion in share repurchases and $2.0 billion in common stock dividends, while maintaining compliance with the Federal Reserve's special capital distribution restrictions.
Supporting our customers, communities and employees
Appointed our first Chief Corporate Responsibility Officer and formed a Board-level Special Committee on Equity & Inclusion.
Continued our long history of supporting economic empowerment efforts by committing $1 billion to advance social justice and economic empowerment of Black Americans and low- and moderate-income communities.
Expanded our commitment to provide more than $50 million in charitable support for work to help eliminate systemic racism and promote social justice, expand financial education and workforce development initiatives, and enhance low-income neighborhood revitalization and affordable housing.
Held the inaugural Black Leaders Forum, which engaged 130 leaders in candid discussion on our challenges and opportunities in recruiting, advancing and retaining Black employees.
Met all six of our organizational diversity objectives in 2020.
On pages 47 to 55, we discuss in more detail how our 2020 performance affected our compensation decisions.
Compensation philosophy
In this section, we discuss how we view executive compensation and why we make the decisions that we do. The Personnel and Compensation Committee (referred to in this CD&A as the "Committee") relies on defined principles to help guide its executive compensation decisions:

COMPENSATION PRINCIPLES
Pay for performance Provide appropriate compensation for demonstrated performance across the enterprise	Create value Align executive compensation with long-term shareholder value creation	Manage talent Provide competitive compensation opportunities to attract, retain and motivate high-quality executives	Discourage excessive risk-taking Encourage focus on the long-term success of PNC and discourage excessive risk-taking
The Committee believes that the successful application of these principles requires a thoughtful program design, which includes a balanced evaluation of performance. The Committee believes that discretion, flexibility and judgment are critical to its ability to award incentive compensation that reflects near-term performance results and progress toward longer-term strategic priorities that allow PNC to create value for our shareholders. See Evaluating performance to determine incentive compensation beginning on page 43 for more information on how the Committee balances its evaluation of performance.
Key program features
The Committee reviews and approves the compensation to be paid to our NEOs. We seek clarity and transparency in our compensation structure, using features that we believe will help to create a balanced program. While we consider the expectations of various stakeholders, we want our compensation program to achieve multiple objectives, consistent with our compensation principles. The Committee also regularly reviews the operation of our compensation program to help ensure that our objectives continue to be met.

40	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Taken as a whole, our executive compensation program includes several complementary features:

We provide incentives for performance over different time horizons (short- and long-term).
We embed performance goals into a significant portion of our long-term incentives — and include a risk-based performance review that could reduce or eliminate the awards.
We reward achievement against both quantitative and qualitative goals, while allowing for discretion.
We connect pay to company performance, relative to our internal objectives and controls, as well as relative to the performance of a carefully selected peer group.
We consider market data and trends when making pay decisions.
We place a substantial majority of compensation at risk.
We pay some incentive compensation in cash today, while deferring most of our incentives for several years through potential equity-based payouts.
The following table illustrates some important features of our executive compensation program:

WHAT WE DO	WHAT WE DON’T DO
We pay for performance. We link most of our executive pay to performance, including financial and operating performance measures, qualitative measures and risk-based metrics.	✗
We do not allow tax gross-ups. We do not provide excise tax gross-ups in our current change of control agreements and we have eliminated these gross-ups from all existing change of control agreements. We do not offer tax gross-ups on the primary perquisites that we offer.

We discourage excessive risk-taking. Our program discourages executives from taking inappropriate, excessive risks in several ways — including by relying on multiple performance metrics, deferring payouts over a long period, establishing clawback and forfeiture provisions, and requiring meaningful stock ownership.
✗
We will not enter into substantial severance arrangements without shareholder approval. If a severance arrangement would pay more than 2.99 times base and bonus (in the year of termination), it requires shareholder approval.

We require executives to hold PNC stock. Our executives must hold a substantial amount of PNC stock, and this amount continues to increase as their equity awards vest.	✗
We do not grant equity that accelerates upon a change in control (no “single trigger”). We require a “double trigger” for equity to vest upon a change in control — not only must the change in control occur, but the executive must be terminated.

We have a clawback and forfeiture policy. Our policy requires us to claw back prior incentive compensation that we awarded based on materially inaccurate performance metrics. Our policy gives us broad discretion to cancel unvested equity awards due to risk-related issues or detrimental conduct.
	✗	We do not reprice stock options. Although we currently do not grant stock options, we cannot reprice stock options that are out-of-the-money unless our shareholders allow us.

We limit perquisites. We provide limited perquisites. Our NEOs receive financial planning and tax preparation services and limited personal use of the corporate aircraft. Two NEOs are eligible to receive executive physicals under a grandfathered program.
	✗	We do not enter into employment agreements. We do not enter into individual employment agreements with our executive officers — they serve at the will of the Board.
We retain an independent compensation consultant. The Committee retains an independent compensation consultant that provides no other services to PNC.

We prohibit hedging, pledging and short sales of PNC securities. We do not allow any director or employee to hedge or short-sell PNC securities. We do not allow any director or executive officer to pledge PNC securities.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	41

COMPENSATION DISCUSSION AND ANALYSIS
Regulatory expectations
As a large diversified financial services company, we must also comply with various regulatory requirements. The Board of Governors of the Federal Reserve (the "Federal Reserve") regulates PNC as a bank holding company and has provided guidance and set expectations with respect to our current compensation program. The Office of the Comptroller of the Currency (the "OCC") regulates our primary banking subsidiary, and also sets expectations for our compensation program. The Federal Reserve, the OCC and other financial industry regulatory entities, including the SEC, may provide guidance periodically on compensation matters.
Stakeholder engagement and impact of 2020 say-on-pay vote

The annual advisory vote on executive compensation ("say-on-pay") that we provide to shareholders received another year of strong support in 2020, with over 95% of our shareholders voting in favor.

We regularly engage with our institutional investors to facilitate open, clear and transparent communications with shareholders. We discussed executive compensation with some of our institutional investors in 2020, but no material issues or concerns were raised.

The Committee considered the results of the say-on-pay vote when determining compensation for 2020 performance and considered any relevant feedback received from shareholders, among the other factors discussed in this CD&A. The Committee did not make any changes to the executive compensation program based on the say-on-pay vote or specific discussions with shareholders.
Compensation program summary
Total compensation targets
Each NEO receives a total compensation target for the year — consisting of a base salary and an incentive compensation target (cash and equity-based awards). We generally set these targets in the first quarter of the year, or when an executive joins PNC or assumes new responsibilities.
Total compensation targets include the following components:

When constructing an appropriate total compensation target for an NEO, the Committee uses a framework that is consistent with our compensation principles:

We set targets using several factors, including market data. The Committee reviews available market data but does not use a formula to set an executive's target compensation. The Committee evaluates many factors, including the appropriateness of the job match and market data, the responsibilities of the position and the executive’s demonstrated performance, skills and experience.

42	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

At least 50% of compensation is equity-based and not payable for several years. The Committee believes that a significant portion of compensation should be at risk, tied to PNC stock performance and not payable, if at all, for several years. Accordingly, at the beginning of the performance year, the Committee establishes a specific minimum percentage of each executive's total compensation that will be delivered through long-term equity-based awards. For 2020, the Committee designated that all NEOs would receive at least 50% of their total compensation through long-term equity-based awards. The specific mix of cash and equity for each NEO is discussed in more detail on page 50.

The equity-based incentive is split between two forms of awards. Each NEO generally receives a long-term incentive award in two primary forms — a Performance Share Unit (60% of the award) and a Restricted Share Unit (40% of the award). Payouts under these awards are deferred over multiple years. For information on the terms of these awards, see pages 44 to 46.

Evaluating performance to determine incentive compensation
The Committee believes the total compensation targets collectively provide an appropriate balance between fixed and variable amounts, measuring short-term and long-term performance, immediate and deferred payouts, and cash and equity-based awards. For information on how the 2020 incentive compensation decisions by the Committee compared to the incentive compensation targets, see pages 49 to 50.
The Committee believes that an effective executive compensation program requires a comprehensive evaluation of performance across multiple categories. This evaluation generally includes a review of financial performance, how we executed against our strategic objectives, and how we manage risk, customer experience and leadership.
The Committee has not adopted a formula-driven compensation program, believing that formulas may reward short-term results or behaviors that do not serve the long-term interests of our shareholders. Metrics that rely on formulas may also be inappropriately skewed by results outside of management's control. Finally, formulas may undervalue important strategic objectives that do not translate to easily or immediately quantifiable metrics.
To the extent possible, the performance metrics reviewed by the Committee align the objectives of our management, long-term shareholders and federal banking regulators. In some cases, these stakeholders have different objectives that cannot be easily reconciled — for example, long-term shareholders seeking higher returns may be willing to tolerate more risk than a federal banking regulator would accept. That is one reason we use multiple metrics, representing achievement against a range of goals, as well as significant adjustments for risk management. The Committee does not necessarily favor one metric over another. Instead, the Committee uses these metrics to gain a comprehensive understanding of our overall performance.
Following each quarter, the Committee reviews PNC's performance with the CEO. Following the end of the year, the CEO reviews the annual performance with the Committee. During these reviews, the Committee receives a report on the following metrics:

Core Financial Performance Metrics	Capital, Risk and Expense Management Metrics

Net interest income	Tangible book value
Noninterest income	CET1 ratio
EPS growth	Loans to deposits ratio
Return on assets	Net charge-offs to average loans
Return on equity	Allowance for loan and leases losses to total loans
Efficiency ratio	Noninterest expense

Core Business Growth Metrics	Total Shareholder Return

Average loan balances	One-year
Allowance for loan and lease losses	Three-year
Average interest-bearing deposits	Five-year
Average noninterest-bearing deposits
Assets under administration
Mortgage origination value
To provide context to the Committee, we compare PNC's core financial performance metrics to our results from the prior year, our budget for the current year and our most recent performance against peers. We also adjust these metrics for certain events as described in more detail beginning on page 47.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	43

COMPENSATION DISCUSSION AND ANALYSIS

We compare our capital, risk and expense management metrics to our results from the prior year and, to the extent available, our most recent performance against peers. We compare our core business growth metrics to our results from the prior year, our budget for the current year and, to the extent available, our most recent performance against peers. We compare our total shareholder return over one-year, three-year and five-year periods to our peers and to the S&P banking index.
In addition to these metrics, the Committee also reviews our progress against strategic objectives and our risk management performance. In determining the amount of incentive performance awards against the incentive compensation targets, the Committee may consider any of these performance metrics without assigning a weight to specific metrics.
Incentive compensation program
The incentive compensation target includes two components — an annual incentive award payable in cash, and a long-term incentive award that is equity-based and granted in two different forms. After the performance year ends, the Committee evaluates PNC’s aggregate performance for the year, as well as the individual performance of each NEO, and determines an incentive compensation amount to be awarded to each executive, expressed as a percentage of the incentive compensation target set at the beginning of the performance year.
Once the Committee determines the final incentive amount, it is divided between the annual cash incentive and the long-term incentive. The long-term incentive award makes up at least 50% of the value of the total compensation awarded to the NEO.
The Committee's evaluation of 2020 performance and the related compensation decisions made by the Committee for each NEO are described on pages 47 to 55.
Long-term incentive award (equity-based). The long-term incentive (“LTI”) is equity-based and granted through two separate awards — Performance Share Units (“PSUs”) and Restricted Share Units (“RSUs”). The Committee made these grants to NEOs in the first quarter of 2021 (for 2020 performance) and in the first quarter of 2020 (for 2019 performance). These awards, and all other equity-based awards, are made under PNC’s shareholder-approved 2016 Incentive Award Plan.
The table below summarizes the material terms and conditions of the awards granted in 2021 for 2020 performance (these terms and conditions do not differ from the terms and conditions of the awards granted in 2020 for 2019 performance):

Name of Award	% of LTI Value	Vesting Schedule	Metrics	Payout Range (% of target)	Stock or Cash Payout
PSU	60%	After 3-year performance period ends	PNC's return on equity (ROE) compared to performance targets	0–150%	Stock
			EPS growth rank against our peer group
RSU	40%	Annual installments over 3 years	Time-based	0–100%	Stock
PSUs. With respect to 2020 performance, in the first quarter of 2021 the Committee granted to certain of our senior executives, including all NEOs, PSUs that represent an opportunity to receive shares of PNC common stock. The payout is based on how PNC performs against two corporate performance metrics over a three-year performance period. Performance against these two metrics generates a percentage (the corporate performance factor). The award may be decreased if PNC fails to satisfy a risk performance metric or based on a discretionary risk performance review conducted by the Committee. After applying any risk-related performance adjustment (and if PNC satisfies the risk performance metric), the resulting percentage is applied to the number of target PSUs to determine the final number of units available for settlement. The PSUs have a maximum payout opportunity of 150% of target. Payout of any award under the PSUs also requires the satisfaction of service requirements and other award conditions.
The Committee may also increase or decrease the size of the final payout to maintain the intended economics of the award, if circumstances change. These circumstances include external events affecting PNC or members of its peer group or its financial statements that are outside of PNC's control and not reasonably anticipated.
The two corporate performance metrics include an absolute metric (an internal PNC measurement against a target) and a relative metric (PNC performance against peers). The absolute metric is PNC's three-year average return on equity ("ROE"), as adjusted, compared to three-year ROE performance targets established in advance by the Committee. The relative metric is PNC's three-year average earnings per share ("EPS") growth, as adjusted, compared to the three-year average EPS growth of PNC peers.

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COMPENSATION DISCUSSION AND ANALYSIS

The ROE metric will be calculated annually for each year of the performance period. At the end of the three-year performance period, average ROE for the performance period will be determined as the average of PNC's annual ROE for each year. In establishing the ROE performance targets, the Committee considers multiple factors, including our historical performance, budget and future growth expectations, peer results, cost of capital and analyst expectations.
The EPS growth metric will be calculated for each year of the performance period. At the end of the three-year performance period, the annual EPS growth percentages will be averaged. PNC's three-year average EPS growth will be compared to the three-year average of each member of the peer group to determine our percentile rank.
Once PNC's percentile rank relating to average EPS growth and PNC's average ROE are determined for purposes of the grants, the corporate performance factor, ranging from 0–150%, will be calculated using the grid below and applying bilinear interpolation.
The chart below shows the corporate performance metrics for the 2021 grants (the corporate performance metrics for the 2020 grants were disclosed in our 2020 proxy statement). For these grants, the Committee approved a range of ROE metrics, with the ROE performance levels generally lower than the levels in the 2020 grants (but consistent with the levels in the 2018 grants). The Committee approved this new payout grid based on the overall economic environment, the lower interest rate environment, PNC's desire to maintain a moderate risk profile and the expected ROE impact from the sale of our equity position in BlackRock. The Committee did not reduce the highest performance level in the payout grid, however. As with the prior grant, PNC still needs to achieve an average ROE of 13.00% for our NEOs to be eligible to receive the highest payout (150%) under the 2021 PSU grants.

		Three-year average EPS growth (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)
Three-year average ROE (absolute)	13.00%	100.0%	125.0%	150.0%
	11.50%	87.5%	112.5%	137.5%
	10.50%	75.0%	100.0%	125.0%
	9.50%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%
When calculating our average ROE and EPS growth for this award, we will reverse the after-tax impact of our provision for credit losses — that is, we will add back the provision amount to our reported net income. We will then subtract total net charge-offs from the net income amount and adjust net income for the change in taxes. Net charge-offs represent the amount of a loan (or portion of a loan) that we remove from our balance sheet because we deem it to be uncollectible, less any recoveries. We expect this adjusted ROE and EPS growth to present a more accurate measurement of how efficiently we create profit, as it replaces our estimated credit losses (provision) with the actual losses we incur (net charge-offs). Adjustments will also be made on an after-tax basis for the impact to PNC and the companies in our peer group, as appropriate, of items resulting from changes in federal tax law, discontinued operations (as such term is used under GAAP), acquisition costs and merger integration costs, and the net impact to PNC of significant gains or losses related to BlackRock transactions.
RSUs. With respect to 2020 performance, in early 2021 the Committee also granted to certain of our senior executives, including all NEOs, RSUs that represent an opportunity to receive shares of PNC common stock. The RSUs vest pro rata over three years, with each of the three annual installments (tranches) vesting on the anniversary of the grant date. Vesting also requires the satisfaction of service requirements and other award conditions.
Additional provisions for PSUs and RSUs. The provisions described in this section apply to each of our long-term incentive awards — the PSUs and the RSUs.
Risk-based performance reviews. All long-term incentive awards are subject to risk-based performance reviews. The risk-based performance metric measures whether PNC has a Basel III common equity Tier 1 capital ratio of at least 7.0% based on current definitions and requirements ("CET1 Ratio"). The CET1 Ratio is measured as of the end of the performance year.
For PSUs, for each year during the three-year performance period that PNC fails to meet the CET1 Ratio, one-third of the target number of PSUs granted will be eligible for forfeiture. After the three-year performance period ends, the Committee will conduct a final performance review and reduce the number of target shares available for payout if PNC did not meet the CET1 Ratio for one or more years during the performance period.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	45

COMPENSATION DISCUSSION AND ANALYSIS

For RSUs, each RSU tranche is subject to the same risk-related performance metric that will be applied to the PSUs, with all or a portion of that tranche being eligible for forfeiture. After the year ends, the Committee will conduct a risk-based performance review and decrease the number of shares available for payout under the applicable RSU tranche if PNC did not meet the CET1 Ratio as of the end of the most recent year before the vesting date of that tranche.
In addition, and independent from the evaluation of the CET1 Ratio, the Committee may conduct another risk performance review for the PSUs and the RSUs. This discretionary review would generally occur in connection with a risk-related action of potentially material consequence to PNC. If the Committee exercises its discretion to conduct a risk performance review, the Committee will review and determine if a reduction to the corporate performance factor for risk performance is appropriate for the PSUs or if a reduction for risk performance is appropriate for the applicable RSU tranche.
Dividends. Both the PSUs and the RSUs will accrue cash dividend equivalents during their respective performance periods. For the PSUs, the accrued dividend equivalents will be adjusted by the same percentage as the target PSUs at the time of payout and will then be paid out in cash. For the RSUs, the accrued dividend equivalents with respect to a tranche will pay out in cash at the same time, and will be adjusted by the same payout percentage, as the RSUs to which they relate.
Other compensation and benefits
In addition to the components included in the total compensation target outlined above, our executive compensation program also includes the following components:

Perquisites	• Provided, in limited circumstances, to increase efficiency and focus on our business. • Described in more detail beginning on page 57.
Change in Control Arrangements	• Provided for continuity of management in connection with a change in control. • Described in more detail on page 74.
Health and Retirement Plans	• Provided to promote health and wellness and post-retirement financial security.
Glossary of key performance metrics
The following chart defines some of the key performance metrics evaluated by the Committee and explains why we use each metric. We consider these metrics, without giving weight to any one metric, in our overall evaluation of executive compensation. Some of these metrics are also used to calculate payouts under the long-term incentive program, as described above.

Capital and risk metrics
Capital ratios	The federal banking regulators have adopted capital rules that establish risk-based and leverage capital ratios to evaluate the capital adequacy and financial strength of banking organizations. The regulatory capital rules establish certain minimum requirements for these ratios, as well as a capital conservation buffer requirement, in order to avoid limitations on capital distributions and certain discretionary incentive compensation payments. As of January 1, 2021, banking organizations (including PNC) were required to maintain a risk-based CET1 capital ratio of at least 7%, in addition to other capital ratios. PNC currently exceeds all required regulatory capital ratios.

Expense metrics
Efficiency ratio	The efficiency ratio helps us evaluate how efficiently we operate our business. The ratio divides our noninterest expense (such as compensation and benefits, occupancy costs, equipment and marketing) by our revenue. In general, a smaller ratio is preferable as it means higher revenues or lower expenses. A bank’s efficiency ratio will be affected by its particular business model. We calculate risk-adjusted efficiency ratio by adding our net charge-offs to our noninterest expense, which helps to show the quality of our overall credit decisions, as net charge-offs represent the actual credit losses we incur.

Profitability metrics
Earnings per share (EPS) and EPS growth	EPS is a common metric used by investors to evaluate the profitability of a company. It shows the earnings (net income) we make on each outstanding share of common stock. While EPS represents a specific dollar amount, EPS growth represents the percentage growth of EPS over the previous year. EPS growth helps us to compare our annual earnings strength to our peers.
Return on assets (ROA)	Investors often evaluate banks by their asset size, with loans and investment securities making up the largest components of assets. ROA is our annualized net income divided by our average assets and represents how efficiently we use assets to generate profit.
Return on equity (ROE)	Return on equity (including return on common equity) measures profitability by showing how much profit we generate (net income) with the money our shareholders have invested (equity). It shows how efficiently we deploy our investors’ funds. Return on equity measures total annual net income divided by average total shareholders’ equity. Return on common equity is our annual net income attributable to our common shareholders, divided by average common shareholders’ equity.

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COMPENSATION DISCUSSION AND ANALYSIS

Revenue metrics
Net interest income	Net interest income measures the revenue generated from lending and other activities less all interest expenses (such as interest paid on deposits and borrowings). It is a good bank performance indicator given the importance of interest-earning assets and interest-bearing sources of funds.
Noninterest income	Noninterest income measures the fees and other revenue we derive from our businesses (other than interest income). A healthy mix of net interest income and noninterest income provides diverse earnings streams and lessens a bank’s reliance on the interest rate environment.

Valuation metrics
Tangible book value per share	This financial measure takes our total tangible common shareholders’ equity (it excludes intangible assets such as goodwill) and divides that by the number of shares outstanding. This provides investors with an objective valuation method and allows them to compare relative values of similar companies.
Total shareholder return (TSR)	TSR is a common metric used to show the total returns to an investor in our common stock. One-year TSR considers the change in stock price from the beginning to the end of the year, as well as the reinvestment of any dividends paid throughout the year.

2020 compensation decisions
2020 total compensation targets
 At a meeting held in February 2020, the Committee set the following total compensation targets for our NEOs:

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer
Base salary (annualized)	$1,200,000	$700,000	$700,000	$700,000	$700,000
Incentive compensation target	$13,000,000	$4,100,000	$7,300,000	$7,300,000	$4,100,000
Annual cash incentive portion	$3,770,000	$1,700,000	$2,500,000	$2,500,000	$1,700,000
Long-term incentive portion	$9,230,000	$2,400,000	$4,800,000	$4,800,000	$2,400,000
Total compensation target	$14,200,000	$4,800,000	$8,000,000	$8,000,000	$4,800,000
For the 2020 performance year, the total compensation targets for our NEOs are generally aligned with the market, as adjusted for PNC's total assets (and using an average of recent total compensation if a peer does not disclose targets), with our CEO's total compensation target falling within 20% of the peer group median total compensation target. When establishing the total compensation targets for 2020, the Committee reviewed available market data with Meridian, its independent compensation consultant, and members of management.
As disclosed in our 2020 proxy statement, the Committee increased Mr. Demchak's total compensation target to $14,200,000 in February 2020. The Committee increased this target based on several factors, including Mr. Demchak's experience as CEO and PNC's successful long-term financial and strategic performance under his leadership. As part of this increase, the Committee also increased the percentage of pay delivered through equity, furthering the alignment of his compensation with the objectives of our long-term shareholders. For 2020, the Committee increased the long-term equity-based incentive component of Mr. Demchak's compensation to 65% (up from 60%) of his total compensation. For an additional discussion of the mix of cash and equity delivered to the NEOs based on 2020 performance, see page 50.
At the February 2020 meeting, the Committee also increased the total compensation targets for each of Ms. Larrimer and Mr. Reilly to $4,800,000. The Committee approved these increases based on the scope of duties, performance, skills and experience of each executive, as well as changes in market information for similar executives at other financial institutions.
2020 performance
At meetings held during the first quarter of 2021, the Committee reviewed PNC's 2020 performance with the CEO, the Chief Risk Officer and other members of management. In evaluating our 2020 performance, the Committee reviewed our performance against the range of metrics described beginning on page 46, including the selected performance metrics identified in the table below.

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COMPENSATION DISCUSSION AND ANALYSIS

Selected performance metrics	2020 results(1)	2020 budget(1)	2019 results(1)	2020 results vs. 2020 budget		2020 results vs. 2019 results
Net interest income (in millions)	$9,946	$10,055	$9,965	-1.1%		-0.2%
Noninterest income (in millions)	$6,955	$6,760	$6,874	+2.9%		+1.2%
Diluted EPS*	$10.62	$9.93	$11.62	+6.9%		-8.6%
ROE*	9.38%	9.40%	11.35%	-0.2%		-17.4%
ROA*	1.08%	1.07%	1.38%	+0.9%		-21.7%
Risk-adjusted efficiency ratio*	65.85%	63.56%	66.61%	-3.6%	(2)	+1.1%	(2)

Net income (in millions)	$7,558		$5,418
Tangible book value per share*	$97.43		$83.30
Annual total shareholder return	-2.7%		40.9%
CET1 Ratio	12.20%		9.53%
*Non-GAAP financial measure. See Annex A for a reconciliation of non-GAAP financial measures to GAAP, and for additional information about the adjustments to GAAP measures.
(1)These results include certain adjustments to PNC's performance and reflect our continuing operations following the divestiture of our entire 22.4% equity investment in BlackRock, which occurred in the second quarter of 2020. As discussed in more detail on page 45, we adjusted our 2020 and 2019 results to add back our provision for credit losses and subtract our net charge-offs. In addition, diluted EPS, ROE, ROA and risk-adjusted efficiency ratio have been adjusted to reflect the impact of the BlackRock divestiture, which we report as discontinued operations. As a result of the adjustment for the BlackRock divestiture, these metrics do not include the after-tax gain of $4.3 billion or BlackRock's historical results. Based on these adjustments, the results in the table may differ from reported results under GAAP. See Annex A. When reviewing PNC's performance against peer performance, we adjust peer performance for the same types of items for which we could adjust PNC performance. In both 2019 and 2020, we adjusted peer results for the impact of various merger-related and restructuring charges and income (or loss) from discontinued operations.
(2)As a smaller efficiency ratio is better than a larger one, we have presented the increase in the risk-adjusted efficiency ratio as a negative change when compared to our budget, and the decrease in the risk-adjusted efficiency ratio as a positive change when compared to the prior year's results.
The Committee considered PNC's overall performance across these and other metrics, including how PNC's management navigated the global pandemic and resulting economic volatility. In making compensation decisions for the 2020 performance year, the Committee focused on the following achievements:

Consistently strong shareholder returns with one-year TSR the third-highest in the peer group and with three-year and five-year TSR above the 75th percentile for the group
An effective and comprehensive response to the global pandemic, with a focus on employee and customer safety, and serving our communities through loan modifications and the registration of more than 70,000 PPP loans
Record revenue, positive operating leverage, a year-over-year decline in expenses and achievement of our $300 million continuous improvement program savings goal
The strategic sale of our equity position in BlackRock, which resulted in net proceeds of $14.2 billion and an after-tax gain to PNC of $4.3 billion
Full-year net income of $7.6 billion, including the gain on the sale of our equity stake in BlackRock
Income from continuing operations of $3.0 billion, which excludes the proceeds from our sale of BlackRock and includes a substantial increase in our provision for credit losses
Increasing tangible book value to $97.43 per common share (from $83.30 at December 31, 2019)
Increasing our Basel III common equity Tier 1 capital ratio to 12.2%
The announcement of our plans to acquire BBVA USA, which, upon closing, would accelerate our national expansion strategy, establish a coast-to-coast franchise for PNC and effectively redeploy the proceeds from the BlackRock sale
In addition, the Committee noted that despite tremendous volatility and uncertainty, PNC performed close to its 2020 budget, exceeding expectations for diluted EPS, noninterest income and ROA, and underperforming slightly against net interest income, ROE and risk-adjusted efficiency ratio. The Committee further noted that while several of the 2020 budget numbers were lower than PNC's actual results in 2019, the 2020 budget had been adjusted during the year to account for the sale of our BlackRock investment.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee considered PNC's consistent ability to deliver strong value to shareholders when compared to our peers, as shown by our TSR for 2020 as well as during the past five years. The Committee compared other key financial metrics to our peer group, noting that PNC was 4th in both net interest income and risk-adjusted efficiency ratio and was below the peer group median for noninterest income, EPS growth, ROA and ROE. However, the sale of the equity stake in BlackRock, which resulted in both an infusion of excess capital and the elimination of income from discontinued operations, negatively affected ROA, ROE and EPS growth relative to our peers.
The Committee also reviewed PNC's performance against the strategic priorities listed below, which had previously been reviewed with the Board. The Committee concluded that management continued to drive growth across the franchise and make strategic investments to position PNC for long-term success, including the following achievements:

2020 strategic priorities
Expanding our leading banking franchise to new markets and digital platforms	Successfully expanded our middle market corporate banking business into new markets (Portland and Seattle) and grew revenue in our expansion markets by 47% over 2019.
Continued our progress in the retail national expansion by introducing new digital products (Virtual Wallet Checking Pro) and opening 17 new solutions centers in Boston, Dallas/Fort Worth, Houston and Nashville.
Increased deposit transactions via ATM and mobile channels to 64% of total deposit transactions (up from 57% in 2019). In 2020, approximately 74% of our retail customers used non-teller channels for most of their transactions (up from 69% in 2019).
Deepening customer relationships by delivering a superior banking experience and financial solutions	Transitioned 90 branches to the new Financial Center Model and rolled out an enhanced home equity product, the Choice Home Equity Line of Credit (CHELOC).
Introduced PNC organizational financial wellness across our business segments, delivering comprehensive financial wellness advice and solutions to clients and consumers.
Leveraging technology to innovate and enhance products, services, security and processes	Incorporated accessibility technology into our Vision 13 strategic advantage goals and improved security for our customers.
Continued our progress in the multi-year implementation of EDGE, a unified cloud-based sales and service platform.
In addition to evaluating our corporate performance based on these financial and strategic metrics, the Committee reviewed the individual performance of each NEO. The CEO discussed the individual performance of the NEOs with the Committee and, where appropriate, discussed the performance of the lines of business or functions managed by the NEOs. The Committee approved compensation for each NEO based on an evaluation of corporate, business and individual performance. The Committee discussed compensation recommendations for the CEO with Meridian, the Committee's independent compensation consultant for 2020, our Chief Human Resources Officer and our Head of Total Rewards. No other members of management were present. Following this discussion, the Committee approved the compensation for our CEO in an executive session.
The Committee also reviewed the CEO compensation decisions in an executive session of the independent members of the Board, with no members of management present. In that executive session, the Committee allowed time for the independent directors to provide comments or questions about the CEO's performance or compensation.
2020 compensation decisions
Based on a comprehensive evaluation of PNC's 2020 performance, the Committee determined that it was appropriate to award incentive compensation that was above target for each NEO but generally below the aggregate incentive compensation awarded to the NEOs last year. The key considerations for the Committee's decisions included the effective performance of the company through an unprecedented global pandemic, performance against absolute and relative metrics for 2020, the strategic repositioning of the company through the sale of our equity position in BlackRock and our proposed acquisition of BBVA USA, and the continued material progress against PNC's three key strategic priorities.
The Committee believed that paying incentive compensation above the 2020 targets for each NEO rewarded the executives' effective management during the pandemic, including through supporting the well-being and safety of our customers and employees, while still delivering strong shareholder value and executing against our strategic priorities. The Committee believed that as our CEO, Mr. Demchak did exceptionally well in managing PNC through a singularly challenging year and maintaining organizational and executive focus on the most significant issues facing PNC.
In recognition of this, the Committee awarded Mr. Demchak incentive compensation of approximately 14% above target, and for each NEO other than the CEO, the Committee awarded incentive compensation of approximately 7% above target. These incentive compensation awards reflected year-over-year decreases for Mr. Demchak (down 8.1%), Mr. Lyons (down 6.0%) and Mr. Parsley (down 4.3%), with modest year-over-year increases for Ms. Larrimer and Mr. Reilly

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COMPENSATION DISCUSSION AND ANALYSIS

(both up 2.3%). The incentive compensation awards were generally lower than last year's amounts due largely to the impact of the global pandemic on our financial performance in 2020. For Ms. Larrimer and Mr. Reilly, the year-over-year increases primarily reflected the increases to their 2020 total compensation targets as described in more detail on page 47.
For 2020, the Committee also decided to increase the percentage of deferred equity paid to each NEO, reducing the amount paid in immediate cash. The Committee increased the ratio of equity to total compensation for Mr. Demchak (from 65% to 75%), for Mr. Lyons and Mr. Parsley (from 60% to 65% for each) and for Ms. Larrimer and Mr. Reilly (from 50% to 55% for each). The Committee believed that increasing the portion of incentive compensation paid in equity to each NEO would strengthen the link to long-term performance in light of the strategic actions taken in 2020 with the sale of our BlackRock investment and the planned acquisition of BBVA USA, and would also maintain consistency with PNC's overall pay practices for 2020. The Committee expects to revisit the appropriate mix of cash and equity each year.
The table below shows, for each NEO, the incentive compensation target for 2020 and the actual annual cash incentive and long-term incentives awarded for 2020 performance. The incentive compensation awarded for 2020 performance differs from what we disclose in the Summary compensation table on page 62. In compliance with SEC rules, the 2020 incentive compensation disclosed in the Summary compensation table includes incentive awards from two different performance years — the long-term incentives granted in 2020 (for 2019 performance) and the annual cash incentive paid in 2021 (for 2020 performance).

	William S. Demchak	Robert Q. Reilly	Michael P. Lyons	E William Parsley, III	Karen L. Larrimer
Incentive compensation target	$13,000,000	$4,100,000	$7,300,000	$7,300,000	$4,100,000

Incentive compensation awarded for 2020 performance	$14,800,000	$4,400,000	$7,800,000	$7,800,000	$4,400,000
Annual cash incentive portion	$2,800,000	$1,595,000	$2,275,000	$2,275,000	$1,595,000
Long-term incentive portion	$12,000,000	$2,805,000	$5,525,000	$5,525,000	$2,805,000
Long-term incentive as % of total compensation	75%	55%	65%	65%	55%

Incentive compensation disclosed in the Summary compensation table(1)	$13,120,000	$4,095,000	$7,675,000	$7,585,000	$4,095,000
Annual cash incentive portion (2020 performance)	$2,800,000	$1,595,000	$2,275,000	$2,275,000	$1,595,000
Long-term incentive portion (2019 performance)	$10,320,000	$2,500,000	$5,400,000	$5,310,000	$2,500,000
(1)Under SEC regulations, the incentive compensation amounts disclosed in the Summary compensation table on page 62 include the cash incentive award paid in 2021 for 2020 performance (the "Non-Equity Incentive Plan Compensation" column) and the long-term incentive award granted in 2020 for 2019 performance (the "Stock Awards" column). The amounts shown in the "Stock Awards" column of the Summary compensation table differ slightly from the amounts shown in the table above due to the impact of rounding related to fractional shares.
As described on pages 44 to 46, the long-term incentive portion of the incentive compensation granted by the Committee in 2021 consisted of two grants, the PSUs and the RSUs.
The charts below show the base salary for 2020 for each executive, and the cash and long-term incentives awarded in 2021 for 2020 performance. The blue and orange portions of each circle show the amount of total compensation that is at-risk and not guaranteed.

50	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

William S. Demchak Chairman, President and Chief Executive Officer
Key Achievements in 2020	Compensation for 2020 Performance
As our CEO, Mr. Demchak oversaw PNC's comprehensive and effective pandemic response to address the challenges faced by our employees, customers and communities.
Under Mr. Demchak's leadership, PNC continued to deliver strong returns for shareholders, with an one-year TSR that was 3rd in our peer group and three-year and five-year TSR above the 75th percentile for our peer group.
In a challenging and volatile operating environment, Mr. Demchak led PNC to achieve solid financial performance and execute against PNC's three strategic priorities.
Mr. Demchak took decisive actions to reposition PNC strategically — by selling our equity stake in BlackRock and agreeing to acquire BBVA USA.
See the discussion on pages 47 to 50 for additional 2020 achievements considered by the Committee in connection with the compensation awarded to Mr. Demchak.

Robert Q. Reilly Executive Vice President and Chief Financial Officer
Key Achievements in 2020	Compensation for 2020 Performance
Mr. Reilly continued to provide strong, consistent leadership of our finance and realty services functions, including our investor relations, mergers and acquisitions, tax and supply chain departments.
Mr. Reilly helped to lead PNC's comprehensive and effective pandemic response across many areas, including his strong management of our realty services function.
Mr. Reilly provided leadership on significant strategic initiatives for PNC, including the sale of our BlackRock investment and the proposed acquisition of BBVA USA.
Under Mr. Reilly's management, PNC generated positive operating leverage and exceeded our $300 million continuous improvement program savings goal.
See the discussion on pages 47 to 50 for additional 2020 achievements considered by the Committee in connection with the compensation awarded to Mr. Reilly.

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COMPENSATION DISCUSSION AND ANALYSIS

Michael P. Lyons Executive Vice President and Head of Corporate & Institutional Banking
Key Achievements in 2020	Compensation for 2020 Performance
Under Mr. Lyons' leadership, the Corporate & Institutional Banking ("C&IB") business segment achieved record pre-provision net revenue, driven by record revenue across several sub-segments, and positive operating leverage.
Mr. Lyons helped to lead PNC's comprehensive and effective pandemic response across many areas, including providing needed liquidity to clients and underwriting and funding PPP loans through his oversight of the C&IB segment.
Mr. Lyons continued the successful expansion of the corporate banking business into new markets (Seattle and Portland) and leveraged significant investments in Treasury Management to deliver growth in that business.
See the discussion on pages 47 to 50 for additional 2020 achievements considered by the Committee in connection with the compensation awarded to Mr. Lyons.

E William Parsley, III Executive Vice President and Chief Operating Officer
Key Achievements in 2020	Compensation for 2020 Performance
As Chief Operating Officer of PNC, Mr. Parsley continued his strong leadership and oversight of several of our functions, including asset and liability management, capital and liquidity strategy, and regulatory stress testing.
Mr. Parsley helped to lead PNC's comprehensive and effective pandemic response across many areas, including leading our overall PPP process.
Mr. Parsley continued to lead the firm's Comprehensive Capital Analysis and Review ("CCAR") process and successfully implemented additional CCAR stress tests for 2020.
Mr. Parsley also delivered strong performance in our investment portfolio, enhanced the firm's liquidity and capital profile, increased our liquidity coverage and improved our long-term capital plan.
See the discussion on pages 47 to 50 for additional 2020 achievements considered by the Committee in connection with the compensation awarded to Mr. Parsley.

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COMPENSATION DISCUSSION AND ANALYSIS

Karen L. Larrimer Executive Vice President and Head of Retail Banking and Chief Customer Officer
Key Achievements in 2020	Compensation for 2020 Performance
Ms. Larrimer delivered strong results as the head of the Retail Banking business segment and the Chief Customer Officer of PNC, with responsibility for leading PNC's consumer businesses, business banking, brokerage, all distribution channels, digital, enterprise customer advocacy and marketing.
Ms. Larrimer helped to lead PNC's comprehensive and effective pandemic response across many areas, including supporting employees in our branches and customer care center, and overseeing the customer relief requests and PPP loan process.
Under Ms. Larrimer's leadership, the Retail Banking segment grew consumer and small business deposits and loan balances and increased both revenue and net interest income.
See the discussion on pages 47 to 50 for additional 2020 achievements considered by the Committee in connection with the compensation awarded to Ms. Larrimer.

Prior long-term incentive awards
At a meeting held on February 10, 2021, the Committee also approved payouts from awards that had previously been granted to each of our NEOs. The Committee evaluated performance and risk-based metrics for the outstanding long-term incentive awards that vested based on performance for the period ended December 31, 2020. The Committee approved a payout for each award in accordance with the terms and conditions of the applicable award agreement.

	Grant Year(s)	Type of Award	Grantees	Performance Period	Payout	Form of Payment
Historical Program Awards	2017	Performance-based Restricted Share Units	All NEOs	2017–2020	97.3% (2020 Tranche)	Paid in stock
Current Program Awards	2018	Restricted Share Units	All NEOs	2018–2020	100% vested (2020 Tranche)	Paid in stock
	2019			2019–2021
	2020			2020-2022
	2018	Performance Share Units	All NEOs	2018–2020	107.69%	Paid in stock
	2019			2019–2021	To be determined (three-year performance period not completed)	N/A
	2020			2020-2022
Historical Program Awards
Performance-based Restricted Share Units ("PRSUs"). The PRSUs vest in four annual installments. At a meeting held on February 10, 2021, the Committee determined the payout for the 2020 tranche of the 2017 PRSU grant awarded to each NEO. The Committee approved a TSR-adjusted payout of 97.3% and certified that the required risk-based capital ratio had been achieved.
The PRSU award provides that the payout may be reduced or eliminated if PNC's return on economic capital ("ROEC") does not exceed the cost of capital ("COC") for a performance year. If ROEC does not exceed COC, the Committee must conduct a risk performance review to determine whether to reduce or eliminate the PRSU payout. For 2020, the ROEC was 8.06% while the COC was 8.81%.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee conducted a risk performance review and concluded that two factors contributed to the lower ROEC, but that neither factor stemmed from management taking inappropriate risks or poor risk performance. First, the strategic sale of our equity position in BlackRock in May 2020 resulted in a substantial infusion of equity during 2020. While substantially strengthening our balance sheet during an uncertain economic environment, this excess capital also reduces our returns (including ROEC) until it can be redeployed into other investments or operations. Second, unlike the LTI awards made beginning in 2018, the PRSUs did not replace the measure that estimates our credit losses (provision) with a measure that represents our actual credit losses (net charge-offs). This negatively affected our ROEC in 2020 as our estimated credit losses increased significantly due to the global pandemic and related economic downturn. As neither of these factors were determined to have resulted from poor risk management, the Committee did not believe that it was appropriate to decrease the PRSU payout percentage. For more information about the rationale for substituting net charge-offs for provision, see the discussion under Incentive compensation program beginning on page 44.
Current Program Awards
RSUs. The RSUs vest in annual installments over three years. At a meeting held on February 10, 2021, the Committee determined that the 2020 tranche of each of the outstanding RSU grants awarded to the NEOs in 2018, 2019 and 2020 had vested 100% and that the risk performance criteria had been satisfied.
PSUs. The PSUs vest based on performance over a three-year period. At a meeting held on February 10, 2021, the Committee determined that the PSU grants awarded to each NEO in 2018 had vested and that the risk performance criteria had been satisfied. The Committee approved a payout of 107.69% for the 2018 award.
Under the terms of the award, the Committee reviews PNC's ROE and EPS growth for each year of the three-year performance period. We adjust these two metrics, as appropriate, for certain items, including discontinued operations (under GAAP), acquisition costs and merger integration costs, the net impact to PNC of significant gains or losses related to BlackRock transactions and changes in U.S. federal tax law.
Once the performance period ends, we take the average of each metric over the three-year period to determine an overall corporate performance factor — we compare our average annual ROE to previously disclosed performance targets and compare our average year-over-year EPS growth to our peer group, consistent with the grid below:

		Three-year average EPS growth (relative)
		PNC percentile rank (25th percentile or below)	PNC percentile rank (50th percentile)	PNC percentile rank (75th percentile or above)
Three-year average ROE (absolute)	13.00%	100.0%	125.0%	150.0%
	11.50%	87.5%	112.5%	137.5%
	10.50%	75.0%	100.0%	125.0%
	9.50%	62.5%	87.5%	100.0%
	8.00%	50.0%	75.0%	87.5%
	Below	0.0%	25.0%	50.0%
The Committee may also consider other unusual or nonrecurring adjustments in determining the corporate performance factor and final payout percentage. In addition, the Committee may reduce or increase the payout under the award to maintain the intended economics of the award in light of changed circumstances — meaning external events affecting PNC, its financial statements or members of its peer group that are substantially outside of PNC's control and could not reasonably be planned for as of the grant date.
For the three-year performance period ended December 31, 2020, the adjusted metrics resulted in a corporate performance factor of 79.99%. This factor was substantially affected by the sale of our 22.4% equity position in BlackRock in May 2020. The BlackRock sale, which resulted in net proceeds to PNC of $14.2 billion and an after-tax gain of $4.3 billion, created a significant amount of surplus capital while removing a recurring source of income, dramatically reducing both ROE and EPS (from continuing operations). In November 2020, we announced plans to acquire BBVA USA, which upon closing is expected to redeploy the additional excess BlackRock capital. With the BBVA USA acquisition not projected to close until 2021, however, the 2020 financial impact included a large temporary increase in capital without realizing any of the strategic benefits from the redeployment of that capital.
Based on the successful sale of the BlackRock investment, which furthered our strategic objectives, the Committee reviewed our ROE and EPS growth without considering the impact of BlackRock (treated under GAAP as discontinued operations). By removing the financial impact of our BlackRock equity investment for the entire performance period of the 2018 PSU award, the corporate performance factor for the 2018 PSU award resulted in a 135.38% payout. These adjustments eliminated the net book value of the BlackRock equity investment and any income derived from the investment over those years, and also eliminated the gain on the sale of the equity.

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COMPENSATION DISCUSSION AND ANALYSIS

The Committee then considered PNC's performance over the three-year period, and the benefits of divesting our passive BlackRock investment and strategically redeploying the capital through the proposed acquisition of BBVA USA, which benefits will not be realized in the PSU metrics until after the acquisition closes. Based on our overall performance, including the unique circumstances of the BlackRock transaction, the Committee reduced the adjusted payout for the 2018 PSU award to 107.69%, which averaged the unadjusted and adjusted payout percentages, and recognized only a portion of the adjusted results.
This payout represented the Committee's belief that management should be rewarded for making decisions to realize PNC's longer-term strategic objectives, while also building up temporary capital during an uncertain economic environment, but that the appropriate payout was closer to target than 135.38%. The Committee believes that the approved payout appropriately valued PNC's performance throughout the performance period, while rewarding for some of the strategic benefits from the BlackRock sale in 2020.
Compensation policies and practices
The Committee adopts policies and procedures to assist in the fulfillment of its duties, and we describe some of the significant policies and procedures in this section. In addition to formal policies and procedures, the Committee has several practices that it follows in the fulfillment of its duties and responsibilities. Some of those practices are described below.
Compensation and risk
The Committee evaluates the risks inherent in the incentive compensation program. For a detailed discussion of how the Committee evaluates risk, see Compensation and Risk beginning on page 60.
Independent compensation consultant
The Committee retains Meridian Compensation Partners, LLC as its independent compensation consultant. For a discussion of this relationship and the considerations the Committee takes into account when determining independence, see the discussion under the heading Corporate Governance—Board committees—Personnel and Compensation Committee—Role of compensation consultants beginning on page 24.
Peer group
The Committee selects a peer group each year. We use this group to help measure relative performance and to determine payouts under our long-term incentive awards. We also use this group for general compensation comparisons. In approving a peer group, the Committee analyzes several factors, including the mix and complexity of businesses, the markets being served, market capitalization, asset size and changes resulting from mergers or shifts in strategic direction. We also look at the companies with whom we generally compete for talent.
Each year, the Committee reviews the composition of the peer group with management and its independent compensation consultant. For 2020, the Committee believed that the existing peer group generally provided a balanced mix of institutions considering our size, mix and scope of businesses, products and services, and sources of executive talent.
The peer group currently includes PNC and the following 11 companies, with assets and market capitalization measured as of December 31, 2020 and revenue measured for the full year:

Peer Group Company	Ticker Symbol	Peer	Assets (in billions)	Peer	Revenue (in billions)	Peer	Market Capitalization (in billions)
Bank of America Corporation	BAC	JPM	$3,386.1	JPM	$119.5	JPM	$387.5
Capital One Financial Corporation	COF	BAC	$2,819.6	BAC	$85.5	BAC	$262.2
Citizens Financial Group, Inc.	CFG	WFC	$1,955.2	WFC	$72.3	WFC	$125.1
Fifth Third Bancorp	FITB	USB	$553.9	COF	$28.5	USB	$70.2
JPMorgan Chase & Co.	JPM	TFC	$509.2	USB	$23.2	TFC	$64.7
KeyCorp	KEY	PNC	$466.7	TFC	$22.7	PNC	$63.2
M&T Bank Corporation	MTB	COF	$421.6	PNC	$16.9	COF	$45.4
Regions Financial Corporation	RF	FITB	$204.7	FITB	$7.6	MTB	$19.7
Truist Financial Corporation	TFC	CFG	$183.3	CFG	$6.9	FITB	$16.3
U.S. Bancorp	USB	KEY	$170.3	KEY	$6.7	KEY	$16.0
Wells Fargo & Company	WFC	RF	$147.4	RF	$6.3	CFG	$15.5
		MTB	$142.6	MTB	$6.0	RF	$15.3
After a review by the Committee, the peer group for 2021 remained unchanged from 2020.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive stock ownership and retention requirements
Our executive officers historically have held a significant portion of their assets in the form of our common stock (or other equity-based instruments that reflect the performance of our common stock). The Committee believes it is important to require our executive officers to meet minimum stock ownership guidelines, denominated in PNC shares.
Each executive officer must meet additional ownership requirements, even after meeting the original ownership target. The ownership requirements increase the number of PNC shares that an individual must own over time. As new awards vest, designated executives need to retain more shares of stock, which they must then hold until they retire or leave PNC. This ownership policy reflects compensation awards over an executive’s career and ties an executive’s personal wealth closely to the performance of PNC and the interests of our long-term shareholders.
Equity interests that count toward satisfaction of the ownership guidelines include shares owned outright by the officer, or his or her spouse and dependent children, restricted shares (subject to time-vesting requirements), certain equity awards and shares or stock units held in a benefit plan. For awards granted during or after 2018, we do not permit executives to count unvested performance-based securities (i.e., the PSUs) toward satisfaction of the guidelines. The guidelines are as follows:

Officer/Category	Base ownership requirement (in shares)	Base ownership requirement (in dollars)(1)	Ongoing retention requirement (as a % of newly vested equity)
President and Chief Executive Officer	125,000	$18,625,000	33%
All other NEOs(2)	15,000–25,000	$2,235,000–$3,725,000	25%
(1)Value based on PNC closing price of $149.00 per share on December 31, 2020.
(2)The stock ownership guidelines apply to certain other senior executives as well, including generally all executive officers.
Newly hired or promoted executives who become subject to these guidelines will have up to six years to satisfy the guidelines. Under the policy, the Committee considers the circumstances of an executive's failure to comply with the policy when making compensation decisions for that executive. At the time of the compensation decisions, the Committee determined that our NEOs complied with the policy. All other employees subject to the guidelines are also in compliance with the policy.
Clawback and forfeiture
We have a clawback policy that applies to our NEOs and other executive officers, as well as other senior executives and those employees receiving equity-based compensation. A summary of our clawback and incentive compensation adjustment policy is provided below.

	Clawback		Negative Adjustments/Forfeiture
Trigger	Inaccurate Metrics Applies to incentive compensation awarded as the result of materially inaccurate performance metrics (see below for additional details)
Detrimental Conduct

Applies when an individual (1) engages in competitive activity without prior consent — either as an employee of PNC or for one year after employment; (2) commits fraud, misappropriation, or embezzlement; or (3) is convicted of a felony
Risk Metrics Performance May apply when there is less than desired performance against corporate or business unit risk metrics, as applicable
Risk-Related Actions

May apply when an individual’s actions, or the failure to act, either as an individual or supervisor, demonstrates a failure to provide appropriate consideration of risk (see below for additional details)

Applies to	All incentive compensation — vested or unvested	Unvested long-term incentive compensation	Unvested long-term incentive compensation
Employees affected	NEOs and other senior leaders	All equity recipients	NEOs and other senior leaders	All equity recipients
For purposes of the clawback for materially inaccurate performance metrics, performance metrics include any metric, including corporate financial results, used directly or indirectly to determine whether or not incentive compensation is to be provided to an executive (or group of executives) or to determine the amount of any such compensation. The portion of the incentive compensation that represents the excess over what would have been provided if there had been no material inaccuracy in the performance metric will be subject to clawback. The Committee retains discretion, to the extent legally permissible, to determine that it would not be in PNC’s best interests to seek to enforce the clawback.

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COMPENSATION DISCUSSION AND ANALYSIS

For purposes of the negative adjustment resulting from risk-related actions, the Committee may reduce or cancel unvested long-term incentive compensation granted to an employee who takes action (or fails to take action) that results in, or is reasonably expected to result in, a material adverse impact to PNC or a business unit, such as:
•Not following applicable risk management policies or procedures;
•Disregarding the significant risks associated with a course of action for which the employee is responsible;
•Violating, or permitting or enabling PNC to violate, statutory or regulatory requirements; or
•Not escalating risk concerns to appropriate individuals, committees or other governing bodies.
This applies to individual employees who took risk-related actions (or failed to act) and their supervisors. The types of adverse impacts could include matters such as impacts to PNC’s or a business segment’s or corporate function’s financial performance, capital or liquidity positions, reputation or business prospects.
The negative adjustment resulting from risk-related actions allows PNC to recoup unvested equity awards from recipients whose inappropriate risk-taking activities have resulted in, or are expected to result in, a material adverse impact to PNC in the future. By doing so, we can further balance the risks in our incentive arrangements by accounting for both forward- and backward-looking risk adjustments.
The policy provides that if PNC applies the policy to recoup or clawback incentive compensation or negatively adjust incentive compensation as a result of risk-related actions and the underlying factual circumstances are otherwise publicly reported by PNC in a filing with the SEC or in disclosure that would otherwise meet the requirements for public disclosure by PNC under the SEC’s Regulation FD, or are disclosed by a third party in a publicly available court or administrative filing, then PNC will disclose in its annual shareholder meeting proxy statement, a current report on Form 8-K or other public filing made by it with the SEC or a posting in a clearly identifiable location in the Investor Relations section of its corporate website:
•a general description of the circumstances giving rise to the incentive compensation recovery or adjustment, including items such as the number of employees, seniority of employees and line of business impacted; and
•the aggregate amount of incentive compensation recovered or adjusted.
PNC may limit such disclosure if it would be likely to result in, or exacerbate, any existing or threatened employee, shareholder or other litigation, arbitration or proceeding against PNC.
Shareholder approval of severance agreements
We have a Board-approved policy regarding shareholder approval of future severance arrangements. Under this policy, PNC will not enter into an arrangement with an executive officer that provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive officer’s annual base salary and target bonus for the year of termination, unless the future severance arrangement is approved by the affirmative vote of a majority of votes cast by shareholders on the matter.
The Board retains the right to amend, terminate or waive the policy and will promptly disclose any such change. We have made this policy available at www.pnc.com/corporategovernance.
None of our change of control agreements contain any excise tax “gross-up” provisions. For a more detailed discussion on change of control agreements, see Change in Control and Termination of Employment—Change of control agreements on page 74.
Limiting perquisites
The Committee believes in limiting the number and value of perquisites provided to our executives. We consider a benefit to be a perquisite or personal benefit unless its purpose is clearly and exclusively business-related. We determine the value of perquisites based on their incremental cost to us.
The principal perquisites we may provide to our executive officers include financial consulting and tax preparation services and limited personal use of corporate aircraft, as approved by our CEO. The perquisites we provide to our executive officers under the program do not include any tax “gross ups.” Some of our executive officers participate in benefit programs or receive perquisites that we no longer offer to current executives, including two NEOs who remain eligible to receive executive physicals.
In addition to these perquisites, certain executives, including all NEOs (other than Mr. Demchak), receive a $10,000 allowance for personal aircraft usage. As the Committee has previously recommended that Mr. Demchak take all flights (personal or business) on the corporate aircraft, the Committee has approved an allowance, not to exceed $100,000, for personal flights taken on the aircraft by Mr. Demchak.
The Committee has previously approved the execution of a lease (“time sharing”) agreement between PNC and our CEO. Under the terms of the time sharing agreement, Mr. Demchak will pay for the costs of any personal flights that exceed the allowance described above.

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COMPENSATION DISCUSSION AND ANALYSIS

Due to certain operational restrictions and administrative efficiencies, we operate our corporate aircraft under Federal Aviation Administration rules and regulations that limit our ability to accept reimbursement for personal aircraft usage unless an individual has a time sharing agreement. The time sharing agreement provides a mechanism to obtain reimbursement from the executive. The costs paid by our CEO under the terms of the agreement include incremental costs, as well as a federal excise tax and other fees. For flights subject to the time sharing agreement, our CEO is required to pay us for the following costs:
•fuel, oil, lubricants and other additives;
•travel expenses of crew, including food, lodging and ground transportation;
•hangar and tie-down costs away from the aircraft’s base of operation;
•insurance obtained for the specific flight;
•landing fees, airport taxes and similar assessments;
•custom, foreign permit and similar fees directly related to the flight;
•in-flight food and beverages; and
•passenger ground transportation.
The Committee has adopted an aviation policy and written procedures to document the principles to be applied in determining the classification of a flight as business or personal and the calculation of aggregate incremental cost for perquisite purposes, including definitions of personal use, enhanced methods for allocating costs between business and personal use in complex situations and an approach for capturing deadhead flights, where appropriate, in the calculation of incremental costs for personal aircraft use.
Guidelines on the use of discretion
The Committee has adopted guidelines on using discretion in incentive compensation plans. Under these guidelines, the use of discretion will be exercised, when permitted under a plan, so that incentive compensation awards are reasonably aligned with risk-adjusted performance. Certain plans have discretionary and formulaic components, while other plans are fully discretionary. For plans with both discretionary and formulaic components, the guidance provides, among other things, that a discretionary increase in otherwise formulaically-determined incentive compensation should be based on behaviors, actions or results that are deemed to be extraordinary, exceed expectations or provide meaningful direct or indirect benefits to PNC or our businesses. At the same time, discretionary reductions in compensation should be based on behaviors, actions or results that fail to meet expectations or negatively impact our performance, reputation or work environment. The guidelines specifically address the need to evaluate both inappropriate risk-taking behaviors during the performance year, as well as the outcome of prior inappropriate risk-taking behaviors, when making discretionary incentive compensation decisions. In addition, managers are generally required to document how discretion was applied in considering risk-taking behaviors and outcomes in employees’ performance evaluations or incentive compensation recommendations, particularly for our most senior executives.
Restrictions on trading, hedging and pledging
Our Code of Business Conduct and Ethics and related policies, which apply to our employees and directors, include anti-hedging provisions that prohibit all employees and directors from day trading or short selling PNC securities and from engaging in transactions in any derivative of PNC securities (other than securities issued under a PNC compensation plan), including buying and writing options.
We prohibit certain employees, including all executive officers, and our directors from purchasing or selling our securities beginning the 16th day of the last month of each calendar quarter until the second business day after we release our earnings for that quarter. We may also impose additional trading restrictions on certain employees, including our executive officers, and our directors due to the availability of material non-public information regarding PNC or our securities. In addition, we require certain employees, including all executive officers, to pre-clear personal investments (other than in specified types of securities) made by the individual or any immediate family member.
Additionally, we do not allow directors, executive officers, and certain other senior employees to pledge PNC securities. These restrictions also generally apply to immediate family members of the covered employees and directors.
Consideration of tax deductibility
Section 162(m) of the Internal Revenue Code does not generally allow a company to deduct compensation over $1 million paid to certain executive officers. Although the Committee considers the deductibility of expenses when it makes compensation decisions, the Committee believes in maintaining the flexibility and competitive effectiveness of the executive compensation program. The Committee retains the discretion to establish the compensation paid to the NEOs as the Committee determines to be in the best interests of PNC and its shareholders, and without regard to any limitation provided in Section 162(m). Tax deductibility, while an important consideration, is analyzed as one component of the overall program.

58	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION COMMITTEE REPORT
We have reviewed and discussed the Compensation Discussion and Analysis with PNC’s management, and based on our review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
The Personnel and Compensation Committee of the Board of Directors of The PNC Financial Services Group, Inc.
Charles E. Bunch, Chair
Debra A. Cafaro
David L. Cohen
Andrew T. Feldstein
Richard J. Harshman
Michael J. Ward

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	59

COMPENSATION AND RISK
This section explains how we consider risk at PNC, and the relationship between risk management, performance and compensation. We also discuss the risk reviews presented to the Personnel and Compensation Committee and the methodology we use to assess the potential risks in our incentive compensation plans.
Risk management at PNC
We encounter risk as part of the normal course of operating our business. The successful execution of our strategy requires effective management of the risks we decide to take to maintain the trust of our customers and provide the best overall customer experience.
We want our decisions to reflect our desired risk appetite. It is our responsibility to establish an enterprise risk management framework that facilitates risk management for the benefit of our customers and shareholders.

Enterprise risk appetite statement
We dynamically manage our risk appetite to optimize long-term shareholder value while supporting our employees, customers, and communities. In doing so, we:
Achieve our business objectives and protect our brand by accepting risks that are understood, quantifiable, and analyzed through all phases of the economic cycle.
Earn trust and loyalty from all stakeholders, including employees, customers, communities, and shareholders.
Reward individual and team performance by taking into account risk discipline and performance measurement.
Practice disciplined capital and liquidity management so that we can operate effectively through all economic cycles.
At the highest level, our risk appetite is set to maintain capital levels above our policy limits through a range of economic scenarios.
We strive to embed a culture of risk management throughout PNC. With each of our employees, we reinforce the importance of managing risks in executing on our strategic objectives and in support of our desired risk appetite.
We approve our Enterprise Risk Management Framework and key risk policies at the Board level. We discuss our risk management approach in the Risk Management section of Item 7 of this year’s Annual Report on Form 10-K.
We reflect our desired enterprise risk appetite by helping to ensure that our performance management and compensation arrangements for all employees are balanced in ways that do not create incentives for imprudent or excessive risk-taking, are designed to provide a superior customer experience and are reflective of our business model, management structure and risk appetite.
Our compensation philosophy supports and reflects PNC’s risk appetite and risk management culture. Our risk policies and procedures guide our management decisions, including how we pay employees. By setting and communicating our risk appetite in advance, we seek to manage and control the risks that employees can take or influence, consistent with their roles and responsibilities.
All employees have performance goals tied to business and individual performance, but each employee, no matter their role at PNC, also has customer focus and risk management goals. We evaluate employee performance against these goals, in addition to considering risk outcomes from actions taken in prior years. We incorporate this comprehensive evaluation of employee risk management into our performance and incentive compensation decisions. In addition, all employees are encouraged to collaborate across groups to identify and mitigate risks and elevate and address identified issues or concerns.
Our compensation program is designed to encourage management of risk within our appetite and discourage inappropriate risk-taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that is expected to reward desired behavior over time. Specifically, we balance our portfolio of awards between fixed and variable compensation; cash and equity-based compensation; and annual and long-term compensation. We base awards on the Committee’s assessment of a variety of quantitative and qualitative performance measurements, both on an absolute and a relative basis. Compensation decisions also rely on discretion to consider other factors, such as effective risk management, delivering a superior customer experience, compliance with controls and

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COMPENSATION AND RISK
ethical duties, commitment to diversity and inclusion, competition for top talent, market-based pay levels and the need to attract and engage our leaders.
As discussed in the CD&A, the long-term incentive program includes grants to our NEOs and certain other executives that include a risk-based performance metric. Payouts under these grants could be forfeited if we do not meet the CET1 Ratio described on page 45. We also have a broad-based clawback and incentive compensation adjustment policy as described beginning on page 56.
We maintain an equity program for approximately 140 senior leaders below the executive levels that is designed to help ensure that their incentive compensation awards reflect risk-adjusted performance outcomes that would pay out, if at all, over a three-year period. These senior leaders receive a portion of their incentive compensation in an equity-based award that is subject to the same risk-related performance metric that will be applied to the PSU and RSU grants made to NEOs and certain other executives. Additionally, the equity award agreements for these senior leaders all contain an enterprise-wide risk-based review trigger, while the agreements for senior leaders in business segments (as opposed to those in administrative or control functions) contain an additional, business-specific risk-based review trigger. If a risk-based review is triggered, the applicable review committee will determine whether a downward adjustment is warranted, up to a complete cancellation of the share units in that year’s tranche.
Risk review of compensation plans
Our Chief Risk Officer reports at least quarterly to the Personnel and Compensation Committee to discuss risk management and review the connection between effective risk management and incentive compensation. The Chief Risk Officer also presents the Committee with a risk assessment for each of our principal business units and a collective assessment of staff functions, including finance, human resources, legal, operations and technology. In addition, we maintain at least one director who is a member of both the Personnel and Compensation and Risk Committees. At present, PNC's lead director, who is a member of the Risk Committee, also serves on the Personnel and Compensation Committee.
We also have systematically identified individuals who could potentially expose us to material amounts of risk or financial loss. As with our incentive compensation risk assessment described below, we have established a cross-functional team that continues to identify and monitor these individuals. These individuals are subject to a supplemental risk management review as part of the performance management process by the Chief Risk Officer and his designees — we take this review into account when determining incentive compensation awards for our most senior executives.
We have developed a standardized governance framework for our incentive compensation plans to help monitor and validate that our plans balance risk and reward, comply with applicable laws and regulations, demonstrate fiscal responsibility and maintain an appropriate customer focus. This framework helps to ensure that we have the appropriate procedures, controls and independent challenges in place to do so. We continue to assess and, where appropriate, modify our incentive compensation plans in accordance with this framework to help ensure our plans appropriately reflect risk considerations, including the management of identified issues, the duration of the risks and alignment with our desired risk appetite. Examples of incentive plan modifications include:
•Adding or increasing the visibility of risk and customer focus metrics to plans based on the structure of the plan and the nature of the business and the roles of participants
•Adding or formalizing language around delaying award payments or recapture or reduction of payments where subsequent risk metrics indicate excessive risk-taking
•Enhancing documentation of the plan design and use of discretion in non-formulaic plans at the pool funding, business allocation or individual award level
Based on our approach to risk management, our comprehensive incentive plan governance framework, our risk assessments for significant businesses and staff functions, and the inclusion of risk-based metrics in our long-term incentive compensation programs, we believe that the risks arising from our compensation plans, policies and practices are not reasonably likely to have a material adverse effect on PNC.

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COMPENSATION TABLES
Summary compensation table

Name & Principal Position	Year	Salary ($)(a)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
William S. Demchak	2020	$1,192,692	$10,320,237	$2,800,000	$1,399,380	$166,744	$15,879,053
Chairman, President	2019	$1,100,000	$8,249,829	$5,780,000	$1,239,048	$166,933	$16,535,810
& Chief Executive Officer	2018	$1,100,000	$9,479,858	$4,400,000	$530,583	$165,853	$15,676,294
Robert Q. Reilly	2020	$700,000	$2,500,186	$1,595,000	$641,955	$42,907	$5,480,048
Executive Vice President	2019	$700,000	$2,349,788	$1,800,000	$615,462	$42,869	$5,508,119
& Chief Financial Officer	2018	$673,077	$2,362,411	$1,650,000	$178,815	$43,116	$4,907,419
Michael P. Lyons	2020	$700,000	$5,400,166	$2,275,000	$31,302	$21,113	$8,427,581
Executive Vice President, Head of	2019	$700,000	$5,249,879	$2,900,000	$29,133	$14,728	$8,893,740
Corporate & Institutional Banking	2018	$700,000	$5,099,853	$2,800,000	$26,429	$19,459	$8,645,741
E William Parsley, III	2020	$700,000	$5,310,080	$2,275,000	$334,504	$23,661	$8,643,245
Executive Vice President,	2019	$700,000	$5,249,879	$2,840,000	$330,499	$21,697	$9,142,075
Chief Operating Officer	2018	$686,538	$5,699,808	$2,800,000	$69,183	$21,030	$9,276,559
Karen L. Larrimer*	2020	$700,000	$2,500,186	$1,595,000	$191,427	$23,080	$5,009,693
Executive Vice President, Head of Retail	2019	$700,000	$2,049,975	$1,800,000	$175,156	$30,641	$4,755,772
Banking & Chief Customer Officer
*Ms. Larrimer was not an NEO in 2018.
(a)This column includes any salary amounts deferred by an NEO under qualified (ISP) or non-qualified (DCIP) benefit plans. We describe these plans on page 71. See the Non-qualified deferred compensation in fiscal 2020 table on page 72 for the aggregate deferrals during 2020.
(b)In 2020, stock awards were granted on February 13, 2020 consisting of PSUs and RSUs. The amounts in this column reflect the grant date fair value of stock awards (whole shares only) calculated in accordance with FASB ASC Topic 718. The grant date fair value of each award is calculated using the target number of units underlying the award and a per share value based on the NYSE closing price of our common stock on the date of grant of $155.32. If PNC’s performance during the applicable measurement period results in the maximum number of units vesting, our NEOs would be entitled to receive a maximum award with a grant date fair value as follows:

	Grant Date Fair Value of Maximum Award
NEO	Performance Share Units	Restricted Share Units
William S. Demchak	$9,288,136	$4,128,095
Robert Q. Reilly	$2,250,121	$1,000,105
Michael P. Lyons	$4,860,118	$2,160,035
E William Parsley, III	$4,779,041	$2,124,001
Karen L. Larrimer	$2,250,121	$1,000,105
See Grants of plan-based awards in fiscal 2020 on page 64 for additional information regarding the grants we made in 2020, Outstanding equity awards at 2020 fiscal year-end beginning on page 65 for additional information regarding equity awards outstanding at December 31, 2020, and Option exercises and stock vested in fiscal 2020 on page 68 for additional information regarding option exercise and stock vesting activity during 2020.
(c)Our NEOs received an annual incentive award paid in cash early in 2021, which is reflected in this column for the 2020 performance year.
(d)The dollar amounts in this column include the increase in the actuarial value of our Qualified Pension Plan, ERISA Excess Pension Plan and Supplemental Executive Retirement Plan. We describe these plans on page 69. The amounts include both (i) the change in value due to an additional year of service, compensation changes and plan amendments (if any), and (ii) the change in value attributable to other assumptions, most significantly the discount rate.
We do not pay above-market or preferential earnings on any compensation that is deferred on a basis that is not tax-qualified, including such earnings on non-qualified defined contribution plans. For additional information regarding how we calculate the earnings on our deferred compensation plans, see Non-qualified deferred compensation in fiscal 2020 beginning on page 71.
(e)The amounts in this column include, for all NEOs, net of any reimbursements to PNC: (i) the dollar value of matching contributions made by us to the ISP; (ii) the insurance premiums paid by us in connection with our Key Executive Equity Program; (iii) the executive long-term disability premiums paid by us; (iv) perquisites and other personal benefits; and (v) matching gifts made by us to charitable organizations under our employee charitable matching gift program.

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COMPENSATION TABLES
All Other Compensation for 2020 consisted of the following:

NEO	Perquisites and Other Personal Benefits*	Registrant ISP Contributions	Insurance Premiums**	Other***	Total to Summary Compensation Table
William S. Demchak	$110,032	$11,400	$45,312	$—	$166,744
Robert Q. Reilly	$10,580	$11,400	$20,927	$—	$42,907
Michael P. Lyons	$9,913	$11,200	—	$—	$21,113
E William Parsley, III	$12,461	$11,200	—	$—	$23,661
Karen L. Larrimer	$10,580	$11,400	—	$1,100	$23,080
*The dollar amount of the perquisite represents the incremental cost to PNC of providing the benefit. This column includes the costs of financial consulting and tax preparation services for Mr. Demchak, Mr. Reilly, Mr. Parsley and Ms. Larrimer, and personal use of corporate aircraft by Mr. Demchak, Mr. Lyons and Mr. Parsley during 2020. The incremental cost of Mr. Demchak’s use of the aircraft in 2020 was $99,452. Mr. Demchak used his time sharing agreement for flights in excess of this amount during 2020. The incremental cost to PNC of personal aircraft use is calculated by multiplying the total number of personal flight hours by the average direct variable operating costs (including costs related to fuel, maintenance expenses related to operation of the plane during the year, and landing and parking fees) per flight hour for the particular aircraft for the year, plus crew expenses attributable to the personal use. Since the aircraft are used primarily for business travel, we do not include in the calculation the fixed costs that do not change based on usage, such as crew salaries and other maintenance and inspection and capital improvement costs intended to cover a multiple-year period. The NEOs each have a corporate travel credit card not generally available to all employees, for which there is no incremental cost to PNC.
**We pay premiums for certain of the NEOs in connection with our Key Executive Equity Program, which is a split-dollar insurance arrangement. In addition, we pay long-term disability premiums on behalf of certain of our NEOs. New participants have not been permitted in either program since 2007. The dollar amounts under the “Insurance Premiums” column include the 2020 premiums we paid in connection with our Key Executive Equity Program on behalf of Mr. Demchak ($40,534) and Mr. Reilly ($16,732). These premiums represent the full dollar amounts we paid for both the term and non-term portions of this plan. The amounts under this column also include the long-term disability premiums we paid on behalf of Mr. Demchak ($4,778) and Mr. Reilly ($4,195).
***This column reflects the dollar amount of matching gifts made by us to charitable organizations under our employee charitable matching gift program for Ms. Larrimer ($1,100).

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COMPENSATION TABLES
Grants of plan-based awards in fiscal 2020

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)		Estimated Future Payouts Under Equity Incentive Plan Awards(b)			Grant Date Fair Value of Stock and Option Awards ($)(c)
Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target (#)	Maximum (#)
William S. Demchak
Annual Incentive Award	February 13, 2020	—	$3,770,000	—
PSUs	February 13, 2020				—	39,867	59,800	$6,192,142
RSUs	February 13, 2020				—	26,578	26,578	$4,128,095
Robert Q. Reilly
Annual Incentive Award	February 13, 2020	—	$1,700,000	—
PSUs	February 13, 2020				—	9,658	14,487	$1,500,081
RSUs	February 13, 2020				—	6,439	6,439	$1,000,105
Michael P. Lyons
Annual Incentive Award	February 13, 2020	—	$2,500,000	—
PSUs	February 13, 2020				—	20,861	31,291	$3,240,131
RSUs	February 13, 2020				—	13,907	13,907	$2,160,035
E William Parsley, III
Annual Incentive Award	February 13, 2020	—	$2,500,000	—
PSUs	February 13, 2020				—	20,513	30,769	$3,186,079
RSUs	February 13, 2020				—	13,675	13,675	$2,124,001
Karen L. Larrimer
Annual Incentive Award	February 13, 2020	—	$1,700,000	—
PSUs	February 13, 2020				—	9,658	14,487	$1,500,081
RSUs	February 13, 2020				—	6,439	6,439	$1,000,105
(a)The amounts listed in the “Target” column relate to the target annual cash incentive award for the 2020 performance year. Annual cash incentive awards for 2020 were paid in 2021. All incentive compensation — cash and equity-based — is payable based on performance, and total compensation targets are established to help the Personnel and Compensation Committee determine the appropriate amount of incentive compensation payable upon achievement for target performance. The amount listed in the “Target” column shows the target annual cash incentive amount included in the total compensation target approved by the Committee for each NEO on February 13, 2020.
(b)The amounts listed in these columns include the grants of PSUs and RSUs, as further described on pages 44 to 46. As there is no guaranteed minimum payout for these awards, and in the case of the PSUs, the Personnel and Compensation Committee has discretion to decrease any award otherwise payable, we have not included a “Threshold” amount. The “Target” amount represents 100% of the grant for the PSUs and the RSUs. The “Maximum” amount represents 150% of the grant (rounded down to whole shares) for the PSUs and 100% of the grant for the RSUs. For the PSUs, the performance period began on January 1, 2020 and will end on December 31, 2022. For the RSUs, the performance period began on January 1, 2020 and will end on December 31, 2022, with a vesting opportunity for one-third of the grant on each of the three anniversaries of the grant date.
(c)The grant date fair value of each award is calculated in accordance with FASB ASC Topic 718 based on the NYSE closing price of our common stock on February 13, 2020, the date of grant, of $155.32 per share. The amounts listed in this column represent the grant date fair value of each award based upon achievement at the target level.

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COMPENSATION TABLES

Outstanding equity awards at 2020 fiscal year-end
The following tables show, for each NEO, the outstanding equity awards as of December 31, 2020. These awards include the following:

Name of Award	Vesting Schedule	Metrics	Payout Range (% of target)	Stock or Cash Payout

Performance Share Units (PSUs)	After 3-year performance period ends	PNC’s return on equity (ROE) compared to performance targets EPS growth rank against our peer group	0–150%	Stock

Restricted Share Units (RSUs)	Annual installments over 3 years	Time-based	0–100%	Stock

Performance-based Restricted Share Units (PRSUs)	Annual installments over 4 years	Adjustment based on PNC’s annual TSR	75–125%	Stock
With respect to the performance-based equity awards that vested based on performance for the period ended December 31, 2020, the Personnel and Compensation Committee made performance-based and risk-based determinations in the first quarter of 2021, as described in Compensation Discussion and Analysis—2020 compensation decisions beginning on page 47.

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COMPENSATION TABLES

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(a)
William S. Demchak
	6,466	(b)	$963,434
	38,317	(c)	$5,709,233
	7,907	(d)	$1,178,143
				40,747	(e)	$6,071,303
	18,110	(f)	$2,698,390
				39,867	(g)	$5,940,183
	26,578	(h)	$3,960,122
Robert Q. Reilly
	1,700	(b)	$253,300
	9,548	(c)	$1,422,652
	1,971	(d)	$293,679
				11,606	(e)	$1,729,294
	5,158	(f)	$768,542
				9,658	(g)	$1,439,042
	6,439	(h)	$959,411
Michael P. Lyons
	3,793	(b)	$565,157
	20,612	(c)	$3,071,188
	4,254	(d)	$633,846
				25,930	(e)	$3,863,570
	11,524	(f)	$1,717,076
				20,861	(g)	$3,108,289
	13,907	(h)	$2,072,143
E William Parsley, III
	2,730	(b)	$406,770
	23,038	(c)	$3,432,662
	4,754	(d)	$708,346
				25,930	(e)	$3,863,570
	11,524	(f)	1,717,076
				20,513	(g)	$3,056,437
	13,675	(h)	$2,037,575
Karen L. Larrimer
	958	(b)	$142,742
	8,083	(c)	$1,204,367
	1,668	(d)	$248,532
				10,125	(e)	$1,508,625
	4,500	(f)	$670,500
				9,658	(g)	$1,439,042
	6,439	(h)	$959,411
(a)The market value is calculated based on the NYSE closing price of our common stock on December 31, 2020 of $149.00 per share.
(b)2017 PRSUs. The performance conditions applicable to the 2020 tranche of the award were satisfied as of December 31, 2020, and the PRSUs subject to the 2020 tranche vested on February 16, 2021 based on achievement at 97.30% of the target level as a result of TSR for 2020 of -2.73%.
(c)2018 PSUs. The performance conditions applicable to the award were satisfied as of December 31, 2020, and the 2018 PSUs vested on February 10, 2021 based on achievement at 107.69% of the target level.
(d)2018 RSUs. The third and final tranche of the award vested on February 15, 2021.
(e)2019 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2022 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2021. The number of PSUs included in the table above

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COMPENSATION TABLES

is based on achievement at the target level. See the description of the 2019 PSUs in the Compensation Discussion and Analysis section of our 2019 proxy statement.
(f)2019 RSUs. The second tranche of the award vested on February 13, 2021, and the remaining tranche is scheduled to vest on February 13, 2022.
(g)2020 PSUs (Performance Not Yet Achieved). The award is scheduled to vest in early 2023 based on achievement of the applicable performance conditions over a three-year performance period ending December 31, 2022. The number of PSUs included in the table above is based on achievement at the target level. See the description of the 2020 PSUs in the Compensation Discussion and Analysis section of our 2020 proxy statement.
(h)2020 RSUs. The first tranche of the award vested on February 13, 2021, and the remaining two tranches are scheduled to vest in approximately equal annual installments on February 13, 2022 and February 13, 2023.

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COMPENSATION TABLES

Option exercises and stock vested in fiscal 2020

	Option Awards		Stock Awards(a)
NEO	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Demchak	—	$—	70,148	$10,867,829
Robert Q. Reilly	—	$—	18,232	$2,824,837
Michael P. Lyons	—	$—	40,226	$6,232,719
E William Parsley, III	—	$—	49,677	$7,618,246
Karen L. Larrimer	—	$—	10,847	$1,680,585
(a)These columns include the total units approved for payout in connection with previously granted standard incentive performance units, PRSUs and RSUs. For Mr. Parsley, these columns also include 19,690 incentive performance units granted in 2017 related to his management of our Asset & Liability Management function that were paid out at 166.67% of target in cash equal to $2,972,402 in 2020.
These columns also include shares that vested but were withheld for tax purposes.

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COMPENSATION TABLES

Pension benefits at 2020 fiscal year-end
The principal elements of our post-employment compensation are a qualified defined benefit cash balance pension plan, a non-qualified excess cash balance pension plan and a non-qualified supplemental executive retirement plan, each described in this section, as well as a qualified defined contribution savings plan and a non-qualified deferred compensation and incentive plan as described in Non-qualified deferred compensation in fiscal 2020 on page 71.
Cash balance pension plan. We maintain a pension plan for most of our full-time employees. The pension plan is a defined benefit cash balance pension plan under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and is intended to be qualified under Section 401(a) of the Internal Revenue Code. Each calendar quarter, eligible participants receive “earnings credits” based on a percentage of eligible compensation. Earnings credit percentages for employees who were plan participants on December 31, 2009 are based on a schedule using the participant’s age and years of credited service at that date and are frozen at that level. Earnings credits for all employees who become participants on or after January 1, 2010 are a flat 3% of eligible compensation.
The plan defines eligible “compensation” as regular earnings plus eligible variable compensation, such as paid annual incentives. Eligible “compensation” does not include deferrals under the terms of the non-qualified deferred compensation and incentive plan; these are instead taken into account under our excess pension plan described below. We generally limit eligible variable compensation for a plan year to a total of 100% of the first $25,000 plus 50% of the next $225,000.
For participants who had accrued benefits prior to 1999 under the pension plan formula then in effect, an initial cash balance “account” was established based on the present value of the accrued benefits at the time of the conversion to the current program.
Plan participants generally receive quarterly “interest credits” at a rate of one-fourth of the annual interest rate on 30-year Treasury securities. Employees who were already plan participants as of December 31, 2009 receive a minimum interest credit.
At the end of 2008, the cash balance pension plan previously sponsored by National City Corporation was merged into this plan. Earnings and interest credits for National City participants are generally as noted above.
We contribute to the plan an actuarially determined amount necessary to fund the total benefits payable to participants. Actuaries calculate total contributions instead of contributions for each individual participant.
Excess pension plan. We maintain an ERISA excess pension plan, which is a supplemental non-qualified pension plan. The excess benefits under this plan equal the difference, if any, between a participant’s benefit under the qualified pension plan computed without regard to applicable Internal Revenue Code limits and taking into account amounts deferred under the non-qualified deferred compensation and incentive plan, and the participant’s actual benefit under the qualified pension plan.
Supplemental executive retirement plan. We maintain a supplemental executive retirement plan for certain executive officers. As part of its ongoing review of compensation practices, the Personnel and Compensation Committee decided in 2007 to eliminate future plan participation for new executive officers. This plan provides earnings credits based on a percentage of annual incentives awarded under eligible executive bonus plans in accordance with a schedule based on the participant’s age and years of credited service. This plan also provides quarterly interest credits that mirror the interest credits under the qualified pension plan.
Executive officers who participated in the supplemental executive retirement plan on December 31, 1998 and who were at least age 50 with five or more years of credited service receive grandfathered benefits based on the pension formula in effect prior to 1999. For executive officers at or above a certain organizational level who participated on December 31, 1998 but who did not meet the requirements for grandfathered benefits, we doubled the earnings credit percentages in order to mitigate the effect of the transition to the cash balance pension formula.

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COMPENSATION TABLES

NEO	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year
William S. Demchak	Qualified Pension Plan	18	$351,932	—
	ERISA Excess Pension Plan	18	$2,681,624	—
	Supplemental Executive Retirement Plan	18	4,595,077	—
	Total		7,628,633	—
Robert Q. Reilly	Qualified Pension Plan	33	$593,731	—
	ERISA Excess Pension Plan	33	$1,099,225	—
	Supplemental Executive Retirement Plan	33	$1,799,547	—
	Total		$3,492,503	—
Michael P. Lyons	Qualified Pension Plan	9	$68,170	—
	ERISA Excess Pension Plan	9	$142,963	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		$211,133	—
E William Parsley, III	Qualified Pension Plan	17	$332,832	—
	ERISA Excess Pension Plan	17	$1,559,433	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		$1,892,265	—
Karen L. Larrimer	Qualified Pension Plan	25	$488,459	—
	ERISA Excess Pension Plan	25	$504,560	—
	Supplemental Executive Retirement Plan	N/A	—	—
	Total		$993,019	—
(a)To compute the number of years of service, we use the same plan measurement date that we use for our 2020 audited consolidated financial statements. Credited service, where applicable, is generally equal to actual full years of service; however, for purposes of determining the level of benefits earned in the Qualified Pension Plan and ERISA Excess Pension Plan, credited service has been frozen as of December 31, 2009. As of that date, the NEOs had the following years of credited service: Mr. Demchak, 7; Mr. Reilly, 22; Mr. Parsley, 6; and Ms. Larrimer, 14. Mr. Lyons was hired after service accruals ceased to be applicable for purposes of calculating the amount of Qualified Pension Plan and ERISA Excess Pension Plan benefits.
(b)We compute the present values shown here as of December 31, 2020 in accordance with FASB ASC Topic 715, Compensation—Retirement Benefits, as specified in applicable SEC regulations. The amounts do not necessarily reflect the amounts to which the NEOs would be entitled under the terms of these plans as of December 31, 2020.
We calculate the present values for the plans by projecting the December 31, 2020 account balances to an assumed retirement age of 65, using an interest crediting rate of (i) 4.40% for Mr. Demchak, Mr. Reilly, Mr. Parsley and Ms. Larrimer, and (ii) 1.30% for Mr. Lyons, who is not eligible for the guaranteed minimum annual interest crediting rate since he became a plan participant after January 1, 2010. We then apply a discount rate of 2.55% for the Qualified Pension Plan and 2.10% for other plans to discount the balances back to December 31, 2020.
See Note 17 in the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for additional information regarding the discount rates and other material assumptions.

70	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION TABLES

Non-qualified deferred compensation in fiscal 2020
We offer an incentive savings plan ("ISP") in which most of our employees can participate after they meet any applicable service requirements, and for designated employees who exceed a compensation threshold, we also offer a non-qualified deferred compensation and incentive plan ("DCIP"). Prior to establishing the DCIP in 2012, we offered a non-qualified supplemental incentive savings plan ("SISP"), which was a supplement to the ISP, and a non-qualified deferred compensation plan ("DCP"), in each case for certain designated employees who exceeded applicable compensation thresholds.
Incentive savings plan (ISP). The ISP is a defined contribution 401(k) plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. During 2020, participants could elect to contribute between 1% and 75% of eligible compensation to the plan each year as pre-tax or Roth after-tax elective deferrals (or a combination of pre-tax and Roth after-tax elective deferrals), subject to Internal Revenue Code limits. Participants who are age 50 or older may contribute additional pre-tax amounts called “catch-up contributions” each year. For 2020, we made employer matching contributions on behalf of eligible participants equal to 100% of elective deferrals up to 4% of eligible compensation. Matching contributions were made in cash. Participants direct the investment of their accounts among the investment options offered under the plan, and their account balances are adjusted for gains or losses resulting from those investment directions.
Deferred compensation and incentive plan (DCIP). We maintain a DCIP for designated employees who exceed a compensation threshold. Participants can elect to defer up to 20% of base salary and/or up to 75% of eligible short-term incentive pay earned with respect to a plan year. The DCIP’s plan year is the calendar year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.
Supplemental incentive savings plan (SISP) and deferred compensation plan (DCP). Effective January 1, 2012, the SISP and DCP were frozen to new participants and to the deferral of amounts earned on and after January 1, 2012. Distributions from these plans are paid in cash in accordance with the participant’s election. Participants with existing account balances can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan, and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions.
Investment options. ISP, DCIP, SISP and DCP participants have the investment options listed on page 73. The employee directs investment of contributions under each plan. Investment options include several collective funds and mutual funds (including BlackRock mutual funds). ISP and SISP participants may also hold investments in a PNC common stock fund; however, we no longer permit new funds to be contributed or transferred into the PNC common stock fund. DCIP, SISP and DCP investments are invested on a phantom basis and are considered “deemed” investments.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	71

COMPENSATION TABLES

		Executive Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
NEO	Name of Plan	(a)	(b)		(c)
William S. Demchak	Supplemental Incentive Savings Plan	—	$234,679	—	$2,089,652
	Deferred Compensation & Incentive Plan	$—	$3,762	$(609,825)	$—
	Deferred Compensation Plan	—	$—	$—	$—
	Total	$—	$238,441	$(609,825)	$2,089,652
Robert Q. Reilly	Supplemental Incentive Savings Plan	—	$173,763	—	$1,210,423
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	$399,474	—	$3,895,432
	Total	$—	$573,237	$—	$5,105,855
Michael P. Lyons	Supplemental Incentive Savings Plan	—	—	—	—
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	$—	$—	$—	$—
E William Parsley, III	Supplemental Incentive Savings Plan	—	$595,348	—	$3,368,578
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	—	—	—
	Total	$—	$595,348	$—	$3,368,578
Karen L. Larrimer	Supplemental Incentive Savings Plan	—	$14,805	—	$136,517
	Deferred Compensation & Incentive Plan	—	—	—	—
	Deferred Compensation Plan	—	$—	$—	—
	Total	$—	$14,805	$—	$136,517
(a)Amounts in this column are included in the compensation reported in the Summary compensation table on page 62. PNC made no contributions to these plans in 2020.
(b)No amounts in this column have been reported in the Summary compensation table on page 62 as none of our NEOs received above-market or preferential earnings.
(c)We calculate the dollar amounts in this column by taking the aggregate balance at the end of fiscal year 2019 and adding the totals in the other columns to that balance. The aggregate balance at the end of fiscal year 2020 includes any unrealized gains and losses on investments. All contributions comprising a portion of the aggregate balance at the end of fiscal year 2020 were included in the compensation reported in the Summary compensation table on page 62 and prior years’ summary compensation tables, as applicable.

72	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

COMPENSATION TABLES

The following table shows the 2020 investment options for the DCP, DCIP, ISP and SISP, along with annual rates of return. See page 71 for an explanation of the DCP, DCIP, ISP and SISP. Ticker symbols are listed for investment options available to the general public.

Benchmark Performance	Ticker Symbol	DCP	DCIP	ISP/SISP	2020 Annual Rate of Return
BlackRock High Yield BR	BYHRX	X	X	X	5.93%
BlackRock Government Short Term Inv. Fund		X	X	X	0.67%
BlackRock LifePath 2025 Fund		X	X	X	12.22%
BlackRock LifePath 2030 Fund		X	X	X	12.92%
BlackRock LifePath 2035 Fund		X	X	X	13.60%
BlackRock LifePath 2040 Fund		X	X	X	14.17%
BlackRock LifePath 2045 Fund		X	X	X	14.87%
BlackRock LifePath 2050 Fund		X	X	X	15.22%
BlackRock LifePath 2055 Fund		X	X	X	15.36%
BlackRock LifePath 2060 Fund		X	X	X	15.34%
BlackRock LifePath 2065 Fund		X	X	X	15.17%
BlackRock LifePath Retirement Fund		X	X	X	12.00%
BlackRock TIPS		X	X	X	11.10%
Brandywine Intern’l Opp Fixed Inc Fund	LMOTX	X	X		8.56%
PNC Common Stock Fund	PNC	X		X	(6.29)%
T. Rowe Price Stable Value Fund*			X	X	2.21%
State Street S&P 500 Index Fund		X	X	X	18.34%
State Street Russell Small/Mid Cap Index Fund		X	X	X	32.59%
State Street Global All Cap Equity Ex-U.S. Index Fund		X	X	X	11.18%
State Street Real Return ex Nat. Res. Index Fund				X	3.61%
State Street U.S. Bond Index Fund		X	X	X	7.63%
State Street International Equity Index Fund		X	X	X	8.06%
State Street Emerging Markets Equity Index Fund		X	X	X	18.11%
FPA Crescent Fund	FPACX	X	X		12.10%
Aberdeen Emerging Markets Fund	ABEMX	X	X		27.92%
BlackRock Global Allocation I Fund	MALOX	X	X		21.12%
First Eagle Overseas I Fund	SGOIX	X	X		7.24%
Vulcan Large Cap Value Fund	VVPLX	X	X		11.61%
Fiduciary Mgmt Small Cap Fund	FMIMX	X	X		5.79%

*	Effective September 24, 2020 the PNC Stable Value Fund was replaced by the T. Rowe Price Stable Common Trust (Class F).

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	73

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT
Benefits upon termination of employment
Our NEOs may receive various forms of compensation or benefits in connection with a termination of employment. These benefits result from:
•change of control agreements,
•the terms of our equity-based grants, and
•other existing plans and arrangements in which our NEOs participate.
We do not have a separate severance plan or program for the NEOs. The Personnel and Compensation Committee has discretion to provide severance benefits subject to the parameters of our Board-approved policy, as described in the CD&A on page 57.
The benefits an executive may receive will depend on whether PNC or the executive terminated employment and, if PNC terminated employment, whether the termination was for cause, resulted from death or disability, or followed a change in control, and whether the executive is retirement-eligible. If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement. For these purposes, a “retirement-eligible” employee is someone who is at least 55 years old and has at least five years of service with PNC. As of December 31, 2020, four of our NEOs were retirement-eligible.
Change of control agreements
As of December 31, 2020, we have entered into separate change of control agreements with each of our NEOs and similar agreements with a limited group of other senior officers. These agreements have been a valuable component of our executive compensation program for several years. We believe these arrangements mitigate concerns arising from a change of control, and help to ensure the continued dedicated service of our key employees. Cash payments contemplated by these agreements require a “double trigger” — that is, the occurrence of both a change of control and a qualifying termination of employment. A qualifying termination would occur if the executive resigned for “Good Reason” or the surviving company terminated the executive other than for “Cause,” “Disability” or death (each as defined in the change of control agreement). The treatment of equity awards upon a change of control is addressed in the equity award agreements themselves, as described below, rather than the change of control agreements.
The change of control agreements provide for cash payments to our NEOs calculated based on various compensation components, including annual base salary and an annual incentive award (bonus). For purposes of the change of control agreements, annual base salary is equal to 12 times the highest monthly base salary rate payable to the executive in the 12-month period preceding the month of the change of control. The cash payment related to base salary is equal to two times the annual base salary, and the cash payment related to bonus is equal to two times the applicable bonus percentage multiplied by annual base salary. The agreements also provide for continued benefits under (or compute cash payments by reference to) certain of our retirement and health and welfare benefit plans.
None of our change of control agreements contain any excise tax “gross-up” provisions. Our current change of control agreements provide that in the event the benefits payable to an executive trigger excise taxes under Section 4999 of the Internal Revenue Code, the executive will be entitled to a reduction in benefits so that no excise tax is imposed if such a reduction would result in a greater net (after-tax) benefit to the executive than payment of the full amount of his or her benefits. We have a Board-approved policy that requires shareholder approval of certain future severance arrangements if the arrangement provides for additional severance benefits in an amount exceeding 2.99 times the sum of the executive’s annual base salary and target bonus.
The change of control agreements prohibit the executives from employing or soliciting any of our officers during the one-year period following termination, and from using or disclosing any of our confidential business or technical information or trade secrets.
While the benefits to be received under a change of control agreement may be significant to an individual, they first require the occurrence of a significant transaction. As a result, the benefits are highly speculative and are contingent on a variety of facts and circumstances. In recognition of this, the Personnel and Compensation Committee of the Board does not consider the amount of potential change in control payments when it makes annual compensation decisions for our NEOs. Change in control protections, although meaningful, also become relatively less significant to PNC as we increase in size.

74	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT
Equity-based grants
If an NEO resigns or the NEO’s employment is terminated with or without cause, any unvested equity-based compensation is generally forfeited. However, if an NEO retires (i.e., a retirement-eligible NEO resigns or is terminated without cause), equity-based compensation is not forfeited and continues in effect until its originally scheduled payment date. Equity-based compensation is also not forfeited under certain circumstances following a change in control. Grants to our executive officers contain a “double trigger” feature, meaning such grants require the occurrence of both a change in control and a qualifying termination (which includes a termination without cause or a resignation for good reason) in order to vest prior to the original vesting date in connection with a change in control.
A change in control of PNC, retirement of an NEO or termination of an NEO’s employment by PNC by reason of disability has the following impact on unvested equity-based compensation:
RESTRICTED SHARE UNITS

Change in Control	Retirement	Disability
Following a change in control, outstanding RSUs will vest upon a qualifying termination or continued employment through the original vesting date, and will be paid as soon as practicable following the original vesting date. All outstanding RSUs pay out in shares if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. If the CET1 Ratio is not met, the remaining tranches will be forfeited and expire.

Dividend equivalents cease to accrue at the change in control date.	RSUs continue in effect in accordance with their terms as if the grantee had remained employed through each vesting date.
GRANTS THAT VEST UPON THE ACHIEVEMENT OF ADDITIONAL PERFORMANCE CRITERIA
Performance Share Units

Change in Control	Retirement	Disability
Following a change in control, outstanding PSUs vest upon a qualifying termination or continued employment through the original vesting year, and will be paid out as soon as practicable following the end of the original performance period. Outstanding PSUs pay out in shares at 100% performance if the CET1 Ratio is met or exceeded as of the last-completed quarter-end. If the CET1 Ratio is not met, the PSUs are forfeited and expire.

Dividend equivalents cease to accrue at the change in control date.
PSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.

Performance-Based Restricted Share Units

Change in Control	Retirement	Disability
The remaining 2017 PRSUs vest upon the occurrence of both a change in control and a qualifying termination (or continued employment through the original vesting date) and will be paid as soon as practicable following the original vesting date. All outstanding PRSUs pay out in cash at 100% performance if the CET1 Ratio is met or exceeded as of the last-completed quarter-end, provided that the payout percentage will also be subject to a second risk-based adjustment based on the most recent annual discretionary risk factor applied prior to the change in control (or if no such factor has previously been applied, payout will remain at 100%). If the CET1 Ratio is not met, the PRSUs are canceled.

Dividend equivalents cease to accrue at the change in control date and receive the same performance adjustment as their related units.	PRSUs continue in effect in accordance with their terms as if the grantee had remained employed for the full performance period.
Acceleration upon death. Upon death, generally (i) outstanding RSUs immediately vest and pay out at 100%, (ii) outstanding PSUs will vest and pay out based on target corporate performance and actual risk performance through the calendar year of the NEO's death, subject to the Personnel and Compensation Committee's exercise of discretion, and (iii) PRSUs vest and pay out at 100% (provided that if death occurs after the close of a performance year but before that year’s tranche has paid out, payout of that tranche is the same as if still an employee). Vested awards are paid out no later than December 31 of the year following the year of death.
Other material conditions. The retirement and disability awards summarized above are generally subject to forfeiture if it is determined that a grantee has engaged in certain competitive activities during employment or the one-year period following termination of employment, or if the grantee has engaged in other detrimental conduct. In addition, the award is subject to grantee’s agreement not to solicit certain customers or employees of PNC during employment and the one-year period following termination of employment, to at all times maintain the confidentiality of business and technical information, and to disclose and assign certain inventions.
Awards are generally subject to PNC’s clawback, adjustment, or similar policies and to any clawback or recoupment that may be required by applicable law or regulations.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	75

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT
Existing plans and arrangements
As of December 31, 2020, our NEOs could participate in our qualified cash balance pension plan, ERISA excess pension plan, ISP and DCIP. In addition, Mr. Demchak, Mr. Reilly, Mr. Parsley and Ms. Larrimer participate in our SISP, and Mr. Demchak and Mr. Reilly participate in our DCP (although they may no longer make contributions to these plans). The NEOs earn these benefits for services provided to us while employed, and many of these plans are also available on a broader basis to other employees. For the most part, an NEO’s entitlement to these benefits does not depend on how employment is terminated.
Mr. Demchak and Mr. Reilly also participate in our supplemental executive retirement plan, a company-paid executive long-term disability ("LTD") program, and the Key Executive Equity Program ("KEEP"), a split-dollar life insurance program. Participants in the executive LTD program are generally eligible for additional LTD benefits of $10,000 per month until they are no longer disabled or have reached age 65. KEEP provides benefits in the event of a participating executive’s death while actively employed (equal to 1.5 times then-current annual base salary) or following an eligible retirement (retirement after reaching age 55 and five years of service with PNC, generally equal to annual base salary prior to retirement). Following a change in control, the life insurance policy would transfer to the participating executive. The supplemental executive retirement plan, executive LTD program and KEEP were frozen to new participants as of December 31, 2007.
Certain NEOs are also eligible to receive two years of company-paid financial planning and tax preparation services upon retirement.
Estimated benefits upon termination
The following table shows the estimated incremental benefits payable to our NEOs as of December 31, 2020 as a result of termination of employment in a variety of situations. These estimated amounts have been calculated as if employment was terminated on December 31, 2020. For change in control benefits, we assumed a change in control of PNC and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason) on that date. To the extent relevant, the amounts assume a PNC stock price of $149.00, the closing price of our common stock on December 31, 2020. If we calculated these amounts using a different price, the amounts could be significantly different. The benefits below do not include the balances under our qualified cash balance pension plan, ERISA excess pension plan, supplemental executive retirement plan, SISP, ISP, DCIP or DCP unless the NEO receives an enhanced benefit under the termination scenario. In addition, stock options are not included as there were no stock options outstanding for the NEOs as of December 31, 2020.

William S. Demchak	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$13,599,999	—	—
Base Salary	—	—	—	$2,400,000	—	—
Bonus	—	—	—	$11,199,999	—	—
Enhanced Benefits	—	—	$21,160	$433,743	$800,000	$1,650,000
Defined Benefit Plans	—	—	—	$376,666	—	—
Defined Contribution Plans	—	—	—	$22,800	—	—
General Benefits & Perquisites	—	—	$21,160	$34,277	$800,000	$1,650,000
Value of Unvested Equity	—	—	$27,833,487	$27,423,871	$27,833,487	$27,423,871
RSUs	—	—	$8,161,048	$8,161,048	$8,161,048	$8,161,048
PSUs	—	—	$18,616,856	$18,177,863	$18,616,856	$18,177,863
PRSUs	—	—	$1,055,583	$1,084,960	$1,055,583	$1,084,960
TOTAL	$—	$—	$27,854,647	$41,457,613	$28,633,487	$29,073,871

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CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Robert Q. Reilly	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$5,488,908	—	—
Base Salary	—	—	—	$1,400,000		—
Bonus	—	—	—	$4,088,908		—
Enhanced Benefits	—	—	$21,160	$263,745	$1,080,000	$1,050,000
Defined Benefit Plans	—	—	—	$206,668	—	—
Defined Contribution Plans	—	—	—	$22,800	—	—
General Benefits & Perquisites	—	—	$21,160	$34,277	$1,080,000	$1,050,000
Value of Unvested Equity	—	—	$7,209,191	$7,107,739	$7,209,191	$7,107,739
RSUs	—	—	$2,106,905	$2,106,905	$2,106,905	$2,106,905
PSUs	—	—	$4,824,750	$4,715,473	$4,824,750	$4,715,473
PRSUs	—	—	$277,536	$285,361	$277,536	$285,361
TOTAL	$—	$—	$7,230,351	$12,860,392	$8,289,191	$8,157,739

Michael P. Lyons	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$6,999,999	—	—
Base Salary	—	—	—	$1,400,000	—	—
Bonus	—	—	—	$5,599,999	—	—
Enhanced Benefits	—	—	—	$108,923	$—	$—
Defined Benefit Plans	—	—	—	$50,250	—	—
Defined Contribution Plans	—	—	—	$22,800	—	—
General Benefits & Perquisites	—	—	—	$35,873	—	—
Value of Unvested Equity	—	—	—	$15,565,281	$15,784,020	$15,565,281
RSUs	—	—	—	$4,610,216	$4,610,216	$4,610,216
PSUs	—	—	—	$10,318,553	$10,554,586	$10,318,553
PRSUs	—	—	—	$636,512	$619,218	$636,512
TOTAL	$—	$—	$—	$22,674,203	$15,784,020	$15,565,281

E William Parsley, III	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$7,690,838	—	—
Base Salary	—	—	—	$1,400,000	—	—
Bonus	—	—	—	$6,290,838	—	—
Enhanced Benefits	—	—	$21,160	$285,943	—	—
Defined Benefit Plans	—	—	—	$227,270	—	—
Defined Contribution Plans	—	—	—	$22,800	—	—
General Benefits & Perquisites	—	—	$21,160	$35,873	—	—
Value of Unvested Equity	—	—	$15,991,524	$15,739,986	$15,991,524	$15,739,986
RSUs	—	—	$4,655,072	$4,655,072	$4,655,072	$4,655,072
PSUs	—	—	$10,890,776	$10,626,834	$10,890,776	$10,626,834
PRSUs	—	—	$445,676	$458,080	$445,676	$458,080
TOTAL	$—	$—	$16,012,684	$23,716,767	$15,991,524	$15,739,986

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	77

CHANGE IN CONTROL AND TERMINATION OF EMPLOYMENT

Karen L. Larrimer	Termination for Cause	Voluntary Termination/ Termination without Cause(a)	Retirement(a)	Change in Control(b)	Disability	Death
Cash Severance	—	—	—	$4,985,823	—	—
Base Salary	—	—	—	$1,400,000	—	—
Bonus	—	—	—	$3,585,823	—	—
Enhanced Benefits	—	—	$21,160	247,318	—	—
Defined Benefit Plans	—	—	—	$191,574	—	—
Defined Contribution Plans	—	—	—	$22,800	—	—
General Benefits & Perquisites	—	—	$21,160	$32,944	—	—
Value of Unvested Equity	—	—	$6,468,868	$6,380,688	$6,468,868	$6,380,688
RSUs	—	—	$1,955,081	$1,955,081	$1,955,081	$1,955,081
PSUs	—	—	$4,357,388	$4,264,806	$4,357,388	$4,264,806
PRSUs	—	—	$156,399	$160,801	$156,399	$160,801
Reduction Amount(c)	—	—		$(2,354,482)
TOTAL	$—	$—	$6,490,028	$9,259,347	$6,468,868	$6,380,688
(a)If a retirement-eligible employee resigns or is terminated without cause, we consider it a retirement.
(b)The "Value of Unvested Equity" is received upon a change in control and a termination of employment by the surviving company without cause (or a resignation of the officer for good reason), which this table assumes takes place on December 31, 2020.
(c)Amount reduced in accordance with the change of control agreement to avoid imposition of excise tax under Section 4999 of the Internal Revenue Code.

78	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

CEO PAY RATIO
We are providing the following information about the relationship between the annual total compensation of William S. Demchak, our Chairman, President and CEO, and the annual total compensation of our median employee (other than Mr. Demchak).
For the year ended December 31, 2020:
•The annual total compensation of Mr. Demchak was $15,900,479
•The annual total compensation of our median employee was $80,350 (see below for an explanation of how we calculate this amount)
•The resulting ratio of Mr. Demchak's annual total compensation to the annual total compensation of our median employee is 198 to 1
We believe our ratio represents a reasonable estimate, calculated in a manner consistent with SEC rules, based on the following methodology:
•As permitted under SEC rules, we are using the same median employee for our 2020 pay ratio calculation as was used for the 2019 and 2018 pay ratio calculations in light of the fact that there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure
•To identify the median employee, we used the Form W-2 (Box 5) issued by the IRS for federal tax purposes as the compensation measure and evaluated the compensation for 52,885 active U.S. employees as of December 31, 2018 (this population excluded Mr. Demchak and all of our 126 non-U.S. employees).1 We did not annualize the compensation of any employee who was employed by us for part of the year
•As of December 31, 2020, we had 51,233 active U.S. employees (this population excluded Mr. Demchak and all of our 124 non-U.S. employees)2
•We calculated the 2020 annual total compensation for the median employee3

1 For 2018, we excluded 78 employees in the UK, 33 employees in Canada and 15 employees in Germany, representing less than 1% of our total employee population.
2 As of December 31, 2020, we had 76 employees in the UK, 34 employees in Canada and 14 employees in Germany, representing less that 1% of our total employee population.
3 We calculated the annual total compensation for the median employee in accordance with SEC rules, using the same methodology used to calculate Mr. Demchak’s total compensation in the Summary compensation table, and we also included PNC’s health care premium contributions for both the median employee and Mr. Demchak. As a result, Mr. Demchak’s annual total compensation for pay ratio purposes is slightly higher than the amount reported for him in the Summary compensation table on page 62.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	79

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
Security ownership of directors and executive officers
The table below sets forth information regarding ownership of our common stock by our directors and executive officers. We include beneficial ownership of common stock as of January 29, 2021, the record date for the annual meeting, for each director (including all nominees for director), each NEO and all directors and executive officers as a group. Unless otherwise noted, each person listed in the table below exercises sole voting and investment power over the shares of common stock they beneficially own.
We determine the beneficial ownership of each director and executive officer pursuant to SEC regulations. This information does not necessarily indicate beneficial ownership for any other purpose.
Beneficial ownership includes any shares of common stock as to which the individual has sole or shared voting power or investment power, and also includes any shares of common stock the individual has the right to acquire within 60 days of January 29, 2021 through the exercise of any option, warrant or right or the vesting or payout of any restricted share units or other units payable in common stock. Although not considered beneficially owned under SEC rules, the table also shows the number of cash-payable common stock units credited to the accounts of our directors and executive officers under various benefit plans as of January 29, 2021. Each of the nominees for director owns shares of our common stock.

Name	Common Stock Ownership		Options and Common Stock Units*	Total Number of Shares Beneficially Owned	Cash- Payable Common Stock Unit Ownership**	Total Shares Beneficially Owned Plus Cash-Payable Common Stock Units***
Non-Employee Directors:
Joseph Alvarado	120	(1)	2,534	2,654	—	2,654
Charles E. Bunch	4,781		4,934	9,715	21,766	31,481
Debra A. Cafaro	20		3,614	3,634	3,406	7,040
Marjorie Rodgers Cheshire	218		4,934	5,152	6,922	12,074
David L. Cohen	925		—	925	113	1,038
Andrew T. Feldstein	158,508	(1)(2)	4,934	163,442	16,382	179,824
Richard J. Harshman	1,150	(3)	2,534	3,684	615	4,299
Daniel R. Hesse	1,100		4,934	6,034	3,556	9,590
Linda R. Medler	60		3,614	3,674	907	4,581
Martin Pfinsgraff	1,550		3,614	5,164	—	5,164
Toni Townes-Whitley	1,000		2,534	3,534	—	3,534
Michael J. Ward	1,000		4,934	5,934	6,722	12,656
NEOs:
William S. Demchak	401,239	(3)(4)	70,604	471,843	3,139	474,982
Robert Q. Reilly	117,822	(3)(4)	17,944	135,766	2,456	138,222
Michael P. Lyons	141,610		39,056	180,666	—	180,666
E William Parsley, III	103,337		40,842	144,179	—	144,179
Karen L. Larrimer	27,785		15,105	42,890	—	42,890
10 remaining executive officers	158,022	(2)(3)(4)	43,785	201,807	—	201,807
Directors and executive officers as a group (27 persons):	1,120,247		270,450	1,390,697	65,984	1,456,681
*Includes options exercisable within 60 days of January 29, 2021 and common stock units that may vest or pay out within 60 days of January 29, 2021.
**For non-employee directors, includes cash-payable common stock units credited to their accounts pursuant to deferrals made under the Directors Deferred Compensation Plan and predecessor plans and cash-payable common stock units granted under the Outside Directors Deferred Stock Unit Plan used for non-employee director equity-based grants prior to 2017. For executive officers, includes cash-payable common stock units credited under our DCP and SISP. These units are not considered beneficially owned under SEC rules.
***As of January 29, 2021, there were 423,960,165 shares of PNC common stock issued and outstanding. The number of shares of common stock beneficially owned by each individual is less than 1% of the outstanding shares of common stock; the total number of shares of common stock beneficially owned by the group is approximately 0.3% of the class. If stock options are exercisable or units payable in common stock vest or pay out within 60 days of January 29, 2021, those shares were added to the total number of shares issued and

80	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
outstanding for purposes of determining these ownership percentages. As of January 29, 2021, the total number of shares of common stock beneficially owned plus cash-payable common stock units held by the group was approximately 0.3% of the class. No director or executive officer beneficially owns shares of PNC preferred stock.

(1)Includes shares owned by spouse.
(2)Includes shares held in a trust.
(3)Includes shares held jointly with spouse.
(4)Includes shares held in our incentive savings plan.

Security ownership of certain beneficial owners
The table below sets forth information regarding the entities that beneficially own more than five percent of our common stock, based on a review of Schedules 13D and 13G filed with the SEC as of February 16, 2021. The numbers included in the table below represent each entity’s holdings as of December 31, 2020, as disclosed in the applicable Schedule 13G filed with the SEC, and should be interpreted in light of the accompanying footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	33,546,895(1)	7.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	26,683,701(2)	6.3%
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	26,391,754(3)	6.2%
(1)According to the Schedule 13G/A filed by The Vanguard Group with the SEC on February 10, 2021, The Vanguard Group has beneficial ownership of 33,546,895 shares of our common stock in its capacity as an investment advisor. The Vanguard Group and the affiliated entities included in the Schedule 13G/A have reported (1) sole dispositive power with respect to 31,678,440 shares, (2) shared dispositive power with respect to 1,868,455 shares, (3) sole voting power with respect to 0 shares and (4) shared voting power with respect to 682,262 shares.
(2)According to the Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 29, 2021, BlackRock, Inc. and its subsidiaries have beneficial ownership of 26,683,701 shares of our common stock. BlackRock, Inc. reported (1) sole dispositive power with respect to 26,683,701 shares, (2) shared dispositive power with respect to 0 shares, (3) sole voting power with respect to 22,620,610 shares and (4) shared voting power with respect to 0 shares. BlackRock, Inc. is the beneficial owner of our common stock as a result of being a parent company or control person of the following subsidiaries, each of which holds less than 5% of the outstanding shares of our common stock: BlackRock (Luxembourg) S.A.; BlackRock (Netherlands) B.V.; BlackRock (Singapore) Limited; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Fund Managers Ltd; BlackRock Institutional Trust Company, National Association; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Limited; BlackRock Investment Management, LLC; FutureAdvisor, Inc.; BlackRock Japan Co., Ltd.; and BlackRock Life Limited.
(3)According to the Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 16, 2021, T. Rowe Price Associates, Inc. has beneficial ownership of 26,391,754 shares of our common stock in its capacity as an investment advisor. T. Rowe Price Associates, Inc. reported (1) sole dispositive power with respect to 26,391,754 shares, (2) shared dispositive power with respect to 0 shares, (3) sole voting power with respect to 8,754,613 shares and (4) shared voting power with respect to 0 shares.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	81

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
Under the Audit Committee’s charter, the Committee is responsible for the selection, appointment, compensation, retention and oversight of our independent auditors. In connection with this responsibility, the Committee evaluates, monitors and reports to the Board regarding the independence, qualifications and performance of the independent auditors, including an evaluation of the lead audit partner. The Committee approves all audit engagement fees and terms associated with the retention of the independent auditors. The Audit Committee charter requires the Committee to consider, not less frequently than when the lead audit partner is rotated, whether PNC should adopt a policy of regular rotation of the independent audit firm. In addition to assuring the required rotation of the lead audit partner, the Committee oversees the selection of the new lead audit partner and the Chair of the Committee participates directly in the selection of the new lead audit partner.
The Audit Committee has selected PricewaterhouseCoopers LLP ("PwC") as our independent auditors for 2021. PwC has been our independent auditors since 2007. In making this selection, the Committee considered whether there should be a rotation of the independent audit firm. It also carefully considered, among other things, PwC's qualifications and performance, the quality and candor of its communications with the Committee and PNC, and its independence, objectivity and professional skepticism. On February 11, 2021, the Committee presented its conclusions regarding the selection and appointment of PwC as our independent auditors to the Board, including a determination that the selection of PwC as our independent auditors is in the best interest of PNC. Following this presentation, the Board voted unanimously to recommend that shareholders vote to ratify the Committee’s selection of PwC as our independent registered public accounting firm for 2021. The Committee and the Board believe that the continued retention of PwC as our independent auditors is in the best interest of PNC.
The Audit Committee and the Board have adopted a policy that if the ratification of the independent auditors does not receive a majority of the votes cast at the annual meeting, the Committee will reconsider its selection of independent auditors. However, the Committee will be under no obligation to select new independent auditors. If the Committee does select new independent auditors for 2021, we will not seek shareholder ratification of the new selection.
We expect representatives of PwC to be available during the annual meeting. They will have an opportunity to make a statement and respond to appropriate questions. You can learn more about the Audit Committee’s responsibilities with respect to the independent auditors in the Committee’s charter, which is posted in the corporate governance section of our corporate website at www.pnc.com/corporategovernance.
Audit, audit-related and permitted non-audit fees
In considering the nature of the services provided by our independent auditors, the Audit Committee determined that the services are compatible with the provision of independent audit services. The Committee discussed these services with the independent auditors and our management to determine that they are permitted under SEC rules and regulations concerning auditor independence.
The following table summarizes the total fees for professional services rendered by PwC to PNC for 2020 and 2019:

Category	2020 (in millions)	2019 (in millions)
Audit fees	$19.6	$21.7
Audit-related fees*	$2.9	$2.6
Tax fees	$0.1	$0.1
All other fees	$—	$0.1
TOTAL FEES BILLED	$22.6	$24.5
*Excludes fees of $0.8 million in 2020 and $1.9 million in 2019 for financial due diligence services related to potential private equity investments. In those instances, the fees were paid by the company issuing the equity.
Audit fees. These fees consisted primarily of the audit of our annual consolidated financial statements, reviews of our quarterly consolidated financial statements included in Form 10-Q filings, comfort letter procedures, other services related to SEC matters and required attestation services.
Audit-related fees. These fees consisted primarily of SSAE 18, compliance and internal control reviews.
Tax fees. These fees were primarily attributable to tax compliance services, including tax return preparation and review, and assistance with tax examinations.
All other fees. These fees consisted primarily of fees for review and analysis of technology and subscription-based services.

82	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (ITEM 2)
Procedures for pre-approving audit services, audit-related services and permitted non-audit services
The Audit Committee is responsible for pre-approving audit services, audit-related services and permitted non-audit services (such as tax) to be provided to us by our independent auditors. The Committee is given this responsibility to confirm that providing services will not impair our auditors’ independence. The Committee performs this function for us and our subsidiaries.
The Audit Committee’s responsibility also includes pre-approval of the fees for such services (although SEC regulations do not require the pre-approval of fees) and the other terms of the engagement. The Committee may either pre-approve specific fees or a methodology for determining fees. Any proposed increase in fees that exceeds the pre-approved amounts requires the Committee’s approval.
Pre-approval may be general (categories of services) or specific (individual services). If the Audit Committee pre-approves a general category of services, it will review the scope of services related to such general pre-approval at least annually. The Committee is responsible for approving any fee or other compensation arrangements for services covered by a pre-approval of a general category of services.
The full Audit Committee may exercise pre-approval authority, or the Chair of the Committee may exercise the authority as required between meetings. The Committee may also delegate this authority, in whole or in part, to one or more Committee members. Any person exercising delegated authority reports on the pre-approvals at the next scheduled meeting of the Committee, which will be reflected in the meeting minutes.
The Committee may not delegate its pre-approval authority to any other person, including any member of management or other PNC employee or agent.
The written request for pre-approval includes, at a minimum, a description of the nature of the engagement, the proposed fee for the services and a statement that the services to be performed by the independent auditor are consistent with SEC and other applicable rules on auditor independence. In addition, each pre-approval request is reviewed by the independent auditor to confirm the provision of services is consistent with SEC and other applicable auditor independence rules. All requests for pre-approval of services are reviewed by management to ensure the services are permitted under SEC regulations and the Audit Committee charter and include a recommendation of the proposal by the Chief Financial Officer or the Controller and the General Auditor. In reviewing a pre-approval request, the Committee or the Chair of the Committee may request that members of management provide their views on auditor independence questions.
The Controller or a designee of the Controller reports to the Audit Committee at least quarterly as to the status of services that have been pre-approved and the related fees.
The Committee may amend these procedures from time to time.
All audit services, audit-related services and permitted non-audit services and related fees disclosed above were pre-approved by the Audit Committee.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	83

REPORT OF THE AUDIT COMMITTEE
The Audit Committee’s job is one of oversight, as set forth in its charter. It is not the duty of the Audit Committee to prepare PNC’s consolidated financial statements, to plan or conduct audits, or to determine that PNC’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. PNC’s management is responsible for preparing PNC’s consolidated financial statements and for establishing and maintaining effective internal control over financial reporting. PNC’s management is also responsible for its assessment of the effectiveness of internal control over financial reporting. The independent auditors are responsible for the audit of PNC’s consolidated financial statements and the audit of the effectiveness of PNC’s internal control over financial reporting.
The Audit Committee has reviewed and discussed PNC’s audited consolidated financial statements with management and with PricewaterhouseCoopers LLP ("PwC"), PNC’s independent registered public accounting firm for 2020. The Audit Committee has selected PwC as PNC’s independent auditors for 2021, subject to shareholder ratification. A portion of the Audit Committee’s review and discussion of PNC’s audited consolidated financial statements with PwC occurred in private sessions, without PNC management present.
The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the "PCAOB") and the Securities and Exchange Commission (the "SEC").
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed PwC’s independence with representatives of PwC.
Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in PNC’s Annual Report on Form 10-K for the year ended December 31, 2020, for filing with the SEC.
The Audit Committee of the Board of Directors of The PNC Financial Services Group, Inc.
Richard J. Harshman, Chair
Joseph Alvarado
Debra A. Cafaro
David L. Cohen
Martin Pfinsgraff
In accordance with SEC regulations, the Report of the Audit Committee is not incorporated by reference into any of our future filings made under the Securities Exchange Act of 1934 or the Securities Act of 1933. The report is not deemed to be soliciting material or to be filed with the SEC under the Exchange Act or the Securities Act.
The Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2021.

84	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

“SAY-ON-PAY”: ADVISORY VOTE
ON EXECUTIVE COMPENSATION (ITEM 3)
What is the purpose of this item?
We describe this item as an advisory vote on executive compensation, but it is more commonly known as “say-on-pay.” We provide this vote under the federal securities laws (Section 14A of the Securities Exchange Act of 1934) and in recognition of our shareholders’ vote in 2017 recommending that we hold an advisory vote on executive compensation each year. After our shareholders voted in 2017, the Board affirmed that recommendation and elected to hold future “say-on-pay” advisory votes on an annual basis, until the next shareholder vote on “say-on-pay” frequency. We expect to conduct the next shareholder vote on “say-on-pay” frequency at our 2023 annual meeting of shareholders.
With this item, shareholders may submit an advisory vote on the compensation of our CEO and the other four executive officers named in the Summary compensation table on page 62. The Summary compensation table provides an annual snapshot of the compensation paid or granted to our NEOs.
What does it mean to have a “say-on-pay” advisory vote?
As an advisory vote, the outcome will not bind PNC or the Board. We will disclose how many shareholders voted “For” or “Against” the resolution and how many shareholders abstained from voting.
We believe in soliciting input from our shareholders throughout the year on a variety of issues, and this advisory vote fits within our broader shareholder engagement efforts. We have averaged over 96% support in say-on-pay votes over the past five years.
While this vote is non-binding, the Board values the opinions of shareholders and will carefully consider the results when making future compensation decisions. In considering an overall executive compensation program, “say-on-pay” cannot convey a shareholder’s view on a discrete element of our compensation program or a specific decision made by the Personnel and Compensation Committee. Each year, the Committee receives reports on the outcome of the “say-on-pay” vote, how our “say-on-pay” vote compared to our peer group and other large public companies, and whether any changes to the compensation program were being recommended for the Committee’s consideration in light of the results. The Committee expects to undertake a similar evaluation this year.
Where can I find more information on executive compensation?
We describe our executive compensation program and the compensation awarded under that program in the CD&A, the compensation tables and the related disclosure contained in this proxy statement. See pages 38 to 79 for additional information.
What are some of the performance and compensation program highlights for 2020?
Please review the CD&A, which begins on page 38, as well as the accompanying compensation tables and related disclosure beginning on page 62. Performance and compensation program highlights for 2020, which are included in the CD&A, should be read in conjunction with the full CD&A, the compensation tables and the related disclosure contained in this proxy statement.
The Board of Directors recommends a vote FOR the following advisory resolution:
“RESOLVED, that the holders of the common stock and the voting preferred stock of The PNC Financial Services Group, Inc. (PNC), voting together as a single class, approve the compensation of PNC’s named executive officers as described in the Compensation Discussion and Analysis, compensation tables and related disclosure contained in PNC’s proxy statement for the 2021 Annual Meeting of Shareholders.”

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	85

SHAREHOLDER PROPOSAL REGARDING REPORT ON RISK MANAGEMENT AND THE NUCLEAR WEAPONS INDUSTRY (ITEM 4)
The Sisters of St. Joseph of Brentwood, 1725 Brentwood Road, Brentwood, New York 11717, the beneficial owner of 10,068 shares of our common stock, together with co-sponsor the Sisters of Humility of Mary, have notified us of their intention to introduce the following proposal for consideration at the 2021 Annual Meeting of Shareholders:
Resolved: Shareholders request that the Board of Directors issue a report, at reasonable cost and omitting proprietary information, assessing the effectiveness of PNC's Environmental and Social Risk Management (ESRM) systems at managing risks associated with lending, investing, and financing activities within the nuclear weapons industry.
Supporting Statement: The report may include:
•Review of PNC's existing financing to the nuclear weapons industry and associated actual and potential human rights impacts;
•An assessment of the legal, financial, regulatory, and reputational risks that PNC may face due to involvement with the nuclear weapons industry; and
•Evaluation of if and how PNC plans to reduce or eliminate its potential exposure to risks of nuclear weapons financing.
Whereas: Under the UN Guiding Principles on Business and Human Rights, PNC has a responsibility to identify, prevent, mitigate, and account for how it addresses its adverse human rights impacts. This requires carrying out human rights due diligence, covering adverse impacts that PNC may cause, contribute to, or be directly linked to through its operations, products, services, or business relationships.4 This applied regardless of the size or scope of those activities.
PNC lends over $1.6 billion to nuclear weapons companies, including General Dynamics and others.5 Geopolitical uncertainty and erosion of several arms control treaties leaves the world at its highest ever vulnerability to a nuclear weapons catastrophe.6 Nuclear weapons are weapons of mass destruction, indiscriminate by nature, and illegal under international law.7 Nuclear weapon impacts cannot be contained within national borders. They cause massive death and destruction, large-scale displacement, long-term harm to human health and well-being, the environment, infrastructure, socioeconomic development, and social order.8
Amidst growing societal pressure for nuclear disarmament and heightened scrutiny of lending practices, PNC faces significant legal, financial, and reputational risks if it continues to be linked to the nuclear weapons industry. The Treaty on the Prohibition of Nuclear Weapons will enter into force in January 2021, outlawing nuclear weapons use, development, or testing.9 Investor screens for nuclear weapons companies are increasing, with over 75 major financial institutions adopting policies to end relationships with the nuclear weapons industry.10
The "Stop Banking the Bomb Campaign" has held over 75 demonstrations outside of PNC offices, including during PNC's shareholder meetings, calling for divestment from nuclear weapons manufacturers.11
The extent of PNC's human rights due diligence around nuclear financing is not evident. The company's Environmental Social Risk Management Framework and rapid risk screening do not explicitly address risks of financing any controversial weapons and do not identify the defense sector as presenting elevated risk. Risk assessments should address the severity and likelihood of harm to potential stakeholders.12 In response to public pressure, PNC revaluated its financing of private prisons and mountaintop removal mining.13 Despite the severe human rights risk and business risks from nuclear weapons financing, PNC has failed to take similar action.

4 https://www.ihrb.org/uploads/submissions/John_Ruggie_Comments_Thun_Banks_Feb_2017.pdf
5 https://www.dontbankonthebomb.com (Forthcoming Report)
6 https://thebulletin.org/doomsday-clock/current-time/
7 https://www.un.org/laws/icjsum/9623.htm; https://www.icanw.org/catastrophic_harm
8 https://www.icrc.org/en/document/humanitarian-impacts-and-risks-use-nuclear-weapons
9 https://www.nytimes.com/2010/10/25/world/americas/nuclear-weapons-prohibition-treaty.html
10 https://www.dontbankonthebomb.com/wp-content/uploads/2019/10/201910_Beyond-the-bomb_final.pdf
11 https://www.nuclearban.us/stop-banking-the-bomb-the-campaign-to-get-pnc-bank-to-divest-from-nuclear-weapons/; https://newpeoplenewspaper.com/2020/07/31/stop-banking-the-bomb-resumes-pickets-at-pnc/
12 https://www.ohchr.org/documents/publications/guidingprinciplesbusinesshr_en.pdf
13 https://www.pnc.com/en/about-pnc/corporate-responsibility/corporate-social-responsibility/governance-risk/values-business.html; https://www.pnc.com/content/dam/pnc-com/pdf/aboutpnc/CSR/PNC_2019_CSR_Report.pdf

86	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON RISK MANAGEMENT
AND THE NUCLEAR WEAPONS INDUSTRY (ITEM 4)
Board of Directors Response
The Board of Directors recommends a vote AGAINST this shareholder proposal because:
•The Board recently reviewed our lending relationships with companies connected to the nuclear defense industry, and the potential risks these relationships present. The Board concluded that these relationships do not pose a material credit, legal or reputational risk to PNC and are consistent with our Environmental and Social Risk Management ("ESRM") framework.
•The companies the shareholder proponents have characterized as "nuclear weapons companies" are in fact large and diversified companies that provide a myriad of products and services that benefit society and enhance the quality of human life. The vast majority of these companies' operations and revenue bear no relationship to nuclear weapons.
•Our exposure to these companies is small — they represent less than 0.3% of our total loan portfolio at December 31, 2020; our lending represents approximately 2% of these companies' capital structures; and an independent third party ranked PNC 89th among financial organizations in its exposure to these types of companies, while the institutions ranked ahead of PNC have in aggregate over 700 times more exposure.
•Our lending decisions are subject to our ESRM framework, the loans at issue are subject to an environmental and human rights risk assessment, and the Board is regularly updated on the ESRM framework. We have consistently found no environmental, social and governance ("ESG") risks that would inherently exclude these loan recipients from the application of our fair and consistent lending guidelines.
In contrast to the co-filers' classification of the companies in question as "nuclear weapons companies," nuclear defense represents a small portion of their operations. Products and services provided by these companies include the manufacture of cybersecurity and information technology solutions; construction management and critical infrastructure development; navigation and radar systems; environmental remediation and revitalization; safe drinking water management; wastewater treatment; medical isotopes, which are used in cancer detection and treatment; and commercial aircraft, golf carts, snowmobiles, and healthcare technology, among others. Even if the United States were a signatory to the Treaty on the Prohibition of Nuclear Weapons, an international agreement referenced by the co-filers, we would expect to see little to no impact on these companies' credit profiles. Collectively, these companies employ over 750,000 people.
Moreover, our exposure to these companies is small, representing approximately 0.3% of our total loan portfolio at December 31, 2020. We represent a very small portion of these companies' capital structures (less than 3%). A report produced by PAX, in conjunction with the International Campaign to Abolish Nuclear Weapons, ranks PNC 89th among financial organizations in terms of total exposure to the types of companies at issue, and the institutions ahead of PNC have in aggregate over 700 times more exposure.
We apply a multi-layered ESRM process to all corporate lending, which includes a Rapid Risk Screen that subjects every Corporate & Institutional Banking transaction to a baseline environmental and human rights risk assessment. This assessment is industry-agnostic and is applied to every transaction — no matter the size. It is designed to be modular, so that as our business changes, we can quickly develop and communicate enhancements to the tool. Such changes could occur when we enter new markets or new industries, or as the external risk landscape shifts, to ensure our practices continue to take into consideration pertinent risks, including emergent risks. Transactions identified by the screening are escalated to leaders in the business and underwriting groups, who determine whether to pass on the transaction, do enhanced due diligence alongside our ESG team or proceed as requested.
We strive to make lending decisions that balance the needs of our customers and prospective customers with the interests of our other stakeholders, including investors, community organizations and employees. We recognize that these decisions must also take into account evolving environmental, social and cultural concerns. Our ESRM framework — information about which is published in our annual Corporate Social Responsibility Report — strives to capture these nuances by embedding a deep commitment to stakeholder engagement in the risk management process. In keeping with this philosophy, we have met with the group of activists associated with the co-filers on this issue five times in the last three years, and have provided them with a formal presentation of the ESRM process. We also provided this overview to the co-filers directly.
In February 2021, the Board undertook a special and enhanced review of our lending relationships with companies connected to the nuclear defense industry. This covered, among other things, the credit, legal and reputational risks potentially inherent to these particular lending relationships. Following this review, the Board concluded that our relationships with these companies do not pose a material credit, legal or reputational risk to PNC.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	87

SHAREHOLDER PROPOSAL REGARDING REPORT ON RISK MANAGEMENT
AND THE NUCLEAR WEAPONS INDUSTRY (ITEM 4)

As a result, while we remain committed to engaging on this and other topics important to our stakeholders, the Board has determined:
•We do not have a material impact on the development of nuclear weapons;
•The companies in question have been thoroughly and appropriately vetted by our ESRM process; and
•Our ESRM systems effectively manage the risks associated with our loans to these companies.

88	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

GENERAL INFORMATION
We will hold our annual meeting of shareholders on Tuesday, April 27, 2021. This proxy statement includes information about PNC, describes the proposals to be considered at the meeting and explains the voting process. We encourage you to read it carefully.
This section of the proxy statement reviews important topics such as how to participate in the meeting, how to access our proxy materials, how to vote and how a proposal gets approved. As permitted by our By-laws, we will hold a virtual-only annual meeting of shareholders.
In this section, we sometimes discuss differences between “registered” and “street name” shareholders. We refer to those who own PNC shares in their own name as “registered” holders or “shareholders of record.” We refer to those who own PNC shares through an account at an intermediary — such as a brokerage firm or bank — as holding shares in “street name” or as “beneficial owners.” For purposes of reviewing the proxy materials and voting your shares, this distinction is important.
Participating in the annual meeting
The 2021 Annual Meeting of Shareholders will be a virtual-only meeting held via webcast on Tuesday, April 27, 2021 at 11:00 a.m., Eastern Time. The annual meeting will be accessible at www.virtualshareholdermeeting.com/PNC2021. We have determined to hold the annual meeting in a virtual-only format in consideration of ongoing public health concerns related to COVID-19.
To participate in the annual meeting, you must be a PNC shareholder on the record date of January 29, 2021. You may vote your shares and will have the opportunity to submit questions during the meeting. Shareholders should refer to the Regulations for Conduct included as Annex B to this proxy statement and available on the annual meeting website. Consistent with our prior in-person annual meetings, questions submitted in accordance with the Regulations for Conduct will be generally addressed as time permits. We limit each shareholder to one question in order to allow us to answer questions from as many shareholders as possible. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. Questions regarding personal matters and questions regarding general economic, political or product matters that are not directly related to the business of PNC will not be answered. If there are matters of individual concern to a shareholder and not of general concern to all shareholders, or if a question posed was not otherwise answered, shareholders may contact Investor Relations separately after the annual meeting. Contact details, as well as other helpful information, can be found in the shareholder services section of our corporate website at www.pnc.com/shareholderservices.
Questions may be submitted prior to the annual meeting at www.proxyvote.com or you may submit questions in real time during the meeting using the annual meeting website (www.virtualshareholdermeeting.com/PNC2021). Please note that in order to access these sites, shareholders will need their unique control number that appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the box and marked by the arrow) or the instructions that accompanied the proxy materials, as applicable. Instructions should be provided to beneficial owners on the voting instruction form provided by their broker or bank. If you do not have your control number, you will be able to join the meeting as a guest; however, you will not be able to vote or submit questions during the meeting.
We want to ensure that all shareholders are afforded the same rights and opportunities to participate, including access to the Board and our management, as they would at an in-person meeting. All members of the Board and all executive officers are expected to join the annual meeting and be available for questions, and we are committed to acknowledging each relevant question we receive, subject to the guidelines described above and in our Regulations for Conduct. If you encounter any technical difficulties when accessing or using the annual meeting website, please call the technical support number that will be posted on the annual meeting website login page. The annual meeting website is supported on browsers and devices running the most updated version of applicable software and plugins.

Reviewing proxy materials
Accessing proxy materials. We began providing access to the proxy materials on March 16, 2021. The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. Shareholders may access the proxy statement and our 2020 Annual Report online. Upon request, we will continue to provide email or paper copies of proxy materials to shareholders for the current annual meeting or for future meetings.

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GENERAL INFORMATION
If you hold PNC shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Internet Availability of Proxy Materials or the proxy statement and a voting instruction form, and must also explain the voting process to you.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 27, 2021: This Notice of Annual Meeting and Proxy Statement and the 2020 Annual Report are available at:
www.proxyvote.com
Have you received more than one set of proxy materials? If two or more PNC shareholders live in your household, or you maintain more than one shareholder account on the books of our transfer agent, you may have received more than one set of our proxy materials.
In order to reduce duplicate packages and lower expenses, we rely on SEC rules that allow delivery of one set of proxy materials to multiple shareholders sharing the same address and the same last name, if this type of delivery has been consented to as provided by these rules. This is referred to as “householding” of the proxy materials. Even if you consent to householding, we will deliver a separate proxy card or Notice of Internet Availability of Proxy Materials for each account. Householding will not affect your right or ability to vote.
If you would like to opt out of or into householding in the future, or would like to receive a separate copy of the proxy materials, please write or call Broadridge Financial Solutions, Inc. at the address or phone number below:
Broadridge Financial Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717
(866) 540-7095
You may also receive more than one set of our proxy materials if you have more than one brokerage account. Our householding process does not include accounts that you maintain at a brokerage firm or bank. Some brokerage firms and banks offer householding — please contact your broker or bank directly if you are interested.

Voting your shares
We want our shareholders, as the owners of PNC, to consider the important matters before them and exercise their right to vote. The Board is asking for, or soliciting, a proxy from our shareholders. This section describes the different aspects of the voting process and how proxy voting works.
Who can vote? You are entitled to vote if you were a PNC shareholder as of the record date of January 29, 2021.
What is a proxy? If you are unable to participate and vote electronically during the virtual annual meeting, you can tell us exactly how you want to vote your shares and allow an officer to vote on your behalf. This is referred to as giving us a “proxy.” By instructing a proxy to carry out your wishes, you can ensure that your vote is counted.
Soliciting your proxy. The Board is soliciting your proxy to make sure that your vote is properly submitted and received on time, and to improve the efficiency of the annual meeting. We may solicit proxies using several methods, including by mail, personal interviews, telephone or fax. We may also use the Internet to solicit proxies.
PNC officers or employees may solicit proxies, but will not receive any special compensation for doing so. We will ask brokerage houses, banks and other custodians of PNC stock to forward proxy materials to their clients who hold PNC stock, and we will pay for the expenses they incur to do so. In addition, we have retained Morrow Sodali, LLC, 470 West Ave., Stamford, CT 06902, a proxy soliciting firm, to assist us with the solicitation of proxies for the annual meeting for a fee of $15,000, plus reimbursement of reasonable out-of-pocket expenses.
Revoking your proxy. What if you change your mind after you give us your proxy to vote? You can amend your voting decisions in several ways. We refer to this as “revoking” your proxy.
To revoke your current proxy and replace it with a new proxy, we must receive the newly executed proxy before the applicable deadline. If you revoke by mail, we must receive the new proxy card before the annual meeting begins. Please make sure you have provided enough time for the new proxy card to reach us. If you revoke using the phone or Internet voting options, we must receive your revocation by the deadline for voting set forth in the Notice of Internet Availability of Proxy Materials or proxy card you received.
You can also revoke your proxy by voting electronically during the virtual annual meeting. Once the polls close at the annual meeting, the right to revoke your proxy ends. If you have not properly revoked your proxy by that time, we will vote your shares in accordance with your most recent valid proxy.

90	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

GENERAL INFORMATION
If you hold PNC shares in street name, follow the instructions provided by your broker or bank to revoke your voting instructions or otherwise change your vote.
How to vote. You may vote electronically during the virtual annual meeting by accessing the annual meeting website at www.virtualshareholdermeeting.com/PNC2021. We also offer the following methods to vote your shares and give us your proxy:

Internet	Go to www.proxyvote.com and follow the instructions. This voting system has been designed to provide security for the voting process and to confirm that your vote has been recorded accurately.
Phone	Vote by phone using the applicable number — For registered holders: (800) 690-6903 or For beneficial holders: (800) 454-8683
Mail	If you received a printed version of the proxy materials, complete, sign and date the proxy card and return it in the envelope provided. The envelope requires no postage if mailed in the United States.
Voting instructions are included in the Notice of Internet Availability of Proxy Materials and the proxy card. If you hold PNC shares in street name, you will receive information on how to give voting instructions to your broker or bank.
PNC is incorporated under the laws of Pennsylvania. Pennsylvania law allows proxies to be submitted by electronic transmission, including by telephone or over the Internet, and permits a shareholder of record, such as a brokerage firm or bank, to communicate a vote by telephone or Internet on behalf of a beneficial owner.
Brokers voting your shares. If you hold PNC shares in street name, you must give instructions to your broker or bank regarding how you would like your shares to be voted. If you do not provide any instructions, your broker has discretionary authority to vote your shares only with respect to proposals that are “routine” items. NYSE rules define which items are “routine” or “non-routine.” We discuss whether the proposals to be acted upon at the annual meeting are “routine” or “non-routine” items below under How a proposal gets approved—Vote required for approval.
If a proposal is considered a non-routine item under NYSE rules and you do not provide voting instructions to your broker or bank, no vote will be cast on your behalf with respect to that proposal. This is referred to as a “broker non-vote” and it will not be counted as a vote cast on the proposal. In some cases, street name holders may need to take additional precautions to ensure that their shares are voted.
Our voting recommendations. If your shares are registered in your name and you sign, date and return your proxy card but do not provide voting instructions, or you use Internet or telephone voting and do not provide voting instructions for each proposal, your shares will be voted as follows:
•FOR each of the Board’s 13 nominees for director
•FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021
•FOR the advisory resolution on executive compensation
•AGAINST the shareholder proposal
Confidential voting. The Board has adopted a “confidential voting” policy. With the exceptions described below, this policy states that all proxies, ballots, voting instructions from employee benefit plan participants and voting tabulations that identify the vote of a particular shareholder or benefit plan participant be kept permanently confidential and not be disclosed. We keep votes confidential and do not disclose them to our directors, officers or employees, except:
•As necessary to meet legal requirements or to pursue or defend legal actions;
•To allow the Judge of Election to certify the voting results;
•When expressly requested by a shareholder or benefit plan participant; or
•If there is a contested proxy solicitation.
Broadridge Financial Services, Inc., our independent vote tabulator and Judge of Election for the annual meeting, confirmed that its procedures will be consistent with this policy.
How a proposal gets approved
Quorum. Under Pennsylvania law, we must have a quorum before we can consider proposals at an annual meeting. A “quorum” refers to the minimum number of shares that must be present at the meeting. To have a quorum for the annual meeting, we need the presence of PNC shareholders or their proxies who are entitled to cast at least a majority of the votes that all shareholders are entitled to cast.
In determining if a quorum exists, we count the number of shares represented by shareholders in person at the annual meeting and the number of shares represented by proxies. If you return a proxy, whether you vote for or against a proposal, abstain from voting or only sign and date your proxy card, your shares will be counted toward the quorum.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	91

GENERAL INFORMATION
Issued and outstanding shares. On January 29, 2021, the record date for the annual meeting, we had approximately 424 million shares of common stock outstanding, as well as additional shares of preferred stock. The table below shows the number of issued and outstanding shares of our common and preferred stock entitled to vote on the record date. We have additional issued and outstanding series of preferred stock that are not entitled to vote at the meeting. The table also shows the number of votes for each share for the matters brought before this meeting. The number of votes shown for each share of voting preferred stock equals the number of full shares of PNC common stock that can be acquired upon the conversion of a share of preferred stock. At the meeting, holders of common and preferred stock entitled to vote will vote together as a single class. There is no cumulative voting.

Class	Issued and Outstanding Shares Entitled to Vote	Votes Per Share	Effective Voting Power
Common	423,960,165	1	423,960,165
Preferred — Series B	567	8	4,536
Vote required for approval. Different proposals may have different voting requirements for approval. This section provides information regarding the vote required for approval of each proposal presented in the proxy statement and additional details regarding the mechanics of proposal approval.
Under Pennsylvania law, if you abstain from voting or fail to vote, your shares will not be counted as votes cast on the proposal. To abstain, you must check the “Abstain” box on your proxy card, or select the appropriate option when voting by Internet or telephone. A broker non-vote is treated as a failure to vote. Therefore, if you do not provide instructions to your broker or bank regarding how to vote on a proposal that is a non-routine item, your shares will not be counted as votes cast on that proposal. If you are a shareholder of record and you sign, date and return your proxy card but do not provide voting instructions, or you submit your proxy by Internet or telephone and do not provide voting instructions, we will vote your shares represented by that proxy as recommended by the Board and those shares will be counted as votes cast.
Election of directors (Item 1). Under Pennsylvania law, unless a company’s articles of incorporation or by-laws provide otherwise, directors are elected by a plurality of the votes cast. Our By-laws include an eligibility requirement for director nominees in uncontested elections, whereby an incumbent director will offer to resign from the Board if he or she does not receive a majority of the votes cast. To receive a majority of the votes cast, the shares voted “for” a director’s election must exceed 50% of the total number of shares voted with respect to that director’s election. Our By-laws and corporate governance guidelines describe this majority voting requirement and the related procedure in the event that a director must tender his or her resignation to the Board. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.
Ratification of independent registered public accounting firm (Item 2). A majority of the votes cast will be required to approve the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2021. This is considered a routine item, so brokers will have the discretion to vote uninstructed shares on behalf of beneficial owners with respect to this proposal. Therefore, broker non-votes are not expected to exist for this proposal, although a broker may otherwise fail to submit a vote. Failures by brokers to vote and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.
“Say-on-pay”: Advisory vote on executive compensation (Item 3). A majority of the votes cast will be required to approve this item, an advisory vote on the compensation of our named executive officers. Because your vote is advisory, it will not be binding on the Board or PNC. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.
Shareholder proposal (Item 4). A majority of the votes cast will be required to approve the shareholder proposal. This is considered a non-routine item, so there may be broker non-votes with respect to this proposal. Broker non-votes and abstentions will not be included in the total votes cast and will not affect the results of the vote on this proposal.

92	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

SHAREHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING
SEC Rule 14a-8. If you are a shareholder who would like us to include your proposal in the notice of our 2022 annual meeting of shareholders and related proxy materials, you must comply with SEC Rule 14a-8, including with respect to submission of your proposal by the applicable deadline. Our Corporate Secretary must receive your proposal in writing at our principal executive offices no later than November 16, 2021. If your proposal is not received by the deadline or you do not otherwise comply with Rule 14a-8, we will not consider your proposal for inclusion in next year’s proxy materials.
Advance notice procedures. Under our By-laws, shareholders may nominate an individual for election to the Board or propose other business to be brought directly at an annual meeting of shareholders by giving advance notice to PNC. To be eligible to do so, a shareholder must be a shareholder of record as of the date the notice is delivered to PNC and at the time of the annual meeting, must be entitled to vote at the annual meeting and must comply with the notice and other applicable procedures set forth in our By-laws.
A shareholder’s notice of a nomination or other business must be in writing and contain the information specified in our By-laws, and must be delivered on a timely basis. To be timely, a shareholder’s written notice related to our 2022 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than December 28, 2021 (the 120th day prior to the first anniversary of this year’s annual meeting) and not later than January 27, 2022 (the 90th day prior to the first anniversary of this year’s annual meeting).
These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors on page 22.
Proxy access procedures. Our By-laws permit a shareholder, or a group of up to 20 shareholders, who has continuously owned at least 3% of the outstanding shares entitled to vote in the election of directors for at least three years to nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of two directors or 20% of the number of directors serving on the Board on the last day on which notice of a nomination may be delivered (known generally as “proxy access”).
The proxy access notice must be in writing and contain the information specified in our By-laws for a proxy access nomination, and must be delivered on a timely basis. To be timely, a proxy access notice regarding a nomination for our 2022 annual meeting of shareholders must be delivered to the Corporate Secretary at our principal executive offices not earlier than October 17, 2021 (the 150th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting) and not later than November 16, 2021 (the 120th day prior to the first anniversary of the filing date of the definitive proxy statement for this year’s annual meeting).
These proxy access procedures are separate from the advance notice procedures referred to above, from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in our proxy materials pursuant to SEC Rule 14a-8 referred to above, and from the procedures you must follow to submit a director nominee for consideration by the Nominating and Governance Committee for recommendation to the Board for election as described under Corporate Governance—Board committees—Nominating and Governance Committee—How we identify new directors on page 22.
General. The proxies we appoint for the 2022 annual meeting of shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement for the 2022 annual meeting must advise shareholders of any such proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders and satisfy certain other requirements to remove discretionary voting authority from our proxies.
The Chairperson or other officer presiding at the annual meeting has the sole authority to determine whether any nomination or other business proposed to be brought before the annual meeting was made or proposed in accordance with our By-laws, and to declare that a defective proposal or nomination be disregarded.
Please direct any notices or questions about the requirements discussed in this section to our Corporate Secretary at the address provided on page 15.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	93

OTHER MATTERS
The Board does not know of any other business to be presented at the annual meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

March 16, 2021	By Order of the Board of Directors,

Alicia G. Powell
Corporate Secretary

94	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)
We provide information below to reconcile to GAAP those financial metrics used by the Personnel and Compensation Committee that are either non-GAAP financial metrics or reflect adjustments approved by the Personnel and Compensation Committee.
Diluted Earnings per Common Share

	Year ended December 31,
	2020	2019	% change
Diluted earnings per common share	$16.96	$11.39	48.9%
Personnel and Compensation Committee approved provision adjustments (a)	4.33	0.23
Personnel and Compensation Committee approved discontinued operations adjustments (b)	(10.67)	—
Diluted earnings per common share, as adjusted (Non-GAAP)	$10.62	$11.62	(8.6)%
(a)2020 reflects an after-tax adjustment in the amount of $1,851 million, or $4.33 per common share, due to the addition of provision for credit losses and subtraction of net charge-offs. 2019 reflects an after-tax adjustment in the amount of $103 million, or $0.23 per common share, due to the addition of provision for credit losses and subtraction of net charge-offs.
(b)Income from discontinued operations (net of taxes) from the sale of BlackRock. In May 2020, we divested our entire 22.4% equity investment in BlackRock, Inc. In the first and second quarter of 2020, discontinued operations were recast and are reflected as an adjustment of approximately $4.6 billion. There were no adjustments in the third or fourth quarter of 2020.
Return on Equity

	Year ended December 31,
Dollars in millions	2020	2019	% change
Net income	$7,558	$5,418
Personnel and Compensation Committee approved provision adjustments (a)	1,851	103
Personnel and Compensation Committee approved discontinued operations adjustments (b)	(4,555)	—
Net income, as adjusted (Non-GAAP)	$4,854	$5,521
Average total shareholders’ equity	$51,757	$48,636
Return on equity (c)	14.60%	11.14%	31.1%
Return on equity, as adjusted (Non-GAAP) (d)	9.38%	11.35%	(17.4%)
(a)2020 reflects an after-tax adjustment in the amount of $1,851 million due to the addition of provision for credit losses and subtraction of net charge-offs. 2019 reflects an after-tax adjustment in the amount of $103 million due to the addition of provision for credit losses and subtraction of net charge-offs.
(b)Income from discontinued operations (net of taxes) from the sale of BlackRock. In May 2020, we divested our entire 22.4% equity investment in BlackRock, Inc. In the first and second quarter of 2020, discontinued operations were recast and are reflected as an adjustment of approximately $4.6 billion. There were no adjustments in the third or fourth quarter of 2020.
(c)This metric was calculated by dividing net income by average total shareholders’ equity.
(d)This metric was calculated by dividing adjusted net income by average total shareholders’ equity.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	A-1

ANNEX A (NON-GAAP TO GAAP RECONCILIATIONS)

Return on Assets

	Year ended December 31,
Dollars in millions	2020	2019	% change
Net income	$7,558	$5,418
Personnel and Compensation Committee approved provision adjustments (a)	1,851	103
Personnel and Compensation Committee approved discontinued operations adjustments (b)	(4,555)	—
Net Income, as adjusted (Non-GAAP)	$4,854	$5,521
Average Assets	$449,295	$400,335
Return on Assets (c)	1.68%	1.35%	24.4%
Return on Assets, as adjusted (Non-GAAP) (d)	1.08%	1.38%	(21.7)%
(a)2020 reflects an after-tax adjustment in the amount of $1,851 million due to the addition of provision for credit losses and subtraction of net charge-offs. 2019 reflects an after-tax adjustment in the amount of $103 million due to the addition of provision for credit losses and subtraction of net charge-offs.
(b)Income from discontinued operations (net of taxes) from the sale of BlackRock. In May 2020, we divested our entire 22.4% equity investment in BlackRock, Inc. In the first and second quarter of 2020, discontinued operations were recast and are reflected as an adjustment of approximately $4.6 billion. There were no adjustments in the third or fourth quarter of 2020.
(c)This metric was calculated by dividing net income by average assets.
(d)This metric was calculated by dividing adjusted net income by average assets.
Risk-adjusted Efficiency Ratio

	Year ended December 31,
Dollars in millions	2020	2019	% change
Revenue	$16,901	$16,839
Noninterest Expense	$10,297	$10,574
Personnel and Compensation Committee approved provision adjustments (a)	832	642
Noninterest Expense, as adjusted (Non-GAAP)	$11,129	$11,216
Efficiency Ratio (b)	60.93%	62.79%	(3.0)%
Efficiency Ratio, as adjusted (Non-GAAP)(c)	65.85%	66.61%	(1.1)%
(a)2020 and 2019 adjustment due to the addition of net charge-offs.
(b)This metric was calculated by dividing adjusted noninterest expense by revenue.
(c)This metric was calculated by dividing adjusted noninterest expense plus net charge-offs by revenue.
Tangible Book Value per Common Share

	Year ended December 31,
Dollars in millions, except per share data	2020	2019
Book value per common share	$119.11	$104.59
Tangible book value per common share
Common shareholders’ equity	$50,493	$45,321
Goodwill and Other Intangible Assets	(9,381)	(9,441)
Deferred tax liabilities on Goodwill and Other Intangible Assets	188	187
Tangible common shareholders’ equity	$41,300	$36,067
Period-end common shares outstanding (in millions)	424	433
Tangible book value per common share (Non-GAAP)	$97.43	$83.30

A-2	THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement

ANNEX B (REGULATIONS FOR CONDUCT AT ANNUAL MEETING)
In the interest of a fair and orderly meeting, and to accommodate as many shareholders as possible who may wish to ask questions, we have established the following rules:
1.Calling the Meeting to Order
Our CEO will preside as the Chairman of the meeting. The Chairman will call the meeting to order promptly at 11:00 a.m. The Chairman will conduct the meeting in accordance with the meeting agenda and these Regulations for Conduct. The Chairman retains sole authority to make any and all determinations with respect to the conduct of the meeting.
2.How to Vote
You may vote online during the virtual annual meeting by logging in as a shareholder using the control number you received with your proxy materials. The Chairman will announce the opening and closing of the polls. No votes will be accepted after the polls have closed. If you have already voted your shares prior to the annual meeting, you do not need to vote those shares during the annual meeting unless you want to revoke or change your vote.
3.Submission of Questions
We welcome questions from our shareholders. You may submit questions on the virtual meeting website by logging in as a shareholder using the control number you received with your proxy materials. Questions may also be submitted prior to the annual meeting. We have scheduled a general question and answer session at the conclusion of the meeting to discuss matters not on the meeting agenda, but appropriate for discussion.
4.Responses to Questions; Time Limit
Questions from shareholders will be taken on a rotating basis and each shareholder will be limited to one question. If multiple questions are submitted on the same topic, we will summarize and respond collectively. We have allocated one hour for the meeting, including to address questions. Please keep questions brief in order to give us the opportunity to address as many questions as possible. We will make every effort to address questions that are consistent with these Regulations for Conduct.
5.Other Limitations
The Chairman may refuse to permit a nomination or proposal to be made by a shareholder who has not complied with applicable laws or rules, or the procedures set forth in PNC’s By-laws. The Chairman may choose not to address questions if it appears they have already been adequately addressed or are not appropriate, or for other reasons. Personal matters are not appropriate for discussion. The Chairman will not address questions that include rudeness or personal attacks or that are otherwise in bad taste, and the injection of irrelevant controversy is not permitted at any time.
The Annual Meeting of Shareholders is recorded.

THE PNC FINANCIAL SERVICES GROUP, INC. - 2021 Proxy Statement	A-3

Corporate Headquarters
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THE PNC FINANCIAL SERVICES GROUP

PNC

THE PNC FINANCIAL SERVICES GROUP, INC.
THE TOWER AT PNC PLAZA
300 FIFTH AVENUE
PITTSBURGH, PA 15222

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2021 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PNC2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 26, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 21, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D30850-P45364 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

THE PNC FINANCIAL SERVICES GROUP, INC.

The Board recommends a vote FOR all nominees in Item 1 and FOR Items 2 and 3.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Joseph Alvarado	☐	☐	☐
1b. Charles E. Bunch	☐	☐	☐
1c. Debra A. Cafaro	☐	☐	☐
1d. Marjorie Rodgers Cheshire	☐	☐	☐
1e. David L. Cohen	☐	☐	☐
1f. William S. Demchak	☐	☐	☐
1g. Andrew T. Feldstein	☐	☐	☐
1h. Richard J. Harshman	☐	☐	☐
1i. Daniel R. Hesse	☐	☐	☐
1j. Linda R. Medler	☐	☐	☐
1k. Martin Pfinsgraff	☐	☐	☐
1l. Toni Townes-Whitley	☐	☐	☐
1m. Michael J. Ward	☐	☐	☐

	For	**Against**	**Abstain**
2. Ratification of the Audit Committee's selection of PricewaterhouseCoopers LLP as PNC's independent registered public accounting firm for 2021.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐

The Board recommends a vote AGAINST Item 4.	**For**	**Against**	**Abstain**
4. Shareholder proposal regarding report on risk management and the nuclear weapons industry.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

D30851-P45364

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 27, 2021.

William S. Demchak, Robert Q. Reilly and Alicia G. Powell, and each of them, with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the PNC Financial Services Group, Inc. Annual Meeting of Shareholders to be held on April 27, 2021, and at any adjournment, and to vote, as indicated on the reverse side, the shares of common stock and/or preferred stock that the undersigned would be entitled to vote if personally present at said meeting. The above-named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, and any adjournment, in accordance with their best judgment.

If you are a participant in the PNC Financial Services Group, Inc. Incentive Savings Plan (the ISP or 401(k) plan) with units in the PNC Stock Fund, this proxy also serves as voting instructions to the Trustee of the plan for voting at the Annual Meeting of Shareholders to be held on April 27, 2021, and at any adjournment. You have the right to provide the Trustee with voting instructions for the equivalent shares you hold in your PNC Stock Fund account. Your vote must be received by 11:59 p.m. Eastern Time on April 21, 2021 to ensure that the Trustee has adequate time to tabulate voting instructions.

The Pennsylvania Business Corporation Law of 1988, as amended, 15 Pa. Cons. Stat. §1759(b), provides that shareholders voting by means of the telephone or the Internet, as instructed, will be treated as transmitting a properly authenticated proxy for voting purposes. Pennsylvania law permits the use of telephone or Internet voting both when a shareholder of record is voting and when a beneficial owner is communicating its vote to a shareholder of record, such as a securities depositary or brokerage firm.

Continued and to be signed on the reverse side